Filed Pursuant to Rule
424(b)(2)

Registration Statement No. 333-284268
PROSPECTUS SUPPLEMENT
(To prospectus dated January 14, 2025)

FS CREDIT OPPORTUNITIES CORP.
Up to $150,000,000 Shares of Common Stock

FS Credit Opportunities Corp. (the “Fund” or “we”) is offering for sale up to $150,000,000 shares of our common stock, par value of $0.001 per share (the “common stock”). Our common stock is listed on the New York Stock Exchange under the symbol “FSCO.” On January 10, 2025, the last reported net asset value (“NAV”) per share of our common stock was $7.19 and the last reported sales price per share of our common stock on the New York Stock Exchange, LLC (the “NYSE”) was $6.82.
The Fund is a diversified,
closed-end
management investment company. The Fund’s primary investment objective is to generate
an attractive total return consisting of a high level of current income and capital appreciation, with a secondary objective of capital preservation. There can be no assurance that the Fund will achieve its investment objectives. The Fund invests primarily in a portfolio of secured and unsecured floating and fixed rate loans, bonds and other types of credit instruments, which, under normal circumstances, will represent at least 80% of our net assets (plus the amount of any borrowings for investment purposes). For purposes of this policy, “credit instruments” may include senior secured loans, unsecured loans, corporate bonds, notes, bills, debentures, distressed securities, mezzanine securities, collateralized debt obligations, collateralized bond obligations, collateralized loan obligations, bank loans, corporate loans, government and municipal obligations, mortgage-backed securities, asset-backed securities, repurchase agreements and other fixed-income instruments of a similar nature that may be represented by derivatives such as options, forwards, futures contracts or swap agreements. The Fund invests its assets in investments in a number of different countries throughout the world, and currently invests primarily in those countries where creditors’ rights are protected by law, such as countries in North America and Western Europe, although in select situations we may invest in securities of issuers domiciled elsewhere.
The Fund seeks to achieve its investment objectives by focusing on high conviction investment opportunities across the investment universe that it believes offer potentially attractive risk-adjusted income and returns. To accomplish this, the Fund focuses on strategies such as opportunistic credit, special situations and capital structure solutions.
The Fund has entered into a distribution agreement dated January 15, 2025 (the “Distribution Agreement”) with ALPS Distributors, Inc. (“ALPS” or the “Distributor”) to provide for distribution of the Fund’s common stock. The Distributor has entered into a sub-placement
agent agreement dated January 15, 2025 (the
“Sub-Placement
Agent Agreement”) with UBS Securities LLC (the
“Sub-Placement
Agent”) with respect to the Fund relating to the common stock offered by this Prospectus Supplement and the accompanying prospectus dated January 14, 2025 (the “prospectus”). In accordance with the terms of the
Sub-Placement
Agent Agreement, the Fund may offer and sell its common stock from time to time through the
Sub-Placement
Agent as
sub-placement
agent for the offer and sale of its common stock. Under the Investment Company Act of 1940, as amended, (the “1940 Act”) the Fund may not sell any common stock at a price below the current NAV of such common stock, exclusive of any distributing commission or discount.

Sales of our common stock, if any, under this Prospectus Supplement and the accompanying prospectus may be made in negotiated transactions or transactions that are deemed to be “at the market” as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), including sales made directly on the NYSE or sales made to or through a market maker other than on an exchange.
The Fund will compensate the Distributor with respect to sales of common stock at a commission rate of 1.00% of the gross proceeds of the sale of the Fund’s common stock. Out of this commission, the Distributor will compensate the
Sub-Placement
Agent at a rate of up to 0.80% of the gross sales proceeds of the sale of the Fund’s common stock sold by the
Sub-Placement
Agent. FS Global Advisor, LLC, the investment adviser of the Fund (“FS Global Advisor”), may, from time to time, in its sole discretion, pay some or all of the commissions payable under the Distribution Agreement or make additional supplemental payments to ensure that the sales price per share of the Fund’s common stock in connection with all of the offerings made hereunder will not be less than the Fund’s current NAV per share. Any such payments made by FS Global Advisor will not be subject to reimbursement by the Fund. In connection with the sale of the common stock on the Fund’s behalf, the Distributor may be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of the Distributor may be deemed to be underwriting commissions or discounts.
FS Global Advisor, LLC manages our investments subject to the supervision of our board of directors. FS Global Advisor is a subsidiary of our affiliate, Franklin Square Holdings, L.P. (“FS Investments”), a global alternative asset manager dedicated to delivering superior performance and innovative investment and capital solutions. FS Investments is a global alternative asset manager dedicated to delivering superior performance and innovative investment and capital solutions. FS Investments manages over $83 billion in assets for a wide range of clients, including institutional investors, financial professionals and individual investors. FS Investments provides access to a broad suite of alternative asset classes and strategies through its best-in-class
investment teams and partners. With its diversified platform and flexible capital solutions, FS Investments is a valued partner to general partners, asset owners and portfolio companies. FS Investments is grounded in its high-performance culture and guided by its commitment to building value for its clients, investing in its colleagues and giving back to its communities. FS Investments has more than 500 employees across offices in the U.S., Europe and Asia and is headquartered in Philadelphia.
An investment in the Fund is not appropriate for all investors. We cannot assure you that the Fund’s investment objectives will be achieved. You should read this Prospectus Supplement and the accompanying prospectus before deciding whether to invest in our common stock and retain it for future reference. The Prospectus Supplement and the accompanying prospectus contain important information about us. Material that has been incorporated by reference, and other information about us can be obtained from us without charge by calling (855)
862-6092
or from the Securities and Exchange Commission’s (“SEC”) website (http://www.sec.gov).

Investing in common stock involves certain risks that are described in the “Risk Factors” section beginning on page 14 of the accompanying prospectus.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

January 14, 2025

PROSPECTUS SUPPLEMENT TABLE OF CONTENTS

PROSPECTUS

You should rely only on the information contained in or incorporated by reference into this Prospectus Supplement and the accompanying prospectus. Neither the Fund nor any other person have authorized anyone to provide you with different information. The Fund is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this Prospectus Supplement and the accompanying prospectus is accurate as of any date other than the date of this Prospectus Supplement and the accompanying prospectus, respectively. Our business, financial condition, results of operations and prospects may have changed since those dates.
CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS
This Prospectus Supplement, the accompanying prospectus and the documents incorporated by reference therein contain or incorporate by reference forward-looking statements. These statements describe the Fund’s plans, strategies, and goals and our beliefs and assumptions concerning future economic and other conditions and the outlook for the Fund, based on currently available information. Some of the statements in this Prospectus Supplement, including the documents we incorporate by reference herein, constitute forward-looking statements because they relate to future events or our future performance or financial condition. The forward-looking statements contained in this Prospectus Supplement may include statements as to:

•	our future operating results;

•	our business prospects and the prospects of the companies in which we may invest;

•	the impact of the investments that we expect to make;

•	the ability of our portfolio companies to achieve their objectives;

•	our current and expected financings and investments; receiving and maintaining corporate credit ratings and changes in the general interest rate environment;

•	the elevated levels of inflation, and its impact on our portfolio companies and on the industries in which we invest;

•	the adequacy of our cash resources, financing sources and working capital;

•	the timing and amount of cash flows, distributions and dividends, if any, from our portfolio companies;

•	our contractual arrangements and relationships with third parties;

•	actual and potential conflicts of interest with the other funds managed by FS Global Advisor, FS Investments or any of their respective affiliates;

•	the dependence of our future success on the general economy and its effect on the industries in which we may invest;

•	general economic, political and industry trends and other external factors, including uncertainty surrounding the financial and political stability of the United States and other countries;

•	our use of financial leverage;

•	the ability of FS Global Advisor to locate suitable investments for us and to monitor and administer our investments;

•	the ability of FS Global Advisor or its affiliates to attract and retain highly talented professionals;

•	our ability to maintain our qualification as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”);

•	the impact on our business of the U.S. and international financial reform legislation, rules and regulations;

•	the effect of changes to tax legislation on us and the portfolio companies in which we may invest and our and their tax position; and

•	the tax status of the enterprises in which we may invest.

•
In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words. The forward-looking statements contained in or incorporated by reference into this Prospectus Supplement are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause our actual results to differ materially from those expressed or forecasted in the forward-looking statements for any reason, including those factors incorporated by reference in “Risk Factors” and elsewhere in this Prospectus Supplement and the accompanying prospectus. Other factors that could cause actual results to differ materially include:

•	geo-political risks;

•	changes in the economy;

•	risks associated with possible disruption in our operations or the economy generally due to terrorism, natural disasters or pandemics;

•	future changes in laws or regulations and conditions in our operating areas; and

•	the price at which shares of our common stock may trade on the NYSE.
Discussions containing these forward-looking statements may be found in the sections titled “Business” and “Risk Factors” incorporated by reference from our most recent Annual Report on Form
N-CSR,
as well as any amendments filed with the SEC. We discuss in greater detail, and incorporate by reference into this Prospectus Supplement in their entirety, many of these risks and uncertainties in our most recent Annual Report on Form
N-CSR,
the accompanying prospectus, as well as any amendments reflected in subsequent filings with the SEC. In addition, statements that we “believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us on the date of this Prospectus Supplement and documents incorporated by reference into this Prospectus Supplement and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements. Except as required by the federal securities laws, we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.
CURRENTLY KNOWN RISK FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM OUR EXPECTATIONS INCLUDE, BUT ARE NOT LIMITED TO, THE FACTORS DESCRIBED IN THE “RISK FACTORS” SECTION OF THE ACCOMPANYING PROSPECTUS. WE URGE YOU TO REVIEW CAREFULLY THOSE SECTIONS FOR A MORE DETAILED DISCUSSION OF THE RISKS OF AN INVESTMENT IN OUR COMMON STOCK.

PROSPECTUS SUPPLEMENT SUMMARY
This is only a summary of information contained elsewhere in this Prospectus Supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before investing in the common stock. You should carefully read the more detailed information contained in this Prospectus Supplement and the accompanying prospectus and the Statement of Additional Information (“SAI”), especially the information set forth under the headings “Investment Objectives and Investment Strategies” and “Risk Factors.” Capitalized terms used herein that are not otherwise defined shall have the meanings assigned to them in the accompanying prospectus.
The Fund
The Fund is a
non-diversified,
closed-end
management investment company registered under the 1940 Act that has elected to be treated for U.S. federal income tax purposes, and intends to qualify annually, as a RIC under Subchapter M of the Code. Our primary investment objective is to generate an attractive total return consisting of a high level of current income and capital appreciation, with a secondary objective of capital preservation. We were organized as a Delaware statutory trust on January 28, 2013. We commenced investment operations on December 12, 2013. On March 23, 2022, we converted from a Delaware statutory trust into a Maryland corporation and changed our name from “FS Global Credit Opportunities Fund” to “FS Credit Opportunities Corp.” On November 14, 2022, we listed our shares of common stock on the NYSE under the symbol “FSCO.” Our and FS Global Advisor’s principal offices are located at 201 Rouse Boulevard, Philadelphia, Pennsylvania 19112 and each of our telephone numbers is (215)
495-1150.
We invest primarily in a portfolio of secured and unsecured floating and fixed rate loans, bonds and other types of credit instruments, which, under normal circumstances, will represent at least 80% of our net assets (plus the amount of any borrowings for investment purposes). For purposes of this policy, “credit instruments” may include senior secured loans, unsecured loans, corporate bonds, notes, bills, debentures, distressed securities, mezzanine securities, collateralized debt obligations, collateralized bond obligations, collateralized loan obligations, bank loans, corporate loans, government and municipal obligations, mortgage-backed securities, asset-backed securities, repurchase agreements and other fixed-income instruments of a similar nature that may be represented by derivatives such as options, forwards, futures contracts or swap agreements. We invest our assets in investments in a number of different countries throughout the world, and currently invests primarily in those countries where creditors’ rights are protected by law, such as countries in North America and Western Europe, although in select situations we may invest in securities of issuers domiciled elsewhere.
The credit instruments in which we invest typically are rated below investment grade by rating agencies or would be rated below investment grade if they were rated. Credit instruments that are rated below investment grade (commonly referred to as “high yield” securities or “junk bonds”) are regarded as having predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. We seek to achieve our investment objectives by focusing on high conviction investment opportunities across the investment universe that we believe offer potentially attractive risk-adjusted income and returns. To accomplish this, we focus on strategies such as opportunistic credit, special situations and capital structure solutions.
We seek to achieve our investment objectives by focusing on a limited number of opportunities across the investment spectrum that we believe offer potentially exceptional risk-adjusted income and returns as compared to more traditional investment strategies under current and expected economic conditions. By focusing on these high conviction investment opportunities, without respect to geographic constraints, and on strategies such as event-driven, special situations and market price inefficiencies, we believe we can create a portfolio that offers high potential income and returns while limiting our risk.
As of the date of this Prospectus Supplement, we have two wholly-owned financing subsidiaries, Bucks Funding and Blair Funding LLC, and four other wholly-owned subsidiaries through which we hold interests in certain portfolio companies.

Plan of Distribution
The Fund has entered into the Distribution Agreement with the Distributor, pursuant to which the Fund may offer and sell shares having an aggregate offering price of up to $150,000,000 from time to time through the Distributor, in transactions that are deemed to be “at the market” as defined in Rule 415 under the Securities Act. The minimum price on any day at which common stock may be sold will not be less than the then current NAV per share of common stock plus the per common stock amount of the commission to be paid to the Distributor (the “Minimum Price”). The Fund and the Distributor will determine whether any sales of common stock will be authorized on a particular day. The Fund and the Distributor, however, will not authorize sales of common stock if the price per share of common stock is less than the Minimum Price, subject to any subsidy provided by FS Global Advisor as contemplated in the next paragraph. The Fund and the Distributor may elect not to authorize sales of common stock on a particular day even if the price per share of common stock is equal to or greater than the Minimum Price, or may only authorize a fixed number of shares of common stock to be sold on any particular day. The Fund and the Distributor will have full discretion regarding whether sales of common stock will be authorized on a particular day and, if so, in what amounts.
FS Global Advisor may, from time to time, in its sole discretion, pay some or all of the commissions payable under the Distribution Agreement or make additional supplemental payments to ensure that the sales price per share of the Fund’s common stock in connection with all of the offerings made hereunder will not be less than our current NAV per share. Any such payments made by FS Global Advisor will not be subject to reimbursement by the Fund.
The Distributor may enter into
sub-placement
agent agreements with one or more selected dealers. The Distributor has entered into the Sub-Placement Agent Agreement with UBS Securities LLC (the
“Sub-Placement
Agent”) relating to the common stock offered by this Prospectus Supplement and the accompanying prospectus. In accordance with the terms of the
Sub-Placement
Agent Agreement, the Fund may offer and sell its common stock from time to time through the
Sub-Placement
Agent as
sub-placement
agent for the offer and sale of its common stock. The Distributor will be compensated at a rate of 1.00% of the gross proceeds with respect to sales of common stock actually effected by it under the Distribution Agreement. Out of this commission, the Distributor will compensate the
Sub-Placement
Agent at a rate of up to 0.80% of the gross sales proceeds of the sale of common stock sold by the
Sub-Placement
Agent.
Risks
See “Risk Factors” beginning on page 14 of the accompanying prospectus for a discussion of factors you should consider carefully before deciding to invest in the Fund’s common stock.
Use of Proceeds
We intend to use substantially all of the proceeds from a sale of our securities, net of expenses, for general corporate purposes, which may include, among other things, acquiring investments in accordance with our investment objectives and using the strategies described in this Prospectus Supplement or repaying indebtedness. We anticipate that we will use substantially all of the net proceeds of an offering for the above purposes within approximately six months after the completion of such offering. However, depending on market conditions and other factors, including the availability of investments that meet our investment objectives, we may be unable to invest such proceeds within the time period we anticipate. For more information, see “Use of Proceeds” below.

TABLE OF COMMON STOCKHOLDER EXPENSES
Common Stockholder Transaction Expenses
The following tables are intended to assist you in understanding the various costs and expenses directly or indirectly associated with investing in our common stock as a percentage of net assets attributable to common stock. Amounts are for the current fiscal year after giving effect to anticipated net proceeds of the offering, assuming that the Fund incurs the estimated offering expenses.

Sales Load Paid By You (as a percentage of the offering price)	— %	(1)
Offering Expenses borne by the Fund (as a percentage of the offering price)	1.37%
Dividend Reinvestment Plan Fees (per open market purchase transaction fee)	$ 0.03 (per share)	(2)
Dividend Reinvestment Plan Fees (per sale transaction fee)	$ 0.03 (per share)	(2)

	Percentage of Net Assets Attributable to Common Stock (Assumes Leverage is Used) (3)
Annual Expenses
Management Fee	2.07	% (4)
Incentive Fee	1.30	% (5)
Interest Expenses and Payments on Borrowing	1.98	% (6)
Dividends on Preferred Shares	1.23	% (7)
Other Expenses	0.98	% (8)
Total Annual Expenses	7.56%

(1)	Represents the estimated commission with respect to the common stock being sold in this offering.
(2)
The estimated expenses associated with our distribution reinvestment plan are included in “Other expenses.” You will pay brokerage charges if you direct your broker or the plan agent to sell your stock that you acquired pursuant to the Distribution Reinvestment Plan. You may also pay a pro rata share of brokerage commissions incurred in connection with open-market purchases pursuant to the Fund’s Dividend Reinvestment Plan. See “Distribution Reinvestment Plan.”

(3)
Based upon the net assets attributable to the common stock as of January 6, 2025, after giving effect to the anticipated net proceeds of this offering. Assumes the Fund sells 22,321,429 common stock at an offering price of $6.72 (the last reported sale price per common stock of the Fund on the NYSE as of January 6, 2025). The price per common stock may be greater or less than the price assumed herein, depending on the market price of the common stock at the time of any sale. There is no guarantee that there will be any sales of common stock pursuant to this Prospectus supplement and the accompanying prospectus. The number of common stock actually sold pursuant to this Prospectus supplement and the accompanying prospectus may be less than as assumed herein.

(4)
Our base management fee under the investment advisory agreement is payable quarterly in arrears and is calculated at an annual rate of 1.35% of the Fund’s average daily gross assets (gross assets equals total assets set forth on the Fund’s consolidated statement of assets and liabilities). Management fees are calculated and payable quarterly in arrears.

(5)
The incentive fee is calculated and payable quarterly in arrears based upon the Fund’s “pre-incentive fee net investment income” for the immediately preceding quarter, and is subject to a preferred return rate, expressed as a rate of return on the Fund’s net assets, equal to 1.50% per quarter (or an annualized hurdle rate of 6.00%), subject to a “catch-up” feature. The amount in the table above assumes that the incentive fee on income will be 1.30% of net assets after giving effect to the anticipated net proceeds of this offering. The actual incentive fee on income as a percentage of our average net assets may be higher than this amount.

(6)
The calculation assumes (i) $2.68 billion in total assets, (ii) a weighted average cost of funds of 6.48%, (iii) $550 million in debt outstanding (i.e., assumes that the maximum amount of available borrowings under our current debt facilities that we are permitted under the 1940 Act minimum asset coverage requirement is outstanding as of January 6, 2025) and (iv) $1.84 billion in stockholders’ equity, in each case as of January 6, 2025. The Fund currently intends during the next twelve months to maintain a similar proportionate amount of borrowings but may increase such amount to 33 1/3% of the average daily value of the Fund’s total assets.

(7)
Based on 400,000 Preferred Shares outstanding as of January 6, 2025 with an aggregate liquidation preference of $400 million and a weighted average annual dividend rate equal to 4.83% of such liquidation preference. The costs associated with the Preferred Shares are borne entirely by Common Stockholders.

(8)	The “Other Expenses” shown in the table above and related footnotes are based upon estimated expenses for the current fiscal year assuming completion of the proposed issuances.
Example
The following example illustrates the expenses (including the sales load of —% and estimated offering expenses of this offering of $1), that you would pay on a $1,000 investment in common stock, assuming (1) total net annual expenses of 7.56% of net assets attributable to common stock and (2) a 5% annual return.* The actual amounts in connection with the offering will be set forth in the prospectus supplement, if applicable.

1 Year	3 Years	5 Years	10 Years
$64	$185	$304	$589

*
The example should not be considered a representation of future expenses. Actual expenses may be greater or less than those shown. The example assumes that the estimated “Other Expenses” set forth in the Total Annual Expenses table are accurate and that all dividends and distributions are reinvested at NAV. Actual expenses may be greater or less than those assumed. Moreover, the Fund’s actual rate of return may be greater or less than the hypothetical 5% return shown in the example.

U
SE
OF PROCEEDS
Sales of our common stock, if any, under this Prospectus Supplement and the accompanying prospectus may be made by any method that is deemed to be an “at the market offering,” as defined in Rule 415 under the Securities Act. There is no guarantee that there will be any sales of our common stock pursuant to this Prospectus Supplement and the accompanying prospectus. Actual sales, if any, of our common stock or under this Prospectus Supplement and the accompanying prospectus may be less than as set forth on the cover page of this Prospectus Supplement depending on, among other things, the market price of our common stock at the time of any such sale. As a result, the actual net proceeds we receive may be more or less than the amount of net proceeds estimated in this Prospectus Supplement. However, the sales price per share of our common stock offered by this Prospectus Supplement and the accompanying prospectus, less commissions payable under the Sales Agreement, will not be less than the NAV of our common stock at the time of such sale.
Unless otherwise specified in a Prospectus Supplement to an offering, we intend to use substantially all of the proceeds from a sale of our securities, net of expenses, for general corporate purposes, which may include, among other things, making investments in private U.S. companies in accordance with our investment objectives and using the strategies described in this Prospectus Supplement or repaying indebtedness. We anticipate that we will use substantially all of the net proceeds of an offering for the above purposes within approximately six months after the completion of such offering. However, depending on market conditions and other factors, including the availability of investments that meet our investment objectives, we may be unable to invest such proceeds within the time period we anticipate

CAPITALIZATION
The following table sets forth the Fund’s capitalization at January 6, 2025:

i	on a historical basis; and

ii
on an as adjusted basis to reflect the assumed sale of up to $150,000,000 of common stock (assumes the Fund sells 22,321,429 shares of common stock at an offering price of $6.72 (the last reported sale price per share of common stock of the Fund on the NYSE as of January 6, 2025)) in the offer under this prospectus supplement and the accompanying prospectus less the Distributor fee of $300,000 and estimated offering expenses of approximately $1,748,125, and the application of the estimated net proceeds from the offer.

(Dollars in thousands)	As of June 30, 2024 (Unaudited):
	Actual	As Adjusted
Assets:
Investments, at fair value	2,007,706	2,142,706
Cash and cash equivalents	102,308	102,308
Other assets	33,698	33,698

Total assets	2,143,712	2,278,712

Liabilities:
Credit facilities payable	285,000	270,000
Term Preferred Shares, $1,000 liquidation value (net of deferred financing costs and discount):
Series 2025 Term Preferred Shares	49,810	49,810
Series 2025-2 Term Preferred Shares	49,810	49,810
Series 2026 Term Preferred Shares	99,815	99,815
Series 2027 Term Preferred Shares	99,396	99,396
Series 2029 Term Preferred Shares	98,720	98,720
Other liabilities	42,169	42,169

Total Liabilities	724,720	709,720

Net Assets	1,418,992	1,568,992
Common stock, $0.001 par value, 750,000,000 shares authorized, 198,355,867 and 220,677,296 shares issued and outstanding, respectively	198	220
Capital in excess of par value	1,659,921	1,809,899
Retained Earnings (accumulated deficit)	(241,127)	(241,127)

Total net assets	1,418,992	1,568,992

PRICE RANGE OF COMMON STOCK
Common stock of
closed-end
investment companies often trades at prices lower than their NAV. The Fund’s common stock has historically traded at a discount to the Fund’s NAV. Common stock of closed-end
investment companies may trade during some periods at prices higher than their NAV and during other periods at prices lower than their NAV. The Fund cannot assure you that its common stock will trade at a price higher than or equal to NAV. The Fund’s NAV will be reduced immediately following an offering by the sales load and the amount of the offering expenses paid by the Fund.
The following table sets forth: (i) the NAV of our common stock as of the applicable period end, (ii) the range of high and low closing sales prices of our common stock as reported on the NYSE during the applicable period, (iii) the closing high and low sales prices as a premium (discount) to NAV during the appropriate period, and (iv) the distribution per share of our common stock during the applicable period.

For the Three Months Ended (unless otherwise indicated)			Closing Sales Price				Premium / (Discount) of High Sales Price to NAV(2)	Premium / (Discount) of Low Sales Price to NAV(2)
	NAV per Share(1)		High		Low
Fiscal Year Ended December 31, 2022
March 31, 2022	$7.36		N/A	(3)	N/A	(3)	N/A (3)	N/A (3)
June 30, 2022	6.90		N/A	(3)	N/A	(3)	N/A (3)	N/A (3)
September 30, 2022	6.62		N/A	(3)	N/A	(3)	N/A (3)	N/A (3)
December 31, 2022	6.33		5.79		4.22		(-9)%	(-33)%
Fiscal Year Ended December 31, 2023
March 31, 2023	6.35		5.14		4.12		(-19)%	(-35)%
June 30, 2023	6.68		4.75		4.17		(-29)%	(-38)%
September 30, 2023	6.98		5.45		4.83		(-22)%	(-31)%
December 31, 2023	6.92		5.89		5.30		(-15)%	(-23)%
Fiscal Year Ended December 31, 2024
March 31, 2024	7.14		5.99		5.55		(-16)%	(-22)%
June 30, 2024	7.15		6.49		5.78		(-9)%	(-19)%
September 30, 2024	7.21		6.61		5.97		(-8)%	(-17)%
December 31, 2024	7.15	(4)	6.82		6.35		(-5)%	(-11)%

(1)
NAV is determined as of the last day in the relevant period and therefore may not reflect the NAV on the date of the high and low closing sales prices. The NAV shown are based on outstanding shares at the end of the relevant period.

(2)	Calculated as the respective high or low closing sale price less net asset value, divided by NAV (in each case, as of the applicable period).
(3)	The Fund listed on the NYSE on November 14, 2022.
(4)	Estimated NAV as of December 31, 2024.
On January 10, 2025, the last reported closing sales price of our common stock on the NYSE was $6.82 per share.
As of January 8, 2025, we had 3,447 record holders of our common stock, which does not include beneficial owners of shares of common stock held in “street” name by brokers and other institutions on behalf of beneficial owners.

PLAN OF DISTRIBUTION
The Fund has entered into the Distribution Agreement with ALPS, pursuant to which the Fund may offer and sell shares having an aggregate offering price of up to $150,000,000 from time to time through the Distributor in transactions that are deemed to be “at the market” as defined in Rule 415 under the Securities Act. The minimum price on any day at which common stock may be sold will not be less than the Minimum Price, which will be equal to the then current NAV per share of common stock plus the per share of common stock amount of the commission to be paid to the Distributor. The Fund and the Distributor will determine whether any sales of common stock will be authorized on a particular day. The Fund and the Distributor, however, will not authorize sales of common stock if the price per share of common stock is less than the Minimum Price, subject to any subsidy provided by FS Global Advisor as contemplated in the next paragraph. The Fund and the Distributor may elect not to authorize sales of common stock on a particular day even if the price per share of common stock is equal to or greater than the Minimum Price or may only authorize a fixed number of shares of common stock to be sold on any particular day. The Fund and the Distributor will have full discretion regarding whether sales of common stock will be authorized on a particular day and, if so, in what amounts.
FS Global Advisor may, from time to time, in its sole discretion, pay some or all of the commissions payable under the Distribution Agreement or make additional supplemental payments to ensure that the sales price per share of the Fund’s common stock in connection with all of the offerings made hereunder will not be less than the Fund’s NAV per share. Any such payments made by FS Global Advisor will not be subject to reimbursement by the Fund.
The Distributor may enter into
sub-placement
agent agreements with one or more selected dealers. The Distributor has entered into the
Sub-Placement
Agent Agreement with UBS Securities LLC relating to the common stock offered by this Prospectus Supplement and the accompanying prospectus. In accordance with the terms of the
Sub-Placement
Agent Agreement, the Fund may offer and sell its common stock from time to time through the
Sub-Placement
Agent as
sub-placement
agent for the offer and sale of its common stock.
The Distributor (or the
Sub-Placement
Agent) will provide written confirmation to the Fund not later than the opening of the trading day on the NYSE following any trading day on which shares of common stock are sold. Each confirmation will include the number of shares of common stock sold on the preceding day, the net proceeds to the Fund and the compensation payable by the Fund to the Distributor in connection with the sales.
The Distributor will be compensated at a rate of 1.00% of the gross proceeds with respect to sales of the common stock actually effected by it under the Distribution Agreement. Out of this commission, the Distributor will compensate the
Sub-Placement
Agent at a rate of up to 0.80% of the gross sales proceeds of the sale of the common stock sold by the
Sub-Placement
Agent. There is no guarantee that there will be any sales of common stock under this Prospectus Supplement and the accompanying prospectus.
Settlement for sales of common stock will occur on the first trading day following the date on which such sales are made in return for payment of the net proceeds to the Fund. There is no arrangement for funds to be deposited in escrow, trust or similar arrangement.
In connection with the sales of common stock on behalf of the Fund, the Distributor may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to the Distributor may be deemed to be underwriting commissions or discounts.
The Fund has agreed to indemnify the Distributor against certain civil liabilities. The Distributor has agreed to indemnify the
Sub-Placement
Agent against certain civil liabilities.
The offering of common stock pursuant to the Distribution Agreement will terminate upon the earlier of (1) the sale of all common stock subject to the Distribution Agreement or (2) the termination of the Distribution Agreement. The distribution may be terminated at any time, without the payment of any penalty, by the Fund or by the Distributor, on sixty days’ written notice to the other party.

The common stock may not be sold through the Distributor or the
Sub-Placement
Agent without delivery or deemed delivery of this Prospectus Supplement and the accompanying prospectus describing the method and terms of the offering of common stock.
The
Sub-Placement
Agent, its affiliates or their respective employees hold or may hold in the future, directly or indirectly, investment interests in the Fund. The interests held by the
Sub-Placement
Agent, its affiliates or their respective employees are not attributable to, and no investment discretion is held by, the
Sub-Placement
Agent, its affiliates or their respective affiliates.
The principal business address of ALPS Distributors, Inc. is 1290 Broadway, Suite 1000, Denver, Colorado 80203. The principal business address of UBS Securities LLC is 1285 Avenue of the Americas, New York, New York 10019.

LEGAL MATTERS
Certain legal matters regarding the securities offered hereby have been passed upon for us by Dechert LLP, Philadelphia, Pennsylvania, and certain matters with respect to Maryland law have been passed upon by Miles & Stockbridge P.C., Baltimore, Maryland.
INCORPORATION BY REFERENCE
This Prospectus Supplement, including the information incorporated by reference therein, is part of a registration statement that the Fund has filed with the SEC. The Fund is permitted to “incorporate by reference” the information that it files with the SEC, which means that the Fund can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus Supplement and the accompanying prospectus, and later information that the Fund files with the SEC will automatically update and supersede this information.
The documents listed below, and any reports and other documents subsequently filed with the SEC pursuant to Rule 30(b)(2) under the 1940 Act” and Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of this offering, are incorporated by reference into this Prospectus Supplement and the accompanying prospectus and deemed to be part of this Prospectus Supplement and accompanying prospectus from the date of the filing of such reports and documents:

•	our Annual Report on Form N-CSR for the fiscal year ended December 31, 2023, filed with the SEC on February 29, 2024;

•	our Semi-Annual Report on Form N-CSRS for the fiscal period ended June 30, 2024, filed with the SEC on August 22, 2024;

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on May 17, 2024;

•
The description of our common stock referenced in our Registration Statement on Form 8-A (No.
001-41553),
as filed with the SEC on November 11, 2022, including any amendment or report filed for the purpose of updating such description prior to the termination of the offering of the common stock registered hereby; and

•	our Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on May 16, 2024, July 8, 2024 and September 25, 2024.
To obtain copies of these filings, see “Additional Information” in the accompanying prospectus.

ADDITIONAL INFORMATION
This Prospectus Supplement, the accompanying prospectus and the documents incorporated herein or therein by reference constitute part of a registration statement filed by the Fund with the SEC under the Securities Act, and the 1940 Act. This Prospectus Supplement and the accompanying prospectus omit certain of the information contained in the registration statement, and reference is hereby made to the registration statement and related exhibits for further information with respect to the Fund and the common stock offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference. The complete registration statement is available along with other Fund-related materials on the EDGAR database on the SEC’s website (http://www.sec.gov), and copies of this information may be obtained, after paying a duplicating fee, by electronic request at publicinfo@sec.gov.
You may also request a free copy of the Prospectus, SAI, annual and semi-annual reports to shareholders, and additional information about the Fund, and may make other shareholder inquiries, by calling us collect at (215)
495-1150
or on our website at
https://fsinvestments.com/investments/fs-credit-opportunities-corp/.
The information contained in, or accessed through, the Fund’s website is not part of this Prospectus Supplement or the accompanying prospectus.

PROSPECTUS

Common Stock
Preferred Stock
Warrants
Subscription Rights
Debt Securities

We are a Maryland corporation that is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a non-diversified,
closed-end
management investment company. Our primary investment objective is to generate an attractive total return consisting of a high level of current income and capital appreciation, with a secondary objective of capital preservation. There can be no assurance that we will achieve our investment objectives.
We invest primarily in a portfolio of secured and unsecured floating and fixed rate loans, bonds and other types of credit instruments, which, under normal circumstances, will represent at least 80% of our net assets (plus the amount of any borrowings for investment purposes). For purposes of this policy, “credit instruments” may include senior secured loans, unsecured loans, corporate bonds, notes, bills, debentures, distressed securities, mezzanine securities, collateralized debt obligations, collateralized bond obligations, collateralized loan obligations, bank loans, corporate loans, government and municipal obligations, mortgage-backed securities, asset-backed securities, repurchase agreements and other fixed-income instruments of a similar nature that may be represented by derivatives such as options, forwards, futures contracts or swap agreements. We invest our assets in investments in a number of different countries throughout the world, and currently invests primarily in those countries where creditors’ rights are protected by law, such as countries in North America and Western Europe, although in select situations we may invest in securities of issuers domiciled elsewhere.
We seek to achieve our investment objectives by focusing on high conviction investment opportunities across the investment universe that we believe offer potentially attractive risk-adjusted income and returns. To accomplish this, we focus on strategies such as opportunistic credit, special situations and capital structure solutions.
We may offer, from time to time, in one or more offerings or series, together or separately, our common stock, preferred stock, warrants representing rights to purchase shares of our common stock, preferred stock or debt securities, subscription rights or debt securities, which we refer to, collectively, as the “securities”. We may sell our common stock through underwriters or dealers,
“at-the-market”
to or through a market maker into an existing trading market or otherwise directly to one or more purchasers or through agents or through a combination of methods of sale. The identities of such underwriters, dealers, market makers or agents, as the case may be, will be described in one or more supplements to this Prospectus. The securities may be offered at prices and on terms to be described in one or more supplements to this Prospectus. In the event we offer common stock, the offering price per share of our common stock exclusive of any underwriting commissions or discounts will not be less than the net asset value per share of our common stock at the time we make the offering except (1) in connection with a rights offering to our existing stockholders, (2) with the consent of the majority of our common stockholders and approval of our Board of Directors (the “Board”) or (3) under such circumstances as the Securities and Exchange Commission (the “SEC”) may permit.
Our common stock is traded on the New York Stock Exchange, LLC (the “NYSE”), under the ticker symbol “FSCO”. The last reported closing price for our common stock on January 10, 2025 was $6.82 per share. The net asset value of our common stock on September 30, 2024 (the last date prior to the date of this Prospectus for which we publicly disclosed our net asset value) was $7.21 per share.
We invest in securities that are rated below investment grade by rating agencies or that would be rated below investment grade if they were rated. Below investment grade securities, which are often referred to as “junk,” have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. They may also be difficult to value and illiquid.

Investing in our securities may be considered speculative and involves a high degree of risk, including the risk of a substantial loss of investment. See “Risk Factors” beginning on page 14 of this Prospectus, in our most recent Annual Report on Form
N-CSR,
in any of our other filings with the SEC, and in any applicable prospectus supplement to read about the risks you should consider before buying our securities, including the risk of leverage.
This Prospectus describes some of the general terms that may apply to an offering of our securities. We will provide the specific terms of these offerings and securities in one or more supplements to this Prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update, or change information contained in this Prospectus. You should carefully read this Prospectus, the applicable prospectus supplement, and any related free writing prospectus, and the documents incorporated by reference, before buying any of the securities being offered and keep them for future reference.
We file annual and semi-annual reports, proxy statements and other information about us with the SEC. This information, including documents that have been or may be incorporated by reference in this Prospectus or an accompanying prospectus supplement, is available free of charge by contacting us at 201 Rouse Boulevard, Philadelphia, Pennsylvania 19112, by calling us collect at (215)
495-1150
or by visiting our website at
https://fsinvestments.com/investments/fs-credit-opportunities-corp/
. Information contained on our website is not incorporated by reference into this Prospectus or any supplements to this Prospectus, and you should not consider that information to be part of this Prospectus or any supplements to this Prospectus. The contact information provided above may be used by you to make investor inquiries. The SEC also maintains a website at
www.sec.gov
that contains such information.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
This Prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

THE DATE OF THIS PROSPECTUS IS JANUARY 14, 2024.

ABOUT THIS PROSPECTUS
This Prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission (the “SEC”) using the automatic “shelf” registration process as a “well-known seasoned issuer,” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). Under the shelf registration process, we may offer from time to time, in one or more offerings or series, our common stock, preferred stock, warrants representing rights to purchase shares of our common stock, preferred stock or debt securities, subscription rights or debt securities on the terms to be determined at the time of the offering. We may sell our common stock through underwriters or dealers,
“at-the-market”
to or through a market maker, into an existing trading market or otherwise directly to one or more purchasers or through agents or through a combination of methods of sale. The identities of such underwriters, dealers, market makers or agents, as the case may be, will be described in one or more supplements to this Prospectus. The securities may be offered at prices and on terms described in one or more supplements to this Prospectus. This Prospectus provides you with a general description of the securities that we may offer. Each time we use this Prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this Prospectus, and the Prospectus and prospectus supplement will together serve as the prospectus.
Any statement that we make in this Prospectus will be modified or superseded by any inconsistent statement made by us in a subsequent prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Prospectus. You should read this Prospectus and the related exhibits filed with the SEC and any prospectus supplement, together with additional information described below under “Incorporation by Reference” and “Available Information.” In this Prospectus, we use the term “day” to refer to a calendar day, and we use the term “business day” to refer to any day other than Saturday, Sunday, a legal holiday or a day on which banks in New York City are authorized or required to close, or any day that the NYSE is closed for trading.
You should rely only on the information contained in this Prospectus, any accompanying prospectus supplement, any free writing prospectus, the documents incorporated by reference in this Prospectus and any applicable prospectus supplement, or any other information which we have referred you when considering whether to purchase any securities offered by this Prospectus. We have not authorized any other person to provide you with different information from that contained in this Prospectus and accompanying prospectus supplements or free writing prospectuses. The information contained in this Prospectus, accompanying prospectus supplements and free writing prospectuses is complete and accurate only as of its date. If there is a material change in our affairs, we will amend or supplement these documents only as required by law.

i

ii

PROSPECTUS SUMMARY
This summary highlights some of the information contained elsewhere in this Prospectus. It is not complete and may not contain all of the information that you may want to consider. You should read carefully the more detailed information set forth under “Risk Factors” and the other information included or incorporated by reference in this Prospectus, and the accompanying prospectus supplement. Unless otherwise noted in this Prospectus, the terms “we,” “us,” “our,” the “Company”, the “Fund” and “FSCO” refer to FS Credit Opportunities Corp. In addition, the term “FS Global Advisor” refers to FS Global Advisor, LLC.
You should rely only on the information contained or incorporated by reference in this Prospectus and any accompanying prospectus supplement. The Fund has not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The Fund is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or the representations made herein are accurate only as of the date on the cover page of this Prospectus. The Fund’s business, financial condition and prospects may have changed since that date. The Fund will amend this Prospectus and any accompanying prospectus supplement if, during the period that this Prospectus and any accompanying prospectus supplement is required to be delivered, there are any subsequent material changes.
THE FUND
Overview
We are a
non-diversified,
closed-end
management investment company registered under the 1940 Act that has elected to be treated for U.S. federal income tax purposes, and intends to qualify annually, as a regulated investment company (“RIC” or “Regulated Investment Company”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”). Our primary investment objective is to generate an attractive total return consisting of a high level of current income and capital appreciation, with a secondary objective of capital preservation. We were organized as a Delaware statutory trust on January 28, 2013. We commenced investment operations on December 12, 2013. On March 23, 2022, we converted from a Delaware statutory trust into a Maryland corporation and changed our name from “FS Global Credit Opportunities Fund” to “FS Credit Opportunities Corp.” On November 14, 2022 (the “Listing Date”), we listed our shares of common stock on the New York Stock Exchange under the symbol “FSCO.” Our and FS Global Advisor’s principal offices are located at 201 Rouse Boulevard, Philadelphia, Pennsylvania 19112 and each of our telephone numbers is
(215) 495-1150.
We invest primarily in a portfolio of secured and unsecured floating and fixed rate loans, bonds and other types of credit instruments, which, under normal circumstances, will represent at least 80% of our net assets (plus the amount of any borrowings for investment purposes). For purposes of this policy, “credit instruments” may include senior secured loans, unsecured loans, corporate bonds, notes, bills, debentures, distressed securities, mezzanine securities, collateralized debt obligations, collateralized bond obligations, collateralized loan obligations, bank loans, corporate loans, government and municipal obligations, mortgage-backed securities, asset-backed securities, repurchase agreements and other fixed-income instruments of a similar nature that may be represented by derivatives such as options, forwards, futures contracts or swap agreements. We invest our assets in investments in a number of different countries throughout the world, and currently invests primarily in those countries where creditors’ rights are protected by law, such as countries in North America and Western Europe, although in select situations we may invest in securities of issuers domiciled elsewhere.
The credit instruments in which we invest typically are rated below investment grade by rating agencies or would be rated below investment grade if they were rated. Credit instruments that are rated below investment grade

(commonly referred to as “high yield” securities or “junk bonds”) are regarded as having predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. We seek to achieve our investment objectives by focusing on high conviction investment opportunities across the investment universe that we believe offer potentially attractive risk-adjusted income and returns. To accomplish this, we focus on strategies such as opportunistic credit, special situations and capital structure solutions.
We seek to achieve our investment objectives by focusing on a limited number of opportunities across the investment spectrum that we believe offer potentially exceptional risk-adjusted income and returns as compared to more traditional investment strategies under current and expected economic conditions. By focusing on these high conviction investment opportunities, without respect to geographic constraints, and on strategies such as event-driven, special situations and market price inefficiencies, we believe we can create a portfolio that offers high potential income and returns while limiting our risk. For a further discussion of our principal investment strategies, please refer to the section of the Fund’s most recent annual report on Form
N-CSR
entitled “Summary of Updated Information Regarding the Fund—Principal Investment Strategies and Policies.” There can be no assurance that we will achieve our investment objectives.
As of the date of this Prospectus, we have two wholly-owned financing subsidiaries, Bucks Funding and Blair Funding LLC, and four other wholly-owned subsidiaries through which we hold interests in certain portfolio companies.
About the Adviser
FS Global Advisor serves as our investment advisor. FS Global Advisor is registered as an investment advisor with the SEC under the Investment Advisers Act of 1940 (as amended, the “Advisers Act”) and oversees the management of our activities. FS Global Advisor is responsible for making investment decisions for our portfolio.
FS Global Advisor is a subsidiary of our affiliate, Franklin Square Holdings, L.P. (“FS Investments”), a global alternative asset manager dedicated to delivering superior performance and innovative investment and capital solutions. There is significant overlap in the investment and operations team of FS Global Advisor and those of the investment advisers to other investment vehicles sponsored by FS Investments, and the officers, managers and other personnel of FS Global Advisor may serve in similar or other capacities for the investment advisers to future investment vehicles affiliated with FS Investments.
The chairman, president and chief executive officer of the Fund, Michael C. Forman, has led FS Global Advisor since its inception. In 2007, Mr. Forman co-founded
FS Investments with the goal of delivering alternative investment funds, advised by what FS Investments believes to be best-in-class
institutional asset managers, to individual investors nationwide.
FS Global Advisor’s senior management team has significant experience in private debt, private equity and real estate investing, and has developed an expertise in using all levels of the corporate capital structure to produce income-generating investments, while focusing on risk management. The team also has extensive knowledge of the managerial, operational and regulatory requirements of publicly registered alternative asset entities, such as closed-end
management investment companies. We believe that the active and ongoing participation by FS Investments and its affiliates in the credit markets, and the depth of experience and disciplined investment approach of FS Global Advisor’s management team, will allow FS Global Advisor to successfully execute our investment strategies.
Since April 9, 2018, FS Global Advisor has served as our sole investment advisor and provided all investment advisory services to us. In the future, FS Global Advisor may enter into sub-advisory
relationships with

registered investment advisers that possess skills that FS Global Advisor believes will aid it in achieving our investment objectives. There is no guarantee FS Global Advisor will engage any investment sub-adviser
for us.
About FS Investments
FS Investments is a global alternative asset manager dedicated to delivering superior performance and innovative investment and capital solutions. The firm manages over $83 billion in assets for a wide range of clients, including institutional investors, financial professionals and individual investors. FS Investments provides access to a broad suite of alternative asset classes and strategies through its best-in-class
investment teams and partners. With its diversified platform and flexible capital solutions, the firm is a valued partner to general partners, asset owners and portfolio companies. FS Investments is grounded in its high-performance culture and guided by its commitment to building value for its clients, investing in its colleagues and giving back to its communities. The firm has more than 500 employees across offices in the U.S., Europe and Asia and is headquartered in Philadelphia.
Risk Factors
An investment in securities of the Fund involves risk. Please refer to the section of the Fund’s most recent annual report on Form
N-CSR
entitled “Summary of Updated Information Regarding the Fund – Principal Risk Factors” and Note 10 to the Notes to Consolidated Financial Statements for the year ended December 31, 2023, which are incorporated by reference herein, for a discussion of the risks of investing in the Fund. You should carefully consider those risks before making an investment in the Fund.
Our Corporate Information
Our principal executive offices are located at 201 Rouse Boulevard, Philadelphia, Pennsylvania 19122 and our telephone number is
(215) 495-1150.
We maintain a website located at
https://fsinvestments.com/investments/fs-credit-opportunities-corp/
. Information on our website is not incorporated by reference into this Prospectus, and you should not consider such information to be part of this Prospectus.

OFFERINGS
We may offer, from time to time, in one or more offerings or series, our common stock, preferred stock, warrants representing rights to purchase shares of our common stock, preferred stock or debt securities, subscription rights or debt securities on terms to be determined at the time of the offering. We will offer our securities at prices and on terms to be set forth in one or more supplements to this Prospectus. The offering price per share of our common stock, less any underwriting commissions or discounts, generally will not be less than the net asset value per share of our common stock at the time of an offering. However, we may issue shares of our common stock pursuant to this Prospectus at a price per share that is less than our net asset value per share (a) in connection with a rights offering to our existing stockholders, (b) with the prior approval of the majority of our common stockholders or (c) under such other circumstances as the SEC may permit. Any such issuance of shares of our common stock below net asset value may be dilutive to the net asset value of our common stock. See “Summary of Updated Information Regarding the Fund – Principal Risk Factors”, in our most recent Annual Report on Form
N-CSR
as well as “Risk Factors” included in this Prospectus.
We may offer our securities directly to one or more purchasers, including existing stockholders in a rights offering, through agents that we designate from time to time or to or through underwriters or dealers. The prospectus supplement relating to each offering will identify any agents or underwriters involved in the sale of our securities, and will set forth any applicable purchase price, fee, commission or discount arrangement between us and our agents or underwriters or among our underwriters or the basis upon which such amount may be calculated. See “Plan of Distribution.” We may not sell any of our securities through agents, underwriters or dealers without delivery of a prospectus supplement describing the method and terms of the offering of our securities. Set forth below is additional information regarding offerings of our securities:

Use of proceeds	Unless otherwise specified in a prospectus supplement or any free writing prospectus relating to an offering, we intend to use substantially all of the proceeds from a sale of our securities, net of expenses, for general corporate purposes, which may include, among other things, acquiring investments in accordance with our investment objectives and using the strategies described in this Prospectus or repaying indebtedness. Each supplement to this Prospectus relating to an offering will more fully identify the use of the proceeds from such offering. See “Use of Proceeds.”

Distributions	Subject to applicable legal restrictions and the sole discretion of the Board, we intend to declare and pay regular cash distributions on a monthly basis. From time to time, we may also pay special interim distributions in the form of cash or shares of our common stock at the discretion of the Board. The timing and amount of any future distributions to stockholders are subject to applicable legal restrictions and the sole discretion of the Board. See “Distributions.”

Taxation	We have elected to be subject to tax as a RIC under Subchapter M of the Code. As a RIC, we generally will not be subject to pay corporate-level U.S. federal income taxes on any ordinary income or capital gains that we timely distribute each tax year as distributions for U.S. federal income tax purposes to our stockholders. To qualify for and maintain our qualification as a RIC, we must, among other things, meet certain source-of-income
and asset diversification requirements (as described herein). See “Material U.S. Federal Income Tax Considerations.”

Distribution reinvestment plan	We have adopted an “opt out” distribution reinvestment plan (“DRP”) that provides for reinvestment of our distributions on behalf of our stockholders unless a stockholder elects to receive cash. As a result, if the Board declares a cash distribution, then stockholders who have not elected to “opt out” of our distribution reinvestment plan will have their cash distributions automatically reinvested in additional shares of our common stock as described below. The timing and amount of any future distributions to stockholders are subject to applicable legal restrictions and the sole discretion of the Board. See “Distribution Reinvestment Plan” below.

Trading Symbol	“FSCO”

Leverage	We borrow funds to make additional investments. We use this practice, which is known as “leverage,” to attempt to increase returns to our stockholders, but it involves significant risks. See “Risk Factors” and “Senior Securities.” Under the 1940 Act, the Fund is not permitted to incur indebtedness unless immediately after doing so the Fund has an asset coverage of at least 300% of the aggregate outstanding principal balance of indebtedness (i.e., such indebtedness may not exceed 33 1/3% of the value of the Fund’s total assets including the amount borrowed). See “Summary of Updated Information Regarding the Fund—Borrowings” in our most recent Annual Report on Form
N-CSR.

Management arrangements	FS Global Advisor, LLC serves as our investment adviser and as our administrator. For a description of FS Global Advisor, see “Business” in our most recent Annual Report on Form
N-CSR
under the captions “Principal Business and Organization” and “Related Party Transactions.”

Available information	We file with or submit to the SEC annual and semi-annual reports to stockholders and other information meeting the informational requirements of the 1940 Act and the Exchange Act. This information is available free of charge by calling us collect at (215)
495-1150
or on our website at
https://fsinvestments.com/investments/fs-credit-opportunities-corp/
. Information contained on our website is not incorporated by reference into this Prospectus or any supplements to this Prospectus, and you should not consider that information to be part of this Prospectus or any supplements to this Prospectus. The SEC maintains an Internet website that contains reports, proxy and information statements and other information filed electronically by us with the SEC which are available free of charge on the SEC’s Internet website at
http://www.sec.gov
. See “Available Information.”

Incorporation by reference	This Prospectus is part of a registration statement that we have filed with the SEC. The information incorporated by reference is considered to comprise a part of this Prospectus from the date we file that document. Any reports filed by us with the SEC before the date that any offering of any securities by means of this Prospectus and any accompanying prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this Prospectus or incorporated by reference in this Prospectus. See “Incorporation by Reference.”

SUMMARY OF FUND EXPENSES
The following table is intended to assist you in understanding the costs and expenses (annualized) that an investor in shares of our common stock will bear directly or indirectly. The table is based on the capital structure of the Fund as of December 31, 2023. We caution you that some of the percentages indicated in the table below are estimates and may vary. Except where the context suggests otherwise, whenever this prospectus contains a reference to fees or expenses paid by “you,” “us” or “FS Credit Opportunities Corp.,” or that “we” will pay fees or expenses, stockholders will indirectly bear such fees or expenses as investors in us.

Common Shareholder transaction expenses
Sales load (as a percentage of offering price) (1)	—
Offering expenses borne by the Fund (excluding Preferred Shares Offering Expenses) ( as a percentage of offering price ) (2)	—
Dividend reinvestment and optional cash purchase plan fees: ( per share for open-market purchases of common shares ) (3)
Fee for Open Market Purchases of Common Shares	$ 0.03 (per share)
Sales of Shares Held in a Dividend Reinvestment Account	$ 0.03 (per share)

Annual expenses (as a percentage of net assets attributable to Common Shares)
Management fee (4)	2.05%
Incentive fee (5)	1.53%
Interest expenses on bank borrowings (6)	2.53%
Dividends on Preferred Shares (7)	1.38%
Other expenses (8)	1.11%
Total annual expenses	8.60%

(1)	If Common Shares or Preferred Shares are sold to or through underwriters, a prospectus supplement will set forth any applicable sales load and the estimated offering expenses borne by the Fund.
(2)	Offering expenses payable by the Fund will be deducted from the proceeds, before expenses, to the Fund.
(3)
The estimated expenses associated with our distribution reinvestment plan are included in “Other expenses.” You will pay brokerage charges if you direct your broker or the plan agent to sell your shares that you acquired pursuant to the Distribution Reinvestment Plan. You may also pay a pro rata share of brokerage commissions incurred in connection with open-market purchases pursuant to the Fund’s Dividend Reinvestment Plan. See “Distribution Reinvestment Plan.”

(4)
Our base management fee under the investment advisory agreement is payable quarterly in arrears and is calculated at an annual rate of 1.35% of the Fund’s average daily gross assets, (gross assets equals total assets set forth on the Fund’s consolidated statement of assets and liabilities). Management fees are calculated and payable quarterly in arrears.

(5)
The incentive fee is calculated and payable quarterly in arrears based upon the Fund’s
“pre-incentive
fee net investment income” for the immediately preceding quarter, and is subject to a preferred return rate, expressed as a rate of return on the Fund’s net assets, equal to 1.50% per quarter (or an annualized hurdle rate of 6.00%), subject to a
“catch-up”
feature. The amount in the table above assumes that the subordinated incentive fee on income will be 1.53% of average net assets. This figure is based on the annualized incentive fees on income accrued for the six months ended June 30, 2024, recalculated based on the base management fee and incentive fee in the investment advisory agreement, and assumes that such amount represents the incentive fees on income that will be payable over the twelve months following June 30, 2024. The actual incentive fee on income as a percentage of our average net assets may be higher than this amount.

(6)
The calculation assumes (i) $2.41 billion in total assets, (ii) a weighted average cost of funds of 7.50%, (iii) $550 million in debt outstanding (i.e., assumes that the maximum amount of available borrowings under our current debt facilities that we are permitted under the 1940 Act minimum asset coverage requirement is outstanding as of June 30, 2024) and (iv) $1.68 billion in stockholders’ equity. The Fund currently intends during the next twelve months to maintain a similar proportionate amount of borrowings but may increase such amount to 33 1/3% of the average daily value of the Fund’s total assets.
(7)
Based on 400,000 Preferred Shares outstanding as of June 30, 2024 with an aggregate liquidation preference of $400 million and a weighted average annual dividend rate equal to 4.83% of such liquidation preference. The costs associated with the Preferred Shares are borne entirely by Common Shareholders.

(8)
Other expenses include accounting, legal and auditing fees and excise and state taxes, as well as the reimbursement of the compensation of administrative personnel and fees payable to our directors who do not also serve in an executive officer capacity for us or the Adviser. The amount presented in the table reflects annualized results of our operations for the six months ended June 30, 2024.

Example
The following example demonstrates the projected dollar amount of total cumulative expenses that would be incurred over various periods with respect to a hypothetical investment in our common stock. Transaction expenses are not included in the following example. In the event that shares of common stock are sold to or through underwriters or agents, a corresponding prospectus supplement will restate this example to reflect the applicable sales load. See “Plan of Distribution” for additional information regarding stockholder transaction expenses.

	1 Year	3 Years	5 Years	10 Years
You would pay the following expenses on a $1,000 investment, assuming a 5.0% annual return:	$70	$206	$336	$638
The example and the expenses in the tables above should not be considered a representation of our future expenses, and actual expenses may be greater or less than those shown. Because the example assumes, as required by the SEC, a 5.0% annual return, no incentive fee on income would be accrued and payable in any of the indicated time periods. Our performance will vary and may result in a return greater or less than 5.0%. In addition, while the example assumes reinvestment of all distributions at net asset value, reinvestment of distributions under our distribution reinvestment plan may occur at a price per share that differs from the then-current net asset value per share. See “Distribution Reinvestment Plan” for additional information regarding our distribution reinvestment plan. See “Plan of Distribution” for additional information regarding stockholder transaction expenses.

FINANCIAL HIGHLIGHTS AND INVESTMENT PERFORMANCE
The following Financial Highlights table is intended to help a prospective investor understand our financial performance for the periods shown. Certain information reflects financial results for a single common stock. The financial data for the fiscal years ended December 31, 2023, 2022, 2021, 2020, 2019, 2018, 2017, 2016, 2015 and 2014 has been audited by our independent registered public accounting firm, Ernst & Young LLP. The financial data for the six months ended June 30, 2024 is derived from our unaudited consolidated financial statements. Historical data is not necessarily indicative of the results to be expected for any future period. These financial data should be read in conjunction with our audited consolidated financial statements and related notes thereto. Dollar amounts below are in thousands, except for share and per share amounts. Ernst & Young’s report on the financial statements and financial highlights, together with the financial statements and financial highlights of the Fund, is included in the Fund’s Annual Report on Form
N-CSR
for the fiscal year ended December 31, 2023 and is incorporated by reference.

	Six Months Ended June 30, 2024 (Unaudited)	Year Ended December 31,
		2023	2022	2021	2020	2019
Per Share Data:
Net asset value, beginning of period	$6.92	$6.33	$7.64	$7.30	$7.50	$7.58
Results of operations
Net investment income	0.48	0.77	0.68	0.56	0.57	0.70
Net realized gain (loss) and unrealized appreciation (depreciation)	0.10	0.46	(1.47)	0.29	(0.22)	(0.21)

Net increase (decrease) in net assets resulting from operations	0.58	1.23	(0.79)	0.85	0.35	0.49

Stockholder Distributions:
Distributions from net investment income	(0.35)	(0.64)	(0.52)	(0.51)	(0.55)	(0.57)

Net decrease in net assets resulting from stockholder distributions	(0.35)	(0.64)	(0.52)	(0.51)	(0.55)	(0.57)

Net asset value, end of period	$7.15	$6.92	$6.33	$7.64	$7.30	$7.50

Market price common stock, end of period	$6.37	$5.67	$4.71	—	—	—

Shares outstanding, end of period	198,355,867	198,355,867	198,355,867	197,137,781	198,572,491	199,244,649

Total return at net asset value	8.67%	20.11%	(10.69)%	11.90%	5.49%	6.58%

Total return at market price	19.12%	36.57%	7.19%	—	—	—

Ratio/Supplemental Data:
Net assets, end of period	$1,418,992	$1,372,551	$1,256,326	$1,506,433	$1,449,623	$1,493,802
Ratio of net investment income to average net assets	13.84%	11.49%	9.71%	7.32%	8.27%	9.23%
Ratio of total operating expenses to average net assets	7.60%	8.28%	7.53%	5.58%	5.12%	5.21%
Portfolio turnover	22%	36%	33%	55%	67%	75%
Total amount of credit facility borrowings outstanding exclusive of treasury securities	$285,000	$390,000	$285,000	$435,000	$385,000	$125,427
Asset coverage, per $1,000 of credit facility borrowings	$7,373	$5,285	$6,630	$5,373	$5,509	$14,417
Asset coverage per unit of credit facility borrowings	7.37	5.28	6.63	5.37	5.51	14.42
Total amount of term preferred shares outstanding	$400,000	$300,000	$400,000	$400,000	$300,000	$200,000
Asset coverage, per $1,000 liquidation value per share of term preferred shares and credit facilities	$3,068	$2,987	$2,759	$2,799	$3,096	$5,557
Asset coverage per unit of term preferred shares and credit facilities	3.07	2.99	2.76	2.80	3.10	5.56

(1)	Per share data may be rounded in order to compute the ending net asset value per share.
(2)	The per share data was derived by using the average number of shares of common stock outstanding during the applicable period.
(3)	The per share data for distributions reflects the actual amount of distributions declared per share of common stock during the applicable period.
(4)
The total return for each period presented is historical and is calculated by determining the percentage change in net asset value, assuming the reinvestment of all distributions in additional shares of common stock of the Fund at the Fund’s net asset value per share as of the share closing date occurring on or immediately following the distribution payment date. The historical calculation of total return in the table should not be considered a representation of the Fund’s future total return, which may be greater or less than the total return shown in the table due to a number of factors, including, among others, the Fund’s ability or inability to make investments that meet its investment criteria, the interest rates payable on the debt securities the Fund acquires, the level of the Fund’s expenses, variations in and the timing of the recognition of realized and unrealized gains or losses, the degree to which the Fund encounters competition in its markets and general economic conditions. As a result of these and other factors, results for any previous period should not be relied upon as being indicative of performance in future periods. The total return calculations set forth above represent the total return on the Fund during the applicable period.

(5)
The total return based on market value for each period presented was calculated based on the change in market price during the applicable period, including the impact of distributions reinvested in accordance with the Fund’s DRP. Total return based on market value does not consider the effect of any sales commissions or charges that may be incurred in connection with the sale of shares of the Fund’s common stock. The historical calculation of total return based on market value in the table should not be considered a representation of the Fund’s future total return based on market value, which may be greater or less than the return shown in the table due to a number of factors, including the Fund’s ability or inability to make investments in companies that meet its investment criteria, the interest rates payable on the debt securities the Fund acquires, the level of the Fund’s expenses, variations in and the timing of the recognition of realized and unrealized gains or losses, the degree to which the Fund encounters competition in its markets, general economic conditions and fluctuations in common stock market value. As a result of these factors, results for any previous period should not be relied upon as being indicative of performance in future periods.

(6)
Average daily net assets is used for this calculation. Ratios for the six months ended June 30, 2024 are annualized. Annualized ratios for the six months ended June 30, 2024 are not necessarily indicative of the ratios that may be expected for the year ending December 31, 2024.

(7)
Represents value of the Fund’s total assets available to cover senior securities, less all liabilities and indebtedness not represented by credit facility borrowings and term preferred shares, to the aggregate amount of credit facility borrowings outstanding representing indebtedness.

(8)
Represents value of the Fund’s total assets available to cover senior securities, less all liabilities and indebtedness not represented by credit facility borrowings and term preferred shares, to the aggregate amount of credit facility borrowings and term preferred shares outstanding representing indebtedness.

(9)
Presentation of certain amounts in the consolidated financial highlights for the years ended December 31, 2020, and 2019 have been updated to conform to the presentation of such amounts for the six months ended June 30, 2024 and the years ended December 31, 2023, 2022 and 2021.

(10)
For the year ended December 31, 2022, the expense ratio includes one-time,
non-recurring
listing advisory fees, and other listing expenses incurred in connection with the listing on the NYSE. Had the Fund not incurred these expenses, the expense ratio would have been 7.27%.

	Year Ended December 31,
	2018	2017	2016	2015	2014
Per Share Data: (1)
Net asset value, beginning of year	$7.51	$8.07	$7.11	$8.91	$10.02
Results of operations
Net investment income (2)	0.69	0.78	0.80	0.87	0.87
Net realized gain (loss) and unrealized appreciation (depreciation)	(0.07)	(0.54)	0.97	(1.80)	(1.11)

Net increase (decrease) in net assets resulting from operations	0.62	0.24	1.77	(0.93)	(0.24)

Stockholder distributions (3)
Distributions from net investment income	(0.55)	(0.80)	(0.81)	(0.87)	(0.87)

Net decrease in net assets resulting from stockholder distributions	(0.55)	(0.80)	(0.81)	(0.87)	(0.87)

Net asset value, end of year	$7.58	$7.51	$8.07	$7.11	$8.91

Shares outstanding, end of year	198,727,405	202,807,462	174,763,703	130,181,842	65,529,194

Total return (4)	8.29%	2.96%	26.66%	(11.37)%	(2.94)%

Ratio/Supplemental Data:
Net assets, end of year	$1,505,973	$1,524,012	$1,410,673	$925,770	$583,619
Ratio of net investment income to average net assets (5)(6)	8.79%	9.80%	10.84%	10.53%	9.01%
Ratio of total operating expenses to average net assets (5)	4.90%	5.51%	4.61%	4.69%	3.72%
Ratio of expense reimbursement from sponsor to average net assets (5)	—	(0.11)%	(0.74)%	(1.51)%	(3.10)%
Ratio of expense recoupment to sponsor to average net assets (5)	—	0.01%	—	—	—
Ratio of management fee waiver to average net assets (5)	(0.72)%	—	—	—	—

Ratio of net operating expenses to average net assets (5)	4.24%	5.41%	3.87%	3.18%	0.62%

Portfolio turnover	72%	94%	92%	125%	165%
Total amount of senior securities outstanding exclusive of treasury securities	$312,133	$621,212	$507,230	$346,525	$157,721
Asset coverage per unit of total debt (7)	6.07	3.33	3.78	3.63	4.45
Total amount of term preferred shares outstanding	$198,502	—	—	—	—
Asset coverage per unit of total leverage (debt and term preferred shares) (8)	3.71	—	—	—	—

(1)	Per share data may be rounded in order to compute the ending net asset value per share.
(2)	The per share data was derived by using the average number of shares of common stock outstanding during the applicable period.
(3)	The per share data for distributions reflects the actual amount of distributions declared per share of common stock during the applicable period.
(4)
The total return for each period presented is historical and is calculated by determining the percentage change in net asset value, assuming the reinvestment of all distributions in additional shares of common stock of the Fund at the Fund’s net asset value per share as of the share closing date occurring on or immediately following the distribution payment date. The historical calculation of total return in the table should not be considered a representation of the Fund’s future total return, which may be greater or less than the total return shown in the table due to a number of factors, including, among others, the Fund’s ability or inability to make investments that meet its investment criteria, the interest rates payable on the debt securities the Fund acquires, the level of the Fund’s expenses, variations in and the timing of the recognition of realized and unrealized gains or losses, the degree to which the Fund encounters competition in its markets and general economic conditions. As a result of these and other factors, results for any previous period should not be relied upon as being indicative of performance in future periods. The total return calculations set forth above represent the total return on the Fund during the applicable period.

(5)	Average daily net assets for the applicable period is used for this calculation.

(6)
Had the sponsor not waived management fees or reimbursed certain operating expenses, the ratio of net investment income to average net assets would have been 9.51%, 9.69%, 10.10%, 9.02% and 5.91% for the years ended December 31, 2018, 2017, 2016, 2015 and 2014, respectively.

(7)
Represents value of the Fund’s total assets available to cover senior securities, less all liabilities and indebtedness not represented by credit facility borrowings and term preferred shares, to the aggregate amount of credit facility borrowings outstanding representing indebtedness.

(8)
Represents value of the Fund’s total assets available to cover senior securities, less all liabilities and indebtedness not represented by credit facility borrowings and term preferred shares, to the aggregate amount of credit facility borrowings and term preferred shares outstanding representing indebtedness.

LEVERAGE
Please refer to the section of the Fund’s most recent annual report on Form N-CSR entitled “Borrowings,” which is incorporated by reference herein, for a discussion of the Fund’s use of leverage and the effects of leverage.

RISK FACTORS
The information contained under the heading “Summary of Updated Information Regarding the Fund—Principal Risk Factors” in the Fund’s Annual Report on Form
N-CSR
is incorporated herein by reference. Each of the risk factors contained thereunder is a principal risk of the Fund. Investors should consider the specific risk factors and special considerations associated with investing in the Fund. An investment in the Fund is subject to investment risk, including the possible loss of your entire investment. A prospectus supplement relating to an offering of the Fund’s securities may identify additional risk associated with such offering.

CONFLICTS OF INTEREST
Please refer to Item 8 of the Fund’s most recent annual report on Form N-CSR entitled “Portfolio Managers of Closed-End Management
Investment
Companies –
Potential
Conflicts of Interest” which is incorporated by reference herein, for a discussion of potential conflicts of interest.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
Some of the statements in this Prospectus, including the documents we incorporate by reference herein and any applicable prospectus supplement or free writing prospectus, including the documents we incorporate by reference therein, constitute forward-looking statements because they relate to future events or our future performance or financial condition. The forward-looking statements contained in this Prospectus and any applicable prospectus supplement or free writing prospectus may include statements as to:

•	our future operating results;

•	our business prospects and the prospects of the companies in which we may invest;

•	the impact of the investments that we expect to make;

•	the ability of our portfolio companies to achieve their objectives;

•	our current and expected financings and investments;
receiving and maintaining corporate credit ratings and changes in the general interest rate environment;

•	the elevated levels of inflation, and its impact on our portfolio companies and on the industries in which we invest;

•	the adequacy of our cash resources, financing sources and working capital;

•	the timing and amount of cash flows, distributions and dividends, if any, from our portfolio companies;

•	our contractual arrangements and relationships with third parties;

•	actual and potential conflicts of interest with the other funds managed by FS Global Advisor, FS Investments or any of their respective affiliates;

•	the dependence of our future success on the general economy and its effect on the industries in which we may invest;

•	general economic, political and industry trends and other external factors, including uncertainty surrounding the financial and political stability of the United States and other countries;

•	our use of financial leverage;

•	the ability of FS Global Advisor to locate suitable investments for us and to monitor and administer our investments;

•	the ability of FS Global Advisor or its affiliates to attract and retain highly talented professionals;

•	our ability to maintain our qualification as a RIC;

•	the impact on our business of the U.S. and international financial reform legislation, rules and regulations;

•	the effect of changes to tax legislation on us and the portfolio companies in which we may invest and our and their tax position; and

•	the tax status of the enterprises in which we may invest.

•
In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words. The forward-looking statements contained in or incorporated by reference into this Prospectus and any applicable prospectus supplement or free writing prospectus are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause our actual results to differ materially from those expressed or forecasted in the forward-looking statements for any reason, including those factors incorporated by reference in “Risk Factors” and elsewhere in this Prospectus. Other factors that could cause actual results to differ materially include:

•	geo-political risks;

•	changes in the economy;

•	risks associated with possible disruption in our operations or the economy generally due to terrorism, natural disasters or pandemics;

•	future changes in laws or regulations and conditions in our operating areas; and

•	the price at which shares of our common stock may trade on the NYSE.
Discussions containing these forward-looking statements may be found in the sections titled “Business” and “Risk Factors” incorporated by reference from our most recent Annual Report on Form
N-CSR,
as well as any amendments filed with the SEC. We discuss in greater detail, and incorporate by reference into this Prospectus in their entirety, many of these risks and uncertainties in our most recent Annual Report on Form
N-CSR,
as well as any updates reflected in subsequent filings with the SEC (which may include filings on Form
8-K).
In addition, statements that we “believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us on the date of this Prospectus, free writing prospectus and documents incorporated by reference into this Prospectus and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements. Except as required by the federal securities laws, we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS
Unless otherwise specified in a prospectus supplement or any free writing prospectus relating to an offering, we intend to use substantially all of the proceeds from a sale of our securities, net of expenses, for general corporate purposes, which may include, among other things, acquiring investments in accordance with our investment objectives and using the strategies described in this Prospectus or repaying indebtedness. We anticipate that we will use substantially all of the net proceeds of an offering for the above purposes within approximately six months after the completion of such offering. However, depending on market conditions and other factors, including the availability of investments that meet our investment objectives, we may be unable to invest such proceeds within the time period we anticipate.
Pending such use, we may invest the net proceeds of any offering primarily in cash, cash equivalents, including money market funds, U.S. government securities, repurchase agreements and high-quality debt instruments maturing in one year or less from the time of investment, consistent with our election for taxation as a RIC. These temporary investments may have lower yields than our other investments and, accordingly, may result in lower distributions, if any, during such period. Our ability to achieve our investment objectives may be limited to the extent that the net proceeds from an offering, pending full investment, are held in lower yielding interest-bearing deposits or other short-term instruments.

DISTRIBUTIONS
Subject to applicable legal restrictions and the sole discretion of the Board, we intend to declare and pay regular cash distributions on a monthly basis. From time to time, we may also pay special interim distributions in the form of cash or shares of our common stock at the discretion of the Board. The timing and amount of any future distributions to stockholders are subject to applicable legal restrictions and the sole discretion of the Board.
During certain periods, our distributions may exceed our earnings. As a result, it is possible that a portion of the distributions we make may represent a return of capital. A return of capital generally is a return of a stockholder’s investment rather than a return of earnings or gains derived from our investment activities. Each year a statement on Form
1099-DIV
identifying the sources of the distributions will be mailed to our stockholders. No portion of the distributions paid during the tax years ended December 31, 2023, 2022 or 2021 represented a return of capital.
We intend to continue to make our regular distributions in the form of cash, out of assets legally available for distribution, except for those stockholders who receive their distributions in the form of shares of our common stock under our distribution reinvestment plan. Any distributions reinvested under the plan will nevertheless remain taxable to a U.S. stockholder.
We have elected to be subject to tax as a RIC under Subchapter M of the Code. In order to maintain RIC tax treatment, we must, among other things, make distributions treated as dividends for U.S. federal income tax purposes of an amount at least equal to 90% of our investment company taxable income, determined without regard to any deduction for distributions paid, each tax year. As long as the distributions are declared by the later of the fifteenth day of the ninth month following the close of a tax year or the extended due date of the tax return for such tax year, including extensions, distributions paid up to twelve months after the current tax year can be carried back to the prior tax year for determining the distributions paid in such tax year. We intend to make sufficient distributions treated as dividends for U.S. federal income tax purposes to our stockholders to qualify for and maintain our RIC tax status each tax year. We are also subject to a 4% nondeductible federal excise taxes on certain undistributed income unless we make distributions in a timely manner to our stockholders generally of an amount at least equal to the sum of (1) 98% of our net ordinary income (taking into account certain deferrals and elections) for the calendar year, (2) 98.2% of our capital gain net income, which is the excess of capital gains in excess of capital losses, or “capital gain net income” (adjusted for certain ordinary losses), for the one-year
period ending October 31 of that calendar year and (3) any net ordinary income and capital gain net income for the preceding years that were not distributed during such years and on which we incurred no U.S. federal income tax. Any distribution treated as dividends for U.S. federal income tax purposes that is declared by us during October, November or December of any calendar year, payable to stockholders of record on a specified date in such a month and actually paid during January of the following calendar year, will be treated as if it had been paid by us, as well as received by our U.S. stockholders, on December 31 of the calendar year in which the distribution was declared. We can offer no assurance that we will achieve results that will permit us to pay any cash distributions. If we issue senior securities, we will be prohibited from making distributions if doing so causes us to fail to maintain the asset coverage ratios stipulated by the 1940 Act or if distributions are limited by the terms of any of our borrowings. See “Principal Business and Organization” in our most recent Annual Report on Form
N-CSR
and “Material U.S. Federal Income Tax Considerations” in this Prospectus.
Pursuant to our distribution reinvestment plan, we will reinvest all cash dividends or distributions declared by the Board on behalf of stockholders who do not elect to receive their distributions in cash. As a result, if the Board declares a distribution, then stockholders who have not elected to “opt out” of our distribution reinvestment plan will have their distributions automatically reinvested in additional shares of our common stock.
Registered stockholders must notify our transfer agent in writing if they wish to “opt out” of our distribution reinvestment plan. No action is required on the part of registered stockholders to have their cash distributions reinvested in shares of our common stock.

If a stockholder holds shares of our common stock in the name of a broker or financial intermediary, they should contact such broker or financial intermediary regarding their option to elect to receive distributions in cash in lieu of shares of our common stock.
With respect to each distribution pursuant to our distribution reinvestment plan, we reserve the right to either issue new shares of common stock or purchase shares of common stock in the open market in connection with implementation of our distribution reinvestment plan. Unless in our sole discretion, we otherwise direct the plan administrator, (A) if the per share market price (as defined in our distribution reinvestment plan) is equal to or greater than the estimated net asset value per share (rounded up to the nearest whole cent) of our common stock on the payment date for the distribution, then we will issue shares of common stock at the greater of (i) net asset value per share of common stock or (ii) 95% of the market price; or (B) if the market price is less than the net asset value per share, then, in our sole discretion, (i) shares of common stock will be purchased in open market transactions for the accounts of participants to the extent practicable, or (ii) we will issue shares of common stock at net asset value per share. Pursuant to the terms of our distribution reinvestment plan, the number of shares of common stock to be issued to a participant will be determined by dividing the total dollar amount of the distribution payable to a participant by the price per share at which we issue such shares; provided, however, that shares purchased in open market transactions by the plan administrator will be allocated to a participant based on the average purchase price, excluding any brokerage charges or other charges, of all shares of common stock purchased in the open market.
If a stockholder’s cash distributions are reinvested in our common stock pursuant to our distribution reinvestment plan, such stockholder generally will be subject to the same federal, state and local tax consequences as if it elected to receive distributions in cash. If our common stock is trading at or below net asset value, a stockholder reinvesting in our common stock will be treated as receiving a distribution in the amount of cash that they would have received if they had elected to receive the distribution in cash. If our common stock is trading above net asset value, a stockholder reinvesting in our common stock will be treated as receiving a distribution in the amount of the fair market value of our common stock. The stockholder’s basis for determining gain or loss upon the sale of common stock received on reinvestment of a cash distribution will be equal to the total dollar amount of the distribution payable to the stockholder. Any stock received on reinvestment of a cash distribution will have a holding period for tax purposes commencing on the day following the day on which the shares of common stock are credited to the stockholder’s account.
We may fund our cash distributions to stockholders from any sources of funds legally available to us, including proceeds from the sale of shares of our common stock, borrowings, net investment income from operations, capital gains proceeds from the sale of assets, non-capital
gains proceeds from the sale of assets and dividends or other distributions paid to us on account of preferred and common equity investments in portfolio companies. We have not established limits on the amount of funds we may use from available sources to make distributions. There can be no assurance that we will be able to pay distributions at a specific rate or at all.

SENIOR SECURITIES
Information about our senior securities (including debt securities and other indebtedness) is shown in the table below as of December 31, 2023, 2022, 2021, 2020, 2019, 2018, 2017, 2016, 2015, 2014 and June 30, 2024. The information for the years ended December 31, 2023, 2022, 2021, 2020, 2019, 2018, 2017, 2016, 2015 and 2014 is derived from our audited consolidated financial statements, which have been audited by our independent registered public accounting firm, Ernst & Young LLP. This information about our senior securities should be read in conjunction with our audited consolidated financial statements and related notes thereto.

As of December 31,	Total Amount Outstanding Exclusive of Treasury Securities (1)	Asset Coverage per Unit (2)	Involuntary Liquidation Preference per Unit (3)	Average Market Value per Unit (4) (Exclude Bank Loans)
2014	$157,721	4.45	—	N/A
2015	$346,525	3.63	—	N/A
2016	$507,230	3.78	—	N/A
2017	$621,212	3.33	—	N/A
2018	$512,133	3.70	—	N/A
2019	$325,427	5.56	—	N/A
2020	$685,000	3.10	—	N/A
2021	$835,000	2.80	—	N/A
2022	$685,000	2.76	—	N/A
2023	$690,000	2.99	—	N/A
2024 (as of June 30, 2024, unaudited)	$685,000	3.07	—	N/A

(1)	Total amount (in thousands) of each class of senior securities outstanding at the end of the period presented.
(2)
Asset coverage per unit is the ratio of the carrying value of our total consolidated assets available to cover senior securities, less all liabilities and indebtedness not represented by senior securities and preferred shares, to the aggregate amount of senior securities and preferred shares outstanding representing indebtedness.

(3)
The amount to which such class of senior security would be entitled upon the involuntary liquidation of the issuer in preference to any security junior to it. The “—” in this column indicates that the SEC expressly does not require this information to be disclosed for certain types of senior securities.

(4)	Not applicable because senior securities are not registered for public trading.

BUSINESS
The information contained under the caption “Summary of Updated Information Regarding the Fund (Unaudited)” in our most recent Annual Report on
Form N-CSR
is incorporated by reference herein.
Legal Proceedings
FS Global Advisor is not currently subject to any material legal proceedings, nor, to our knowledge, is any material legal proceeding threatened against FS Global Advisor. From time to time, we and individuals employed by FS Global Advisor may be party to certain legal proceedings in the ordinary course of business, including proceedings relating to the enforcement of our rights under contracts with our portfolio companies. While the outcome of any legal proceedings cannot be predicted with certainty, we do not expect that these proceedings will have a material adverse effect upon our financial condition or results of operations.
On June 29, 2023, Saba Capital Master Fund, Ltd., and Saba Capital Management, L.P. (together, “Saba”) filed a complaint in the U.S. District Court S.D.N.Y. (Case
1:23-cv-05568)
against sixteen
closed-end
funds and certain trustees of some of the funds. One of the funds named as a defendant in Saba’s complaint was the Fund. In the complaint, Saba sought (1) declaratory relief that provisions in the defendant funds’ governing documents that opted into the Maryland Control Share Acquisition Act (the “Control Share Provisions” and “MCSAA,” respectively) violate the 1940 Act, and (2) rescission of the Control Share Provisions. On December 5, 2023, the U.S. District Court S.D.N.Y. issued a ruling granting summary judgment in favor of Saba and ordering the rescission of the Control Share Provisions. The Fund is evaluating further options in light of the U.S. District Court S.D.N.Y.’s ruling. The Fund and the other funds remaining in the case appealed to the Second Circuit Court of Appeals, and on June 26, 2024, the Second Circuit Court of Appeals issued a decision in favor of Saba and affirmed the lower court’s judgment, holding that the Control Share Provisions violated the 1940 Act. On September 24, 2024, the Fund and certain other defendant funds filed a Petition for a Writ of Certiorari, requesting that the U.S. Supreme Court take the appeal in order to resolve the question of whether Section 47(b) of the 1940 allows for a private right of action. Saba filed its opposition to the Petition on December 17, 2024. The U.S. Supreme Court has not yet ruled on whether it will hear the appeal.

PRICE RANGE OF COMMON STOCK
Our common stock has been listed on the NYSE since November 14, 2022 and trades under the ticker symbol “FSCO”.
The following table sets forth: (i) the net asset value per share of our common stock as of the applicable period end, (ii) the range of high and low closing sales prices of our common stock as reported on the NYSE during the applicable period, (iii) the closing high and low sales prices as a premium (discount) to net asset value during the appropriate period, and (iv) the distribution per share of our common stock during the applicable period.

For the Three Months Ended (unless otherwise indicated)			Closing Sales Price				Premium / (Discount) of High Sales Price to NAV (2)	Premium / (Discount) of Low Sales Price to NAV (2)
	NAV per Share (1)		High		Low
Fiscal Year Ended December 31, 2022
March 31, 2022	$7.36		N/A	(3)	N/A	(3)	N/A (3)	N/A (3)
June 30, 2022	6.90		N/A	(3)	N/A	(3)	N/A (3)	N/A (3)
September 30, 2022	6.62		N/A	(3)	N/A	(3)	N/A (3)	N/A (3)
December 31, 2022	6.33		5.79		4.22		(-9)%	(-33)%
Fiscal Year Ended December 31, 2023
March 31, 2023	6.35		5.14		4.12		(-19)%	(-35)%
June 30, 2023	6.68		4.75		4.17		(-29)%	(-38)%
September 30, 2023	6.98		5.45		4.83		(-22)%	(-31)%
December 31, 2023	6.92		5.89		5.30		(-15)%	(-23)%
Fiscal Year Ended December 31, 2024
March 31, 2024	7.14		5.99		5.55		(-16)%	(-22)%
June 30, 2024	7.15		6.49		5.78		(-9)%	(-19)%
September 30, 2024	7.21		6.61		5.97		(-8)%	(-17)%
December 31, 2024	7.15	(4)	6.82		6.35		(-5)%	(-11)%

(1)
Net asset value per share is determined as of the last day in the relevant period and therefore may not reflect the net asset value per share on the date of the high and low closing sales prices. The net asset values shown are based on outstanding shares at the end of the relevant period.

(2)	Calculated as the respective high or low closing sale price less net asset value, divided by net asset value (in each case, as of the applicable period).
(3)	The Fund listed on the NYSE on November 14, 2022.
(4)	Estimated NAV as of December 31, 2024.
On January 10, 2025, the last reported closing sales price of our common stock on the NYSE was $6.82 per share.
As of January 8, 2025, we had 3,447 record holders of our common stock, which does not include beneficial owners of shares of common stock held in “street” name by brokers and other institutions on behalf of beneficial owners.

SALES OF COMMON STOCK BELOW NET ASSET VALUE
Our stockholders may approve our ability to sell shares of our common stock, not exceeding 25% of our then outstanding common stock, below our then-current net asset value per share in one or more public offerings of our common stock. In making a determination that an offering below net asset value per share is in our and our stockholders’ best interests, the Board, a majority of our directors who have no financial interest in the sale and a majority of our independent directors, may also consider a variety of factors, including:

•	the effect that an offering below net asset value per share would have on our stockholders, including the potential dilution they would experience as a result of the offering;

•	the amount per share by which the offering price per share and the net proceeds per share are less than the most recently determined net asset value per share;

•	the relationship of recent market prices of our common stock to net asset value per share and the potential impact of the offering on the market price per share of our common stock;

•	whether the estimated offering price would closely approximate the market value of our shares, less distributing commissions or discounts, and would not be below current market price;

•	the potential market impact of being able to raise capital in the current financial market;

•	the nature of any new investors anticipated to acquire shares in the offering;

•	the anticipated rate of return on and quality, type and availability of investments;

•	the leverage available to us, both before and after the offering and other borrowing terms; and

•	the potential investment opportunities available relative to the potential dilutive effect of additional capital at the time of the offering.
The Board may also consider the fact that a sale of shares of common stock at a discount will benefit FS Global Advisor, as FS Global Advisor will earn additional investment base management fees on the proceeds of such offerings, as it would from the offering of any of our other securities or from the offering of common stock at premium to net asset value per share.
Sales by us of our common stock at a discount to net asset value pose potential risks for our existing stockholders whether or not they participate in the offering, as well as for new investors who participate in the offering.
We will not sell shares of our common stock pursuant to stockholder approval (or any rights or warrants to purchase shares of our common stock) under this Prospectus or an accompanying prospectus supplement without first filing a new post-effective amendment to the registration statement where such offering will result in (i) greater than 15% dilution in the aggregate to existing stockholder net asset value, (ii) us receiving an auditor’s going-concern opinion or (iii) a material adverse change making the financial statements materially misleading. The limitation in clause (i) above would be measured separately for each offering pursuant to the registration statement, as amended by this post-effective amendment, by calculating the percentage dilution or accretion to aggregate net asset value from that offering and then summing the percentage from each offering. For example, if our most recently determined net asset value per share at the time of the first offering is $10.00, and we have 100 million shares outstanding, the sale of an additional 25 million shares at net proceeds to us of $5.00 per share (a 50% discount) would produce dilution of 10.0%. If we subsequently determined that our net asset value per share increased to $11.00 on the then outstanding 125 million shares and contemplated an additional offering, we could, for example, propose to sell approximately 31.25 million additional shares at a price that would be expected to yield net proceeds to us of $8.25 per share, resulting in incremental dilution of 5.0%, before we would reach the aggregate 15% limit. If we file a new post-effective amendment, the threshold would reset.

The following three headings and accompanying tables explain and provide hypothetical examples assuming proceeds are temporarily invested in cash equivalents on the impact of an offering at a price less than net asset value per share on three different sets of investors:

•	existing stockholders who do not purchase any shares in the offering;

•	existing stockholders who purchase a relatively small amount of shares in the offering or a relatively large amount of shares in the offering; and

•	new investors who become stockholders by purchasing shares in the offering.
Impact on Existing Stockholders who do not Participate in the Offering
Our existing stockholders who do not participate, or who are not given the opportunity to participate, in an offering below net asset value per share by us or who do not buy additional shares in the secondary market at the same or lower price obtained by us in an offering (after expenses and any underwriting discounts and commissions) face the greatest potential risks. All stockholders will experience an immediate decrease (often called dilution) in the net asset value per share of the shares they hold. Stockholders who do not participate in the offering will also experience a disproportionately greater decrease in their participation in our earnings and assets and their voting power than stockholders who do participate in the offering. All stockholders may also experience a decline in the market price of their shares, which often reflects, to some degree, announced or potential increases and decreases in net asset value per share. A decrease could be more pronounced as the size of the offering and level of discounts increase.
The following examples illustrate the level of net asset value dilution that would be experienced by a nonparticipating stockholder in four different hypothetical common stock offerings of different sizes and levels of discount to net asset value per share, although it is not possible to predict the level of market price decline that may also occur. Actual sales prices and discounts may differ from presentation below.
The examples assume that Entity XYZ has 1,000,000 shares of common stock outstanding, $15,000,000 in total assets and $5,000,000 in total liabilities. The current net asset value and net asset value per share are thus $10,000,000 and $10.00, respectively. The table below illustrates the dilutive effect on nonparticipating stockholder A of (1) an offering of 50,000 shares (5% of the outstanding shares) at $9.50 per share after offering expenses and any underwriting discounts and commissions (a 5% discount to net asset value per share); (2) an offering of 100,000 shares (10% of the outstanding shares) at $9.00 per share after offering expenses and any underwriting discounts and commissions (a 10% discount to net asset value per share); and (3) an offering of

200,000 shares (20% of the outstanding shares) at $8.00 per share after offering expenses and any underwriting discounts and commissions (a 20% discount to net asset value per share).

		Example 1 5% offering at 5% Discount		Example 2 10% offering at 10% Discount		Example 3 20% offering at 20% Discount
	Prior to Sale Below Net Asset Value per Share	Following Sale	% Change	Following Sale	% Change	Following Sale	% Change
Offering Price
Price per Share to Public	—	$10.05	—	$9.52	—	$8.47	—
Net Proceeds per Share to Issuer	—	$9.50	—	$9.00	—	$8.00	—
Decrease to Net Asset Value per Share
Total Shares Outstanding	1,000,000	1,050,000	5.00%	1,100,000	10.00%	1,200,000	20.00%
Net Asset Value per Share	$10.00	$9.98	(0.20)%	$9.91	(0.90)%	$9.67	(3.30)%
Dilution to Stockholder
Shares Held by Stockholder A	10,000	10,000	—	10,000	—	10,000	—
Percentage Held by Stockholder A	1.00%	0.95%	(5.00)%	0.91%	(9.00)%	0.83%	(17.00)%
Total Asset Values
Total Net Asset Value Held by Stockholder A	$100,000	$99,800	(0.20)%	$99,100	(0.90)%	$96,700	(3.30)%
Total Investment by Stockholder A (Assumed to be $10.00 per Share)	$100,000	$100,000	—	$100,000	—	$100,000	—
Total Dilution to Stockholder A (Total Net Asset Value Less Total Investment)	—	$(200)	—	$(900)	—	$(3,300)	—
Per Share Amounts
Net Asset Value per Share Held by Stockholder A	—	$9.98	—	$9.91	—	$9.67	—
Investment per Share Held by Stockholder A (Assumed to be $10.00 per Share on Shares Held Prior to Sale)	$10.00	$10.00	—	$10.00	—	$10.00	—
Dilution per Share Held by Stockholder A (Net Asset Value per Share Less Investment per Share)	—	$(0.02)	—	$(0.09)	—	$(0.33)	—
Percentage Dilution to Stockholder A (Dilution per Share Divided by Investment per Share)	—	—	(0.20)%	—	(0.90)%	—	(3.30)%
Impact on Existing Stockholders who Participate in the Offering
Our existing stockholders who participate in an offering by us of shares at a price below net asset value per share or who buy additional shares in the secondary market at the same or lower price as obtained by us in an offering (after expenses and any underwriting discounts and commissions) will experience the same types of net asset value per share dilution as the nonparticipating stockholders, albeit at a lower level, to the extent they purchase less than the same percentage of the discounted offering as their interest in the shares immediately prior to the offering. The level of net asset value per share dilution on an aggregate basis will decrease as the number of shares such stockholders purchase increases. Our existing stockholders who buy more than such percentage will experience net asset value per share dilution, but will, in contrast to our existing stockholders who purchase less than their proportionate share of the offering, experience an increase (often called accretion) in net asset value per share over their investment per share and will also experience a disproportionately greater increase in their participation in our earnings and assets and their voting power than our increase in assets, potential earning power and voting interests due to the offering. The level of accretion will increase as the excess number of shares such stockholder purchases increases. Even a stockholder who over-participates will, however, be subject to the risk that we may make additional discounted offerings in the future in which such stockholder does not participate, in which case such stockholder will experience net asset value per share dilution as described above in such subsequent offerings. These stockholders may also experience a decline in the market price of their shares, which often reflects, to some degree, announced or potential increases and decreases in net asset value per share. Their decrease could be more pronounced as the size of our offering and level of discount to net asset value per share increases.
The following examples assume that Entity XYZ has 1,000,000 shares of common stock outstanding, $15,000,000 in total assets and $5,000,000 in total liabilities. The current net asset value and net asset value per share are thus $10,000,000 and $10.00, respectively. The table below illustrates the dilutive and accretive effect in the hypothetical 20% discount offering from the prior chart for stockholder A that acquires shares equal to (1) 50% of their proportionate share of the offering (i.e., 1,000 shares, which is 0.50% of the offering of 200,000 shares rather than their 1.00% proportionate share) and (2) 150% of their proportionate share of the offering (i.e., 3,000 shares, which is 1.50% of the offering of 200,000 shares rather than their 1.00% proportionate share).
The prospectus pursuant to which any offering at a price less than the then-current net asset value per share is made will include a chart for its example based on the actual number of shares in such offering and the actual discount to the most recently determined net asset value per share.

		50% Participation		150% Participation
	Prior to Sale Below Net Asset Value per Share	Following Sale	% Change	Following Sale	% Change
Offering Price
Price per share to public	—	$8.47	—	$8.47	—
Net proceeds per share to issuer	—	$8.00	—	$8.00	—
Increases in Shares and Decrease to Net Asset Value per Share
Total shares outstanding	1,000,000	1,200,000	20.00%	1,200,000	20.00%
Net Asset Value per share	$10.00	$9.67	(3.30)%	$9.67	(3.30)%
(Dilution)/Accretion to Participating Stockholder A
Shares held by stockholder A	10,000	11,000	10.00%	13,000	30.00%
Percentage held by stockholder A	1.0%	0.92%	(8.00)%	1.08%	8.00%
Total Asset Values
Total Net Asset Value held by stockholder A	$100,000	$106,370	6.37%	$125,710	25.71%
Total investment by stockholder A (assumed to be $10.00 per share on shares held prior to sale)	$100,000	$108,470	8.47%	$125,410	25.41%
Total (dilution)/accretion to stockholder A (total net asset value per share less total investment)	—	$(2,100)	—	$300	—
Per Share Amounts
Net Asset Value per share held by stockholder A	—	$9.67	—	$9.67	—
Investment per share held by stockholder A (assumed to be $10.00 per share on shares held prior to sale)	$10.00	$9.86	(1.40)%	$9.65	(3.50)%
(Dilution)/accretion per share held by stockholder A (net asset value per share less investment per share)	—	$(0.19)	—	$0.02	—
Percentage (dilution)/accretion to stockholder A (dilution/accretion per share divided by investment per share)	—	—	(1.93)%	—	0.21%

Impact on New Investors
The following examples illustrate the level of net asset value dilution or accretion that would be experienced by a new stockholder in three different hypothetical common stock offerings of different sizes and levels of discount to net asset value per share, although it is not possible to predict the level of market price decline that may also occur. Actual sales prices and discounts may differ from the presentation below.
Investors who are not currently stockholders, but who participate in an offering by us below net asset value per share and whose investment per share is greater than the resulting net asset value per share due to expenses and any underwriting discounts and commissions paid by us will experience an immediate decrease, albeit small, in the net asset value of their shares and their net asset value per share compared to the price they pay for their shares. Investors who are not currently stockholders and who participate in an offering by us of shares at a price below net asset value per share and whose investment per share is also less than the resulting net asset value per share due to expenses and any underwriting discounts and commissions paid by us being significantly less than the discount per share, will experience an immediate increase in the net asset value of their shares and their net asset value per share compared to the price they pay for their shares. All these investors will experience a disproportionately greater participation in our earnings and assets and their voting power than our increase in assets, potential earning power and voting interests. These investors will, however, be subject to the risk that we may make additional discounted offerings in which such new stockholder does not participate, in which case such new stockholder will experience dilution as described above in such subsequent offerings by us. These investors may also experience a decline in the market price of their shares, which often reflects to some degree announced or potential increases and decreases in net asset value per share. Their decrease could be more pronounced as the size of the offering and level of discounts increases.
The following examples illustrate the level of net asset value per share dilution or accretion that would be experienced by a new stockholder of Entity XYZ who purchases the same percentage (1.00%) of shares in the three different hypothetical offerings of common stock of different sizes and levels of discount to net asset value per share. The examples assume that Entity XYZ has 1,000,000 shares outstanding, $15,000,000 in total assets and $5,000,000 in total liabilities. The current net asset value and net asset value per share are thus $10,000,000 and $10.00, respectively. The table below illustrates the dilutive and accretive effects on stockholder A at (1) an offering of 50,000 shares (5% of the outstanding shares) at $9.50 per share after offering expenses and any underwriting discounts and commissions (a 5% discount to net asset value per share); (2) an offering of 100,000 shares (10% of the outstanding shares) at $9.00 per share after offering expenses and any underwriting discounts and commissions (a 10% discount to net asset value per share); and (3) an offering of 200,000 shares (20% of the outstanding shares) at $8.00 per share after offering expenses and any underwriting discounts and commissions (a 20% discount to net asset value per share).

		Example 1 5% Offering at 5% Discount		Example 2 10% Offering at 10% Discount		Example 3 20% Offering at 20% Discount
	Prior to Sale Below Net Asset Value per Share	Following Sale	% Change	Following Sale	% Change	Following Sale	% Change
Offering Price
Price per share to public	—	$10.05	—	$9.52	—	$8.47	—
Net offering proceeds per share to issuer	—	$9.50	—	$9.00	—	$8.00	—
Decrease to Net Asset Value per Share
Total shares outstanding	—	1,050,000	5.00%	1,100,000	10.00%	1,200,000	20.00%
Net Asset Value per Share	—	$9.98	(0.20)%	$9.91	(0.90)%	$9.67	(3.30)%
Dilution to Stockholder A
Shares held by stockholder A	—	500	—	1,000	—	2,000	—
Percentage held by stockholder A	—	0.05%	—	0.09%	—	0.17%	—
Total Asset Values
Total Net Asset Value held by stockholder A	—	$4,990	—	$9,910	—	$19,340	—
Total investment by stockholder A	—	$5,025	—	$9,952	—	$16,940	—
Total dilution to stockholder A (total net asset value less total investment)	—	$(35)	—	$390	—	$2,400	—
Per Share Amounts
Net asset value per share held by stockholder A	—	$9.98	—	$9.91	—	$9.67	—
Investment per share held by stockholder A	—	$10.05	—	$9.52	—	$8.47	—
(Dilution)/accretion per share held by stockholder A (net asset value per share less investment per share)	—	$(0.07)	—	$0.39	—	$1.20	—
Percentage (dilution)/accretion to stockholder A (dilution/accretion per share divided by investment per share)	—	—	(0.70)%	—	4.10%	—	14.17%

DETERMINATION OF NET ASSET VALUE
We determine our net asset value (“NAV”) per common stock on each day that the NYSE is open for business as of the close of the regular trading session on the NYSE. We calculate our NAV per Common Share by subtracting liabilities (including accrued expenses and distributions) from our total assets (the value of securities, plus cash and other assets, including interest and distributions accrued but not yet received) and dividing the result by the total number of outstanding shares of common stock. Our assets and liabilities are valued in accordance with the principles set forth below.
Accounting Standards Codification Topic 820,
Fair Value Measurements and Disclosures
(“ASC Topic 820”), issued by the Financial Accounting Standards Board, clarifies the definition of fair value and requires companies to expand their disclosure about the use of fair value to measure assets and liabilities in interim and annual periods subsequent to initial recognition. ASC Topic 820 defines fair value as the price that would be received from the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 also establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities; Level 2, which includes inputs such as quoted prices for similar assets or liabilities in active markets; and Level 3, defined as unobservable inputs for which little or no market data exists, therefore requiring an entity to develop its own assumptions.
Our portfolio primarily consists of securities listed or traded on a recognized securities exchange or automated quotation system (“Exchange-Traded Securities”) or securities traded on a privately negotiated OTC secondary market for institutional investors for which indicative dealer quotes are available (“OTC Securities”).
The Board is responsible for overseeing the valuation of our portfolio investments at fair value as determined in good faith pursuant to our valuation policy and consistently applied valuation process. The Board has designated FS Global Advisor to be the Company’s valuation designee with day-to-day
responsibility for implementing the portfolio valuation process and has authorized FS Global Advisor’s management team to utilize independent third-party valuation and pricing services that have been communicated to the Board. The audit committee of the Board is responsible for overseeing FS Global Advisor’s implementation of our valuation process.
For purposes of calculating NAV, FS Global Advisor, in its capacity as valuation designee on behalf of the Company, uses the following valuation methods:

•	The market value of each Exchange-Traded Security is the last reported sale price at the relevant valuation date on the composite tape or on the principal exchange on which such security is traded.

•
If no sale is reported for an Exchange-Traded Security on the valuation date or if a security is an OTC Security, we value such investments using quotations obtained from an independent third-party pricing service, which provides prevailing bid and ask prices that are screened for validity by the service from dealers on the valuation date. If a quoted price from such pricing service is deemed by FS Global Advisor to be unreliable (and therefore, not readily available), FS Global Advisor may recommend that the investment may be fair valued by some other means, including, but not limited to, a valuation provided by an independent third-party valuation service. For investments for which an independent third-party pricing service is unable to obtain quoted prices, we obtain bid and ask prices directly from dealers who make a market in such securities. In all cases, investments are valued at the mid-point
of the prevailing
bid-ask
range obtained from such sources unless there is a compelling reason to use some other value within the bid-ask
range and the justification thereof is documented and retained by FS Global Advisor’s management team.

•
To the extent that we hold investments for which no active secondary market exists and, therefore, no bid and ask prices can be readily obtained, we value such investments at fair value as determined in good faith by FS Global Advisor under the oversight of the Board in accordance with FS Global Advisor’s Valuation Policy. In making such determination, FS Global Advisor may rely upon valuations obtained from an independent third-party valuation service. With respect to these investments for which market quotations are not readily available, we undertake a multi-step valuation process each quarter, as described below:

•
The quarterly fair valuation process begins with FS Global Advisor’s management team facilitating the delivery of updated quarterly financial and other information relating to each investment to the independent valuation service, if applicable; the independent valuation service then reviews and analyzes the information, along with relevant market and economic data, and determines proposed valuations for each investment according to the valuation methodologies in contained in FS Global Advisor’s Valuation Policy and communicates the information to personnel of FS Global Advisor in the form of a valuation range;

•
FS Global Advisor then reviews the preliminary valuation information foreach portfolio company or investment and provides feedback about the accuracy, completeness and timeliness of the valuation-related inputs considered by the independent valuation service and any suggested revisions thereto prior to the independent pricing service or valuation service finalizing its valuation range;

•
FS Global Advisor’s management team then provides the audit committee of the Board with valuation-related information for each investment along with any applicable supporting materials and other information that is relevant to the fair valuation process;

•
the audit committee of the Board meets with FS Global Advisor’s management team to receive the relevant quarterly reporting and to discuss any questions from the audit committee in connection with the audit committee’s role in overseeing the fair valuation process; and preliminary valuations are then presented to and discussed with the audit committee of the Board;

•
following the completion of fair valuation oversight activities, the audit committee (with assistance from FS Global Advisor’s management team) provides the Board with a report regarding the quarterly valuation process.

Determination of fair value involves subjective judgments and estimates. Accordingly, the notes to our consolidated financial statements refer to the uncertainty with respect to the possible effect of such valuations and any change in such valuations on our consolidated financial statements. In making its determination of fair value, FS Global Advisor may use any independent third-party pricing or valuation service;
provided
that FS Global Advisor shall not be required to determine fair value in accordance with the valuation provided by any single source, and FS Global Advisor retains the discretion to use any relevant data, including information obtained from any independent third-party valuation or pricing service, that FS Global Advisor deems to be reliable in determining fair value under the circumstances.
Below is a description of factors that FS Global Advisor and any independent third-party valuation service may consider when determining the fair value of our investments.
Valuation of fixed income investments, such as loans and debt securities, depends upon a number of factors, including prevailing interest rates for like securities, expected volatility in future interest rates, call features, put features and other relevant terms of the debt. For investments without readily available market prices, we may incorporate these factors into discounted cash flow models to arrive at fair value. Other factors that may be considered include the borrower’s ability to adequately service its debt, the fair market value of the borrower in relation to the face amount of its outstanding debt and the quality of collateral securing the borrower’s debt.
For convertible debt securities, fair value generally approximates the fair value of the debt plus the fair value of an option to purchase the underlying security (
i.e.
, the security into which the debt may convert) at the conversion price. To value such an option, a standard option pricing model may be used.
Our equity interests in companies for which no active secondary market exists and, therefore, no bid and ask prices can be readily obtained, are valued at fair value. FS Global Advisor, in its determination of fair value, may consider various factors, including, but not limited to, multiples of earnings before interest, taxes, depreciation and amortization (“EBITDA”), cash flows, net income, revenues or, in limited instances, book value or liquidation value. All of these factors may be subject to adjustments based upon the particular circumstances of a company or our actual investment position. For example, adjustments to EBITDA may take into account compensation to previous owners or an acquisition, recapitalization, restructuring or other related items.
FS Global Advisor and any independent third-party valuation service may also consider private merger and acquisition statistics, public trading multiples discounted for illiquidity and other factors, valuations implied by third-party investments in the companies, the acquisition price of such investment or industry practices in determining fair value. FS Global Advisor and any independent third-party valuation service may also consider the size and scope of a company and its specific strengths and weaknesses, and may apply discounts or premiums, where and as appropriate, due to the higher (or lower) financial risk and/or the size of the companies relative to comparable firms, as well as such other factors as FS Global Advisor and any independent third-party valuation service, if applicable, may consider relevant in assessing fair value.
When we receive warrants or other equity securities at nominal or no additional cost in connection with an investment in a debt security, the cost basis in the investment is allocated between the debt securities and any such warrants or other equity securities received at the time of origination. FS Global Advisor subsequently values warrants or other equity securities received at fair value.
When utilized, derivatives are priced in the same manner as securities and loans, i.e., primarily by independent third-party pricing services, or secondarily through counterparty statements if there are no prices available from such pricing services. With respect to credit derivatives, where liquidity is limited due to the lack of a secondary market for the underlying reference obligation and where a price is not provided by an independent third-party pricing service, such derivatives are valued after considering, among other factors, the valuation provided by the counterparty with which we have established the position. For other over-the-counter
derivatives, the value of the underlying securities, among other factors, are reviewed and considered by FS Global Advisor’s management team in determining the appropriate fair value.
Securities that carry certain restrictions on sale typically are valued at a discount from the public market value of the security, where applicable.
If events materially affecting the price of foreign portfolio securities occur between the time when their price was last determined on such foreign securities exchange or market and the time when our NAV was last calculated (
e.g.
, movements in certain U.S. securities indices which demonstrate strong correlation to movements in certain foreign securities markets), such securities may be valued at their fair value as determined in good faith by FS Global Advisor and any independent third-party valuation service, if applicable.
Forward foreign currency exchange contracts typically are valued at their quoted daily prices obtained from an independent third party. The aggregate settlement values and notional amounts of the contracts are not recorded in the consolidated statement of assets and liabilities. Fluctuations in the value of the contracts are recorded in the consolidated statement of assets and liabilities as an asset (liability) and in the consolidated statement of operations as unrealized appreciation (depreciation) until the contracts are closed, when they are recorded as realized gains (losses) on forward foreign currency exchange contracts.
Swaps typically are valued using valuations provided by an independent third-party pricing service. Such valuations generally are based on the present value of fixed and projected floating rate cash flows over the term of the swap contract and, in the case of credit default swaps, generally are based on credit spread quotations obtained from broker-dealers and expected default recovery rates determined by the independent third-party pricing service using proprietary models. Future cash flows are discounted to their present value using swap rates provided by electronic data services or by broker-dealers.

MANAGEMENT OF THE FUND
Board of Directors and Executive Officers
Board Leadership Structure
The Board consists of seven members, six of whom are considered Independent Directors. Among other things, the Board sets broad policies for us and appoints our officers. The role of the Board, and of any individual director (“Director”), is one of oversight and not of management of our day-to-day
affairs. Each Director will serve until his or her successor is duly elected and qualified. The Directors are subject to removal or replacement in accordance with Maryland law and our Articles of Incorporation. The Directors serving on the Board were initially elected by our organizational stockholder.
The information contained under the heading “Board Composition and Leadership Structure” in the Fund’s definitive Proxy Statement on Schedule 14A for the Fund’s 2024 annual meeting of stockholders, filed with the SEC on May 17, 2024, is incorporated herein by reference.
Board Role in Risk Oversight
The information contained under the heading “Risk Oversight and Board Structure—Board’s Role in Risk Oversight” in the Fund’s Definitive Proxy Statement on Schedule 14A is incorporated herein by reference.
Experience of Directors
The information contained under the heading “Proposal 1—Director Election Proposal” in the Fund’s Definitive Proxy Statement on Schedule 14A is incorporated herein by reference.
Compensation
The information contained under the heading “Director Compensation” in the Fund’s Definitive Proxy Statement on Schedule 14A is incorporated herein by reference.
Code of Ethics
The Fund has adopted a code of business conduct and ethics (as amended and restated, the “Code of Business Conduct and Ethics”) pursuant to Rule
17j-1
promulgated under the 1940 Act, which applies to, among others, its officers, including its chief executive officer and its chief financial officer, as well as the members of the Board. The Fund’s Code of Business Conduct and Ethics can be accessed via the Fund’s website at https://fsinvestments.com/investments/fsco-corporate-governance/. The Code of Business Conduct and Ethics permits personnel subject to the code to invest in securities, including securities that may be purchased or held by the Fund.
Director Beneficial Ownership of Securities
The information contained under the heading “Security Ownership of Management and Certain Beneficial Owners” in the Fund’s Definitive Proxy Statement on Schedule 14A is incorporated herein by reference.
Investment Advisory Agreement
Pursuant to the Amended and Restated Investment Advisory Agreement, by and between the Fund and FS Global Advisor dated as of November 14, 2022 (the “Investment Advisory Agreement”) and in consideration of the advisory services provided by FS Global Advisor to us, FS Global Advisor is entitled to a fee consisting of two components—the Management Fee and the Incentive Fee.

Services
Subject to the overall supervision of the Board, FS Global Advisor provides us with investment advisory services. Under the terms of the Investment Advisory Agreement, FS Global Advisor:

•	determines the composition and allocation of our portfolio, the nature and timing of the changes therein and the manner of implementing such changes;

•	identifies, evaluates and negotiates the structure of the investments we make;

•	executes, monitors and services the investments we make;

•	determines the securities and other assets that we will purchase, retain or sell;

•	performs due diligence on prospective portfolio companies; and

•	provides us with such other investment advisory, research and related services as we may, from time to time, reasonably request or require for the investment of our funds.
Management Fee
The management fee (“Management Fee”) is calculated and payable quarterly in arrears at the annual rate of 1.35% of our average daily gross assets during such period. The Management Fee may or may not be taken in whole or in part at the discretion of FS Global Advisor. All or any part of the Management Fee not taken as to any quarter will be deferred without interest and may be taken in any such other quarter prior as FS Global Advisor may determine. The Management Fee for any partial quarter will be appropriately prorated.
Incentive Fee
The incentive fee (“Incentive Fee”) is calculated and payable quarterly in arrears based upon our
“pre-incentive
fee net investment income” for the immediately preceding quarter, and is subject to a hurdle rate, expressed as a rate of return on our adjusted capital, equal to 1.50% per quarter (or an annualized hurdle rate of 6.00%), subject to a
“catch-up”
feature. For this purpose,
“pre-incentive
fee net investment income” means interest income, dividend income and any other income accrued during the calendar quarter, minus our operating expenses for the quarter (including the Management Fee, expenses reimbursed to FS Global Advisor under the Administration Agreement and any interest expense and distributions paid on any issued and outstanding Preferred Stock, but excluding the Incentive Fee).
Pre-incentive
fee net investment income includes, in the case of investments with a deferred interest feature (such as OID, debt instruments with PIK interest and zero coupon securities), accrued income that we have not yet received in cash.
Pre-incentive
fee net investment income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.
The calculation of the Incentive Fee for each quarter is as follows:

•	No Incentive Fee is payable in any calendar quarter in which our pre-incentive fee net investment income does not exceed the quarterly hurdle rate of 1.50%;

•
100% of our
pre-incentive
fee net investment income, if any, that exceeds the hurdle rate but is less than or equal to 1.667% in any calendar quarter (6.667% annualized) is payable to FS Global Advisor.

This portion of our
pre-incentive
fee net investment income which exceeds the hurdle rate but is less than or equal to 1.667% is referred to as the
“catch-up.”
The
“catch-up”
provision is intended to provide FS Global Advisor with an incentive fee of 20.0% on all of our pre-incentive
fee net investment income when our
pre-incentive
fee net investment income reaches 1.667% in any calendar quarter; and

•
10.0% of our
pre-incentive
fee net investment income, if any, that exceeds 1.667% in any calendar quarter (6.667% annualized) is payable to FS Global Advisor once the hurdle rate is reached and the catch-up
is achieved (10.0% of all our
pre-incentive
fee net investment income thereafter is allocated to FS Global Advisor).

The following is a graphical representation of the calculation of the Incentive Fee:
Quarterly Incentive Fee
Pre-incentive
fee net investment income
(expressed as a percentage of our adjusted capital)

Percentage of our
pre-incentive
fee net investment income allocated to the
Incentive Fee.
These calculations will be appropriately prorated for any period of less than three months.
Management and Incentive Fees Paid
During the fiscal years ended December 31, 2023, 2022 and 2021, we paid management and incentive fees of approximately $45.0 million, $47.6 million and $44.3 million, respectively, to the Adviser pursuant to the Investment Advisory Agreement.
The information contained under “Note 4 to the Notes to Consolidated Financial Statements for the Financial Year Ended December 31, 2023” in our most recent Annual Report on Form
N-CSR
is incorporated by reference herein.
Approval of the Investment Advisory Agreement
The term of the Investment Advisory Agreement was initially for 24 months, commencing on November 13, 2022, and expiring on November 13, 2024. The Board approved an additional one-year
term of the Investment Advisory Agreement on November 13, 2024, subject to earlier termination in accordance with its terms. Such approval was made in accordance with, and on the basis of an evaluation satisfactory to the Board, as required by Section 15(c) of the 1940 Act and the applicable rules and regulations thereunder.
Administration Agreement
Pursuant to the Administration Agreement, FS Global Advisor oversees our day-to-day
operations, including the provision of general ledger accounting, fund accounting, legal services, investor relations and other administrative services. FS Global Advisor also performs, or oversees the performance of, our corporate operations and required administrative services, which includes being responsible for the financial records which we are required to maintain and preparing reports to stockholders and reports filed with the SEC. In addition, FS Global Advisor assists us in calculating our NAV, overseeing the preparation and filing of our tax returns and the printing and dissemination of reports to stockholders, and generally overseeing the payment of our expenses and the performance of administrative and professional services rendered to us by others.

We reimburse FS Global Advisor for its actual costs incurred in providing these administrative services, including FS Global Advisor’s allocable portion of the compensation and related expenses of certain personnel of FS Investments providing administrative services to us on behalf of FS Global Advisor. FS Global Advisor is required to allocate the cost of such services to us based on factors such as assets, revenues and/or time allocations. At least annually, the Board reviews the methodology employed in determining how the expenses are allocated to us and the proposed allocation of administrative expenses among us and certain affiliates of FS Global Advisor. The Board then assesses the reasonableness of such reimbursements for expenses allocated to us based on the breadth, depth and quality of such services as compared to the estimated cost to us of obtaining similar services from third-party service providers known to be available. In addition, the Board considers whether any single third-party service provider would be capable of providing all such services at comparable cost and quality. Finally, the Board compares the total amount paid to FS Global Advisor for such services as a percentage of our net assets to the same ratios reported by other comparable investment companies. We do not reimburse FS Global Advisor for any services for which it receives a separate fee or for any administrative expenses allocated to a controlling person of FS Global Advisor.
In addition, we have contracted with State Street Bank and Trust Company to provide various accounting and administrative services, including preparing preliminary financial information for review by FS Global Advisor, preparing and monitoring expense budgets, maintaining accounting books and records, processing trade information for us and performing certain portfolio compliance testing.
Expenses
FS Global Advisor bears all of its own costs incurred in providing investment advisory services to us. As described below, however, we bear all other expenses incurred in our business, including amounts that we reimburse to FS Global Advisor for certain administrative services that FS Global Advisor provides or arranges at its expense to be provided to us pursuant to the Administration Agreement.
Expenses borne directly by us include:

•	corporate and organization costs relating to offerings of common stock or preferred stock;

•	the cost of calculating our NAV, including the cost of any third-party pricing or valuation services;

•	the cost of effecting sales and repurchases of the common stock and other securities;

•	the Management Fee and Incentive Fee;

•
investment related expenses (
e.g.
, expenses that, in FS Global Advisor’s discretion, are related to the investment of our assets, whether or not such investments are consummated), including, as applicable, brokerage commissions, borrowing charges on securities sold short, clearing and settlement charges, recordkeeping, interest expense, dividends on securities sold but not yet purchased, margin fees, investment related travel and lodging expenses and research-related expenses and other due diligence expenses;

•	professional fees relating to investments, including expenses of consultants, investment bankers, attorneys, accountants and other experts;

•
fees and expenses relating to software tools, programs or other technology (including risk management software, fees to risk management services providers, third-party software licensing, implementation, data management and recovery services and custom development costs);

•
research and market data (including news and quotation equipment and services, and any computer hardware and connectivity hardware (
e.g.
, telephone and fiber optic lines) incorporated into the cost of obtaining such research and market data);

•	all costs and charges for equipment or services used in communicating information regarding our transactions among FS Global Advisor and any custodian or other agent engaged by us;

•	transfer agent and custodial fees;

•	fees and expenses associated with marketing efforts;

•	federal and any state registration or notification fees;

•	federal, state and local taxes;

•	fees and expenses of Directors not also serving in an executive officer capacity for us or FS Global Advisor;

•	the costs of preparing, printing and mailing reports and other communications, including tender offer correspondence or similar materials, to stockholders;

•	fidelity bond, Directors and officers errors and omissions liability insurance and other insurance premiums;

•	direct costs such as printing, mailing, long distance telephone and staff;

•	overhead costs, including rent, office supplies, utilities and capital equipment;

•	legal expenses (including those expenses associated with preparing our public filings, attending and preparing for Board meetings, as applicable, and generally serving as our counsel);

•	external accounting expenses (including fees and disbursements and expenses related to our annual audit and the preparation of our tax information);

•	costs associated with reporting and compliance obligations under the 1940 Act and applicable federal and state securities laws, including compliance with the Sarbanes-Oxley Act of 2002, as amended;

•
all other expenses incurred by us or FS Global Advisor in connection with administering our business, including expenses incurred by FS Global Advisor in performing administrative services for us and administrative personnel paid by FS Global Advisor, to the extent they are not controlling persons of FS Global Advisor any of its affiliates, subject to the limitations included in the Administration Agreement; and

•
any expenses incurred outside of the ordinary course of business, including, without limitation, costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or similar proceeding and indemnification expenses as provided for in our organizational documents.

Except as otherwise described in this Prospectus, we will reimburse FS Global Advisor for any of the above expenses that they pay on our behalf, including administrative expenses they incur on our behalf.
Custodian, Distribution Paying Agent, Transfer Agent and Registrar
SS&C GIDS, Inc. serves as our custodian and provides us with accounting services and serves as our distribution paying agent, transfer agent and registrar.
Ownership
The following table sets forth, as of December 31, 2024, the beneficial ownership of the Company’s current directors, executive officers, each person known to the Company to beneficially own 5% or more of the outstanding Common Shares, and all of the Company’s executive officers and directors as a group. For a list of holders of 5% or more of the Fund’s Preferred Shares, please refer to Annex A.
Beneficial ownership is determined in accordance with Rule
13d-3
promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and includes voting or investment power with respect to the Shares. Ownership information for those persons who beneficially own 5% or more of the Shares is based upon information furnished by the Company’s transfer agent and other information provided by such persons, if available.

	Common Shares Beneficially Owned as of December 31, 2024
Name and Address of Beneficial Owner	Number of Common Shares		Percentage (%)
Interested Directors
Michael C. Forman	407,583	(3)	*
Independent Directors
Keith Bethel	17,500	(4)	*
Walter W. Buckley, III	15,861		*
Della Clark	8,368		*
Barbara J. Fouss	27,132.603		*
Philip E. Hughes, Jr.	20,788		*
Robert N.C. Nix, III	13,196	(5)	*
Executive Officers
Edward T. Gallivan, Jr.	—		—
Stephen S. Sypherd	16,242
James F. Volk	—		—
All directors and executive officers as a group (10 persons)	526,670.603		*

*	Less than one percent.
(1)	The address of each of the beneficial owners set forth above is c/o FS Credit Opportunities Corp., 201 Rouse Boulevard, Philadelphia, Pennsylvania 19112.
(2)	Based on a total of 198,355,867 Common Shares issued and outstanding on December 31, 2024.
(3)
401,733 Shares held by The 2011 Forman Investment Trust of which Michael C. Forman is the manager; and 5,850 Shares held in an IRA. Michael C. Forman disclaims ownership of any Shares held by Franklin Square Holdings, L.P. or any subsidiary thereof, that exceed his pecuniary interest therein, and the inclusion of these Shares in this report shall not be deemed an admission of beneficial ownership of all reported shares for purposes of this report, Section 16, or any other purpose.

(4)	2,500 Shares held indirectly by spouse.
(5)	7,445 Shares held in an IRA, and 5,750 Shares held directly in a brokerage account.

Dollar Range of Securities Beneficially Owned by Directors
The following table sets forth, as of December 31, 2024, the dollar range of the Fund’s equity securities that are beneficially owned by each member of the Board and the aggregate dollar range of equity securities in all registered investment companies overseen by such director within the same family of investment companies as the fund.

Name of Director	Dollar Range of Equity Securities Beneficially Owned	Aggregate Dollar Range of Equity Securities in All Registered Investment Companies Overseen by Director in Family of Investment Companies
Interested Directors:
Michael C. Forman	Over $100,000	Over $100,000
Independent Directors:
Keith Bethel	$50,001-$100,000	$10,001-$50,000
Walter W. Buckley, III	$50,001-$100,000	$50,001-$100,000
Della Clark	$10,001-$50,000	$10,001-$50,000
Barbara J. Fouss	Over $100,000	$50,001-$100,000
Philip E. Hughes, Jr.	Over $100,000	Over $100,000
Robert N.C. Nix, III	$50,001-$100,000	$10,001-$50,000

(1)	Beneficial ownership has been determined in accordance with Rule 16a-1(a)(2) promulgated under the Exchange Act.
(2)
The dollar range of equity securities beneficially owned by the Fund’s directors is calculated in accordance with the applicable account statement rules of The Financial Industry Regulatory Authority, Inc.

(3)	The dollar range of equity securities beneficially owned are: None, $1—$10,000, $10,001—$50,000, $50,001—$100,000 or over $100,000.

PORTFOLIO MANAGEMENT
The management of our investment portfolio is the responsibility of FS Global Advisor and its investment committee. The members of FS Global Advisor’s investment committee are Andrew Beckman, Nicholas Heilbut and Robert Hoffman. The members of FS Global Advisor’s investment committee are not employed by us and receive no direct compensation from us in connection with their portfolio management activities.
Below is biographical information relating to the members of FS Global Advisor’s investment committee.
Andrew Beckman
is a Managing Director and Head of the FS Global Credit business. He serves as the Portfolio Manager for FS Credit Opportunities Fund, FS Tactical Opportunities fund, FS Specialty Lending Fund and FS Credit Income Fund. Previously, Andrew Beckman was a Partner and Head of Corporate Credit and Special Situations at DW Partners, a $3 billion alternative credit manager. Prior to joining DW Partners, he built and managed Magnetar Capital’s event-driven credit business and served as Head of Event Credit and Head of its Credit Opportunities Fund. Prior to this, he was a Managing Director and
Co-Head
of Goldman Sachs’ Special Situations Multi-Strategy Investing Group. Earlier in his career, he worked at lnvestcorp International in its North American private equity business and at Salomon Smith Barney in the Investment Bank’s Mergers and Acquisitions Group. Mr. Beckman graduated magna cum laude from the University of Pennsylvania’s Wharton School of Business, earning a BS in Economics with a concentration in Finance and Management. Mr. Beckman joined FS Investments in 2017.
Nick Heilbut
is a Managing Director for the FS Global Credit business. He serves as a Portfolio Manager and Director of Research for FS Credit Opportunities Fund, FS Tactical Opportunities Fund, FS Specialty Lending Fund and FS Credit Income Fund. Previously Mr. Heilbut was a Managing Director at DW Partners where he focused on investments in stressed and distressed debt. He served as the Head of Research for Magnetar’s Event Credit business and the Magnetar Credit Opportunities Fund and was also a member of the Event Driven Investment Committee. Prior to joining Magnetar, Mr. Heilbut but worked at Serengeti Asset Management where he was responsible for the firm’s investments in financial institutions, health care, media and sovereign debt. He joined Serengeti from Goldman Sachs where he was a Vice President in the firm’s Special Situations Group Multi-Strategy Investing business. There, he invested in multiple asset classes including public corporate credit and equities, private corporate credit and equities, drug royalties and distressed financial assets. Mr. Heilbut began his career as an Associate in Donaldson, Lufkin & Jenrette’s Mortgage Department. Mr. Heilbut earned a BA in History (Phi Beta Kappa) from the University of Michigan and an MBA from Columbia Business School. Mr. Heilbut joined FS Investments in 2017.
Robert Hoffman
serves as Managing Director, Credit Wealth Solutions and is the firm’s primary subject matter expert on the corporate credit markets and select alternative investment solutions. He develops key communications and resources to help position and educate on FS Investments’ products. He previously served as the firm’s Head of Investment Research, leading the team that analyzes the fundamentals behind market movements, macroeconomic trends and the performance of specific industries. Mr. Hoffman has over 20 years of experience in the investment and financial services industry. Most recently, he was an Executive Director at Nomura Corporate Research and Asset Management, Inc., an asset management firm with approximately $20 billion in assets under management. At Nomura, he was responsible for loan portfolio management and trading, and he and his team managed nearly $3 billion in loan assets for retail and institutional clients. Prior to becoming a portfolio manager, he was a senior credit analyst focusing primarily on first- and second-lien corporate loan issues. He covered a range of sectors including energy and gas, utilities, healthcare, chemicals, technology, autos and industrials. Mr. Hoffman graduated from Columbia University with a BA in Political Science and is a Chartered Financial Analyst. Mr. Hoffman joined FS Investments in 2012.

Other Accounts Managed by Portfolio Managers
Andrew Beckman, Nick Heilbut and Robert Hoffman, the portfolio managers primarily responsible for the day-to-day
management of the Fund also manage other registered investment companies, other pooled investment vehicles and other accounts, as indicated below. The following table identifies, as of December 31, 2024: (i) the number of other registered investment companies, other pooled investment vehicles and other accounts managed by each portfolio manager; (ii) the total assets of such companies, vehicles and accounts; and (iii) the number and total assets of such companies, vehicles and accounts that are subject to an advisory fee based on performance.

	Number of Accounts	Assets of Accounts (in thousands) (1)	Number of Accounts Subject to a Performance Fee	Assets Subject to a Performance Fee (in thousands) (1)
Andrew Beckman
Registered Investment Companies	1	$1,007,743	—	$—
Other Pooled Investment Vehicles	4	$2,766,418	4	$2,766,418
Other Accounts	8	$1,709,663	5	$1,470,377
Nick Heilbut
Registered Investment Companies	1	$1,007,743	—	$—
Other Pooled Investment Vehicles	4	$2,766,418	4	$2,766,418
Other Accounts	8	$1,709,663	5	$1,470,377
Robert Hoffman
Registered Investment Companies	1	$1,007,743	—	$—
Other Pooled Investment Vehicles	1	$2,078,597	1	$2,078,597
Other Accounts	—	$—	—	$—

(1)
The assets for the accounts with fiscal year ends of December 31 represent assets as of September 30, 2024. The assets for the accounts with fiscal year ends of October 31 represent assets as of October 31, 2024.

Compensation of Portfolio Managers
FS Global Advisor’s investment personnel are not employed by the Fund and receive no direct compensation from the Fund in connection with their investment management activities.
Consistent with FS Investments’ integrated culture, FS Investments has one firm-wide compensation and incentive structure, which covers investment personnel who render services to the Fund on behalf of FS Global Advisor. FS Investments’ compensation structure is designed to align the interests of the investment personnel serving the Fund with those of stockholders and to give everyone a direct financial incentive to ensure that all of FS Investments’ resources, knowledge and relationships are utilized to maximize risk-adjusted returns for each strategy.
Each of FS Investments’ senior executives, including each of the investment personnel who render services to the Fund on behalf of FS Global Advisor, receives a base salary and is eligible for a discretionary bonus. In addition to discretionary bonuses, investment professionals of FS Investments may be eligible to receive incentive compensation, including equity awards, from FS Investments based on the earnings or other performance metrics of the applicable investment advisor and/or fund.
All final compensation decisions are made by the management committee of FS Investments based on input from managers. Base compensation and discretionary bonuses are determined based on a combination of factors, which could include, among others, considerations such as overall firm performance, individual contribution and performance, and relevant market and competitive compensation practices for other businesses.

Securities Owned in the Fund by Portfolio Managers
The table below sets forth the dollar range of the value of our common shares that are owned beneficially by each portfolio manager as of December 31, 2024. For purposes of this table, beneficial ownership is defined to mean a direct or indirect pecuniary interest.

Name of Portfolio Manager	Dollar Range of Equity Securities in the Fund (1)
Andrew Beckman	None
Nick Heilbut	None
Robert Hoffman	$50,000 - $100,000

(1)	Dollar ranges are as follows: None, $1—$10,000, $10,001—$50,000, $50,001—$100,000, $100,001—$500,000, $500,001—$1,000,000 and over $1,000,000.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The information contained under the caption “Certain Relationships and Related Party Transactions” in our most recent Definitive Proxy Statement on Schedule 14A is incorporated by reference herein.

CONTROL PERSONS AND PRINCIPAL STOCKHOLDERS
The following table sets forth, as of December 31, 2024, the beneficial ownership of the Company’s current directors, executive officers, each person known to the Company to beneficially own 5% or more of the outstanding Common Shares, and all of the Company’s executive officers and directors as a group.
Except as set forth in Appendix A, to the knowledge of the Company, as of December 31, 2024, no person was the beneficial owner of more than 5% of the Company’s outstanding Preferred Shares. The Company’s current directors and executive officers do not own any of the Company’s outstanding Preferred Shares.
Beneficial ownership is determined in accordance with Rule
13d-3
promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and includes voting or investment power with respect to the Shares. There are no Shares subject to options that are currently exercisable or exercisable within 60 days of May 1, 2024. Ownership information for those persons who beneficially own 5% or more of the Shares is based upon information furnished by the Company’s transfer agent and other information provided by such persons, if available.

	Common Shares Beneficially Owned as of December 31, 2024
Name and Address of Beneficial Owner (1)	Number of Common Shares		Percentage (%) (2)
Interested Directors
Michael C. Forman	742,841	(3)	*
Independent Directors
Keith Bethel	14,000	(4)	*
Walter W. Buckley, III	15,861		*
Della Clark	3,928		*
Barbara J. Fouss	21,129.566		*
Philip E. Hughes, Jr.	20,788		*
Robert N.C. Nix, III	8,395	(5)	*
Executive Officers
Edward T. Gallivan, Jr.	—		—
Stephen S. Sypherd	16,242
James F. Volk	—		—
All directors and executive officers as a group (10 persons)	843,184.566		*

*	Less than one percent.
(1)	The address of each of the beneficial owners set forth above is c/o FS Credit Opportunities Corp., 201 Rouse Boulevard, Philadelphia, Pennsylvania 19112.
(2)	Based on a total of 198,355,867 Common Shares issued and outstanding on May 1, 2024.
(3)
401,733 Shares held by MCFDA SCV LLC, a wholly-owned special purpose financing vehicle of which The 2011 Forman Investment Trust is a member and Michael C. Forman is the manager; 335,258 Shares held by FSH Seed Capital Vehicle I LLC, a wholly-owned special purpose financing subsidiary of Franklin Square Holdings, L.P. (“FS Investments”); and 5,850 Shares held in an IRA. Michael C. Forman disclaims ownership of any Shares held by FS Investments or any subsidiary thereof, that exceed his pecuniary interest therein, and the inclusion of these Shares in this report shall not be deemed an admission of beneficial ownership of all reported shares for purposes of this report, Section 16, or any other purpose.

(4)	2,500 Shares held indirectly by spouse.
(5)	All Shares held in an IRA.

DISTRIBUTION REINVESTMENT PLAN
Pursuant to the DRP, the Fund will reinvest all cash dividends or distributions declared by the Board on behalf of stockholders who do not elect to receive their distributions in cash. As a result, if the Board declares a distribution, then stockholders who have not elected to “opt out” of the DRP will have their distributions automatically reinvested in additional shares of the Fund’s common stock.
No action will be required on the part of a registered stockholder to have its cash distributions reinvested in shares of our common stock. A registered stockholder will be able to elect to receive an entire cash distribution in cash by notifying SS&C GIDS, Inc., the plan administrator and our transfer agent and registrar, in writing, so that notice is received by the plan administrator no later than 10 days prior to the record date for a cash distribution.
Those stockholders whose shares are held by a broker or other financial intermediary may be able to receive distributions in cash by notifying their broker or other financial intermediary of their election. If a stockholder holds shares of our common stock in the name of a broker or financial intermediary, they should contact such broker or financial intermediary regarding their option to elect to receive distributions in cash in lieu of shares of our common stock.
The plan administrator will set up an account for shares acquired through our distribution reinvestment plan for each stockholder who has not affirmatively elected to receive distributions in cash.
With respect to each distribution pursuant to the DRP, the Fund reserves the right to either issue new shares of common stock or purchase shares of common stock in the open market in connection with implementation of the DRP. Unless the Fund, in its sole discretion, otherwise directs the plan administrator, (A) if the per share market price (as defined in the DRP) is equal to or greater than the estimated net asset value per share (rounded up to the nearest whole cent) of the Fund’s common stock on the payment date for the distribution, then the Fund will issue shares of common stock at the greater of (i) net asset value per share of common stock or (ii) 95% of the market price; or (B) if the per share market price is less than the net asset value per share, then, in the sole discretion of the Fund, (i) shares of common stock will be purchased in open market transactions for the accounts of participants to the extent practicable, or (ii) the Fund will issue shares of common stock at net asset value per share. Pursuant to the terms of the DRP, the number of shares of common stock to be issued to a participant will be determined by dividing the total dollar amount of the distribution payable to a participant by the price per share at which the Fund issues such shares; provided, however, that shares purchased in open market transactions by the plan administrator will be allocated to a participant based on the average purchase price, excluding any brokerage charges or other charges, of all shares of common stock purchased in the open market.
There will be no brokerage charges or other sales charges on newly issued shares of our common stock acquired by a participant under our distribution reinvestment plan. The plan administrator’s service fee, if any, and expenses for administering our distribution reinvestment plan will be paid for by us.
If a stockholder receives distributions in the form of common stock pursuant to the DRP, such stockholder generally will be subject to the same federal, state and local tax consequences as if it elected to receive distributions in cash. If the Fund’s common stock is trading at or below net asset value, a stockholder receiving distributions in the form of additional common stock will be treated as receiving a distribution in the amount of cash that they would have received if they had elected to receive the distribution in cash. If the Fund’s common stock is trading above net asset value, a stockholder receiving distributions in the form of additional common stock will be treated as receiving a distribution in the amount of the fair market value of the Fund’s common stock. The stockholder’s basis for determining gain or loss upon the sale of common stock received in a distribution will be equal to the total dollar amount of the distribution payable to the stockholder. Any stock received in a distribution will have a holding period for tax purposes commencing on the day following the day on which the shares of common stock are credited to the stockholder’s account.

If a stockholder holds its common stock with a brokerage firm that does not participate in the Fund’s DRP, such stockholder will not be able to participate in the DRP and any dividend reinvestment may be effected on different terms than those described above. Stockholders should consult with their financial advisor for more information.
The Fund reserves the right to amend, suspend or terminate the DRP. A stockholder may terminate its account under the DRP by notifying the plan administrator in writing. All correspondence concerning the DRP should be directed to the plan administrator by mail at FS Credit Opportunities Corp., c/o SS&C GIDS, Inc., 1055 Broadway, Kansas City, Missouri 64105. A stockholder may obtain a copy of the DRP by request to the plan administrator or by contacting the Fund. A participant may terminate its account under our distribution reinvestment plan by so notifying the plan administrator, which termination will be effective immediately if the participant’s notice is received by the plan administrator no later than 10 days prior to the record date for a cash distribution.
We have filed our distribution reinvestment plan with the SEC as an exhibit to the registration statement of which this Prospectus is a part. You may obtain a copy of the plan by request to the plan administrator or by contacting us at 201 Rouse Boulevard, Philadelphia, Pennsylvania 19112, by calling us collect at (215)
495-1150
or by visiting our website at
https://fsinvestments.com/investments/fs-credit-opportunities-corp/
.

DESCRIPTION OF SECURITIES
This Prospectus contains a summary of our common stock, preferred stock, warrants representing rights to purchase shares of our common stock, preferred stock or debt securities, subscription rights or debt securities. These summaries are not meant to be a complete description of each security. However, this Prospectus and the accompanying prospectus supplement will contain the material terms and conditions for each security.

DESCRIPTION OF OUR CAPITAL STOCK
The following description is based on relevant portions of the Maryland General Corporation Law (the “MGCL”) and on our charter and bylaws. This summary is not intended to be complete, and we refer you to the MGCL and to our charter and bylaws, copies of which have been filed as exhibits to the registration statement of which this Prospectus is a part, for a more detailed description of the provisions summarized below. We urge you to read the applicable prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to any shares of our capital stock being offered.
Capital Stock
Our charter authorizes us to issue up to 800,000,000 shares of stock, of which 750,000,000 shares are classified as common stock, par value $0.001 per share, and 50,000,000 shares are classified as preferred stock, par value $0.001 per share, with 500,000 shares of the preferred stock further classified into several series, as follows: 45,000 shares classified as Term Preferred Shares, Series 2023-Floating Rate (the “Series
2023-A
Term Preferred Shares”), 55,000 shares classified as Term Preferred Shares, Series 2023 – Fixed Rate (the “Series
2023-B
Term Preferred Shares”), 100,000 shares classified as Term Preferred Shares, Series 2026 (the “Series 2026 Term Preferred Shares”), 50,000 shares classified as Term Preferred Shares, Series 2025 (the “Series 2025 Term Preferred Shares”), 50,000 shares classified as Term Preferred Shares, Series
2025-2
(the “Series
2025-2
Term Preferred Shares”), 100,000 shares classified as Term Preferred Shares, Series 2027 (the “Series 2027 Term Preferred Shares”) and 100,000 shares classified as Term Preferred Shares, Series 2029 (the “Series 2029 Term Preferred Shares”) and, together with the Series
2023-A
Term Preferred Shares, Series
2023-B
Term Preferred Shares, Series 2026 Term Preferred Shares, Series 2025 Term Preferred Shares and Series
2025-2
Term Preferred Shares, the “Preferred Stock”). A majority of the Board, without any action by our stockholders, may amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue.
Our common stock trades on the NYSE under the ticker symbol “FSCO”. There are no outstanding options or warrants to purchase our stock. No stock has been authorized for issuance under any equity compensation plans.
The last reported closing market price of our common stock on December 31, 2024 was $6.82 per share. As December 31, 2024, we had 3,448 stockholders of record, which does not include beneficial owners of shares of common stock held in “street” name by brokers and other institutions on behalf of beneficial owners.
The following are our outstanding classes of equity securities as of December 31, 2024:

Title of Class	Amount Authorized	Amount Held by Us or for Our Account	Amount Outstanding
Common Stock, par value $0.001 per share	750,000,000	—	198,355,867
Preferred Stock, par value $0.001 per share	50,000,000	—	500,000
Our charter also contains a provision permitting the Board to classify or reclassify any unissued shares of common stock or preferred stock in one or more classes or series of common stock or preferred stock by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of the common stock or preferred stock. We believe that the power to classify or reclassify unissued shares of capital stock and thereafter issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and investments and in meeting other needs that might arise.
Common Stock
All shares of our common stock have equal rights as to earnings, assets, dividends and voting and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to the holders of our common stock if, as and when authorized by the Board and declared by us out of funds legally available therefore, subject to any preferential rights of holders of our Preferred Stock. Shares of our common stock have no preemptive, conversion or redemption rights and will be freely transferable, except where their transfer is restricted by federal and state securities laws or by contract and except for the listing-related transfer restrictions described further below. In the event of our liquidation, dissolution or winding up, each share of our common stock will be entitled to share ratably in all of our assets that are legally available for distribution after we pay all debts and other liabilities and subject to any preferential rights of holders of our Preferred Stock, if any Preferred Stock is outstanding at such time. Each share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as may be provided by the Board in setting the terms of classified or reclassified stock, the holders of our common stock will possess exclusive voting power. There will be no cumulative voting. As permitted by the MGCL, our charter provides that the presence of stockholders entitled to cast one-third
of the votes entitled to be cast at a meeting of stockholders will constitute a quorum
.
Preferred Stock
General
Our charter authorizes the Board to classify and reclassify any unissued shares of stock into other classes or series of stock, including Preferred Stock. Prior to issuance of shares of each class or series, the Board is required by Maryland law and by our charter to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, the Board could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest.
All of our existing shares of Preferred Stock have a liquidation preference of $1,000 per share (the “Liquidation Preference”). In the event of our liquidation, the holders of Preferred Stock will be entitled to receive a liquidation distribution per share equal to the Liquidation Preference, plus an amount equal to all unpaid dividends and other distributions accumulated to the date fixed for distribution or payment.
Dividends accrue on our existing shares of Preferred Stock at rates that vary by series and that increase upon the occurrence of certain events, as further described below.
Each of our existing series of Preferred Stock ranks senior in right of payment to our common stock and ranks equal in right of payment with each other series of Preferred Stock.
We are obligated to redeem our existing shares of preferred stock on dates that vary by series, unless redeemed in accordance with their terms prior to such date, as further described below.
In addition, we are obligated to redeem, or make an offer to redeem, certain of our existing shares of preferred stock upon the occurrence of certain events. For example, with respect to our Term Preferred Shares, Series 2026 and Term Preferred Shares, Series 2027, if FS Global Advisor, or an affiliate thereof, ceases to be our investment advisor and is not timely replaced by another investment advisor reasonably acceptable to holders of a majority of the applicable series of preferred stock, we are required to make an offer to redeem such series of preferred stock. We also have the right to redeem our existing shares of preferred stock in certain circumstances. Each of our existing shares of preferred stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. The holders of our preferred stock and common stock vote together as a single class; provided that holders of our preferred stock, voting separately as a class, elect two of our directors at all times and will elect a majority of our directors to the extent we fail to pay dividends on any preferred stock in an amount equal to two full years of dividends on such preferred stock.
For a description of our preferred stock, see “Description of Our Preferred Stock” in this Prospectus.

Limitation on Liability of Directors and Officers; Indemnification and Advancement of Expenses
Maryland law permits a Maryland corporation to include in its charter a provision expanding or limiting the liability of its directors and officers to the corporation and its stockholders for money damages, but a corporation may not include any provision that restricts or limits the liability of directors or officers to the corporation or its stockholders
(a) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services; or
(b) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.
Our charter contains a provision which limits directors’ and officers’ liability to us and our stockholders for money damages, to the maximum extent permitted by Maryland law. In addition, we have obtained directors’ and officers’ liability insurance.
Under the MGCL, a Maryland corporation may indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to the corporation or at its request, unless it is established that (i) the act or omission of the indemnified party was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the director actually received an improper personal benefit in money, property or services, or (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. Maryland law does not permit indemnification in respect of any proceeding in which the party seeking indemnification shall have been adjudged to be liable to the corporation. Further, a party may not be indemnified for a proceeding brought by that party against the corporation, except (i) for a proceeding brought to enforce indemnification or (ii) if the charter or bylaws, a resolution of the corporation’s board of directors or an agreement approved by the corporation’s board of directors to which the corporation is a party expressly provides otherwise.
Our charter permits us to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any individual (a) who is a present or former director or officer of ours and who is made or threatened to be made a party to a proceeding by reason of his or her service in that capacity, or (b) who, while a director or officer of ours and at our request, serves or has served as a director, officer, partner, member, manager or trustee of any corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to a proceeding by reason of his or her service in such capacity and from and against any claim or liability to which such person may become subject or such person may incur, in each case to the fullest extent permitted by Maryland law.
Our charter provides that any provisions of the charter relating to limiting liability of directors and officers or to indemnifying directors and officers are subject to any applicable limitations in the 1940 Act.
Our bylaws obligate us to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any individual who (a) is a present or former director or officer of ours and who is made or threatened to be made a party to a proceeding by reason of his or her service in that capacity, or (b) while a director or officer of ours and at our request, serves or has served as a director, officer, partner, member, manager or trustee of any corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to a proceeding by reason of his or her service in such capacity and from and against any claim or liability to which such person may become subject or such person may incur, in each case to the fullest extent permitted by Maryland law and the 1940 Act. Our charter and bylaws also permit us to provide such indemnification and advancement for expenses to a person who served a predecessor of ours in any of the capacities described in (a) or (b) above and to any employee or agent of ours or a predecessor of ours. In accordance with the 1940 Act, we will not indemnify any person for any liability to which such person would be subject by reason of such person’s willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.
Board of Directors
Our charter provides that the number of directors will be five and may be increased or decreased by the Board in accordance with our bylaws. Our bylaws provide that the number of directors may not be less than the minimum number required by the MGCL or more than twelve. Our charter also provides that the directors shall be classified, with respect to the terms for which they severally hold office, into three classes, as nearly equal in number as possible as determined by the Board. Generally, at each annual meeting of stockholders, the successors to the class of directors whose term expires at such meeting shall be elected for a three-year term and until their successors are duly elected and qualify. Our directors may be elected to an unlimited number of successive terms.
Our bylaws provide that, if the number of nominees is greater than the number of directors to be elected at the meeting (a “Contested Election”), directors shall be elected by the affirmative vote of a majority of the shares of stock outstanding and entitled to vote at a meeting of stockholders duly called and at which quorum is present. However, other than a Contested Election, a director shall be elected if such director receives the affirmative vote of a plurality of the shares of stock for which votes were cast at a meeting of stockholders duly called and at which a quorum is present.
Except as may be provided by the Board in setting the terms of any class or series of preferred stock, pursuant to an election in our charter as permitted by the MGCL, any and all vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies, subject to any applicable requirements of the 1940 Act.
Pursuant to our charter, subject to the rights, if any, of holders of one or more classes or series of preferred stock to elect or remove one or more directors, any director, or the entire board of directors, may be removed from office at any time only for cause and only by the affirmative vote of at least two-thirds
of the votes entitled to cast generally in the election of directors. Pursuant to our bylaws, any director may resign at any time by delivering his or her resignation to the Board, the chairman of the board or the secretary, which resignation shall take effect immediately upon its receipt or at such later time specified in the resignation.
We currently have a total of seven members of the Board, six of whom are independent directors. A director is considered independent if he or she is not an “interested person” as that term is defined under Section 2(a)(19) of the 1940 Act. Our charter provides that a majority of the Board must be independent directors except for a period of up to 60 days after the death, removal or resignation of an independent director pending the election of his or her successor.
Action by Stockholders
The MGCL provides that stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous written consent in lieu of a meeting (unless the charter permits the written consent in lieu of a meeting to be less than unanimous). Our charter does not permit written consent in lieu of a meeting for action by holders of our common stock. The MGCL and our bylaws provide that for the holders of our preferred stock, they may act without a meeting, without prior notice and without a vote, if such written consent is signed by the holders of our preferred stock entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a stockholders meeting at which all stockholders entitled to vote on the action were present and voted and if the Fund gives notice of the action not later than ten days after the effective time of the action to each holder of the class or series of stock. The provisions permitting such action by holders of our preferred stock, would not permit action to be taken in this manner, where holders of our common stock and holders of our preferred stock vote together as one class. These provisions, combined with the requirements of our bylaws regarding the calling of a stockholder-requested special meeting of stockholders discussed below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.
Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals
Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of persons for election to the Board and the proposal of business to be considered by stockholders may be made only (a) pursuant to our notice of the meeting, (b) by the Board or (c) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to the Board at a special meeting may be made only (x) pursuant to our notice of the meeting, (y) by the Board or (z) provided that the Board has determined that directors will be elected at the meeting, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.
The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford the Board a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by the Board, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give the Board any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.
Exclusive Forum
Our bylaws provide that, unless we consent in writing to the selection of a different forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of any duty owed by any of our directors, officers or other employees to us or our stockholders or asserting a breach of any standard of conduct set forth in the MGCL, (c) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the MGCL, or our charter or bylaws or (d) any action asserting a claim against us or any of our directors, officers or other employees that is governed by the internal affairs doctrine. With respect to any proceeding described in the foregoing sentence that is in the Circuit Court for Baltimore City, Maryland, our bylaws provide that we and the stockholders consent to the assignment of such proceeding to the Business and Technology Case Management Program pursuant to Maryland Rule
16-308
or any successor thereof. Our bylaws also provide that, unless we consent in writing to the selection of a different forum, to the fullest extent permitted by law, the federal district courts for the United States of America, shall be the sole and exclusive forum for resolution of any complaint asserting a cause of action arising under the Securities Act.

Calling of Special Meetings of Stockholders
Our bylaws provide that special meetings of stockholders may be called by the Board, the chairman of the Board, or certain of our officers. In addition, our bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders will be called by our secretary upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at the meeting.
Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws
Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, consolidate, sell all or substantially all of its assets or engage in a share exchange, unless the transaction is advised by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds
of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a greater or lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Under our charter, provided that our directors then in office have approved and declared the action advisable and submitted such action to the stockholders, action that requires stockholder approval, including amending our charter, our dissolution, a merger, consolidation or a sale of all or substantially all of our assets must be approved by only the affirmative vote of stockholders entitled to cast at least a majority of all the votes entitled to be cast on the matter. Notwithstanding the foregoing, our charter provides that the affirmative vote of the holders of shares entitled to cast at least 80% of all the votes entitled to be cast on the matter, with each class that is entitled to vote on the matter voting as a separate class, shall be required to effect any amendment to our charter to make our common stock a “redeemable security” or convert us, whether by merger or otherwise, from a
“closed-end
company” to an
“open-end
company” (as such terms are defined in the 1940 Act), to cause our liquidation or dissolution or any amendment to our charter to effect any such liquidation or dissolution, or to amend certain charter provisions, provided that, if the Continuing Directors (as defined in our charter), by a vote of at least two-thirds
of such Continuing Directors, in addition to approval by the Board, approve such amendment, the affirmative vote of only the holders of stock entitled to cast a majority of all the votes entitled to be cast on the matter shall be required.
Our charter and bylaws provide that the Board will have the exclusive power to make, alter, amend or repeal any provision of our bylaws.
No Appraisal Rights
In certain extraordinary transactions, the MGCL provides the right to dissenting stockholders to demand and receive the fair value of their shares, subject to certain procedures and requirements set forth in the statute. Those rights are commonly referred to as appraisal rights. Except with respect to appraisal rights provided by the Board in setting the terms of any class of preferred stock or arising in connection with the Control Share Acquisition Act discussed below, as permitted by the MGCL, our charter provides that stockholders will not be entitled to exercise appraisal rights in connection with any transaction. None of the terms of our series of preferred stock include appraisal rights.
Control Share Acquisitions
The MGCL provides that holders of control shares of a Maryland corporation acquired in a control share acquisition are not permitted to vote those shares unless approved by a vote of two-thirds
of the votes entitled to be cast on the matter, which we refer to as the Control Share Acquisition Act. Shares owned by the acquirer, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.
The requisite stockholder approval must be obtained each time an acquirer crosses one of the thresholds of voting power set forth above. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition may compel the corporation’s board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may present the question at any stockholders meeting.
Unless the charter or bylaws provide otherwise, if voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may repurchase for fair value any or all of the control shares, except those for which voting rights have previously been approved. The corporation’s right to repurchase control shares is subject to certain conditions and limitations, including compliance with the 1940 Act. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.
A Maryland corporation registered under the 1940 Act as a closed end investment company is not subject to the Control Share Acquisition Act unless its board of directors adopts a resolution to be subject to it. The Board has adopted such a resolution but, pursuant to our bylaws, it does not apply to (a) the voting rights of any person acquiring shares of (i) any class or series of stock of the Fund other than common stock or (ii) stock of ours in a control share acquisition (as defined in the Control Share Acquisition Act) if, prior to the acquisition, the person obtains approval of the board of directors exempting the acquisition from the Control Share Acquisition Act specifically, generally, or generally by type, which exemption may include the person and the person’s affiliates or associates or other persons, or (b) the extent that any provisions of the Control Share Acquisition Act are determined to be inconsistent with the 1940 Act. There can be no assurance that the bylaw provisions relating to the Control Share Acquisition Act will not be amended or eliminated at any time in the future (before or after a control share acquisition). However, we will amend our bylaws to repeal such provisions only if the Board determines that it would be in our best interests and subject to any determination, by the staff of the SEC or any court of competent jurisdiction, as to whether our being subject to the Control Share Acquisition Act conflicts with the 1940 Act.
See “Legal Proceedings” in this Prospectus regarding the status of recent determinations relating to whether and the extent to which our being subject to the Control Share Acquisition Act conflicts with the 1940 Act.
The Control Share Acquisition Act also does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (b) to acquisitions approved or exempted by the corporation’s charter or bylaws.

Stockholder Liability
The MGCL provides that our stockholders are under no obligation to us or our creditors with respect to their shares other than the obligation to pay to us the full amount of the consideration for which their shares were issued.
Under our charter, our stockholders shall not be liable for any debt, claim, demand, judgment or obligation of any kind by reason of being a stockholder, nor shall any stockholder be subject to any personal liability by reason of being a stockholder.
Business Combinations
Under the MGCL, certain “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. We refer to these provisions as the Business Combination Act. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or

•
an affiliate or associate of the corporation who, at any time within the two-year
period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under this statute if the board of directors approved in advance the transaction by which he or she otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.
After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•
two-thirds
of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.
The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder.
Additional Provisions of the Maryland General Corporation Law
The MGCL provides that a Maryland corporation that is subject to the Exchange Act and has at least three outside directors can elect by resolution of the board of directors to be subject to some corporate governance provisions that may be inconsistent with the corporation’s charter and bylaws. Under the applicable statute, a board of directors may classify itself without the vote of stockholders. A board of directors classified in that manner cannot be altered by amendment to the charter of the corporation. Further, the board of directors may, by electing into applicable statutory provisions and notwithstanding the charter or bylaws:

•	provide that a special meeting of stockholders will be called only at the request of stockholders entitled to cast at least a majority of the votes entitled to be cast at the meeting;

•	reserve for itself the right to fix the number of directors;

•	provide that a director may be removed only by the vote of the holders of two-thirds of the stock entitled to vote;

•	retain for itself sole authority to fill vacancies created by the death, removal or resignation of a director; and

•
provide that all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors, in office, even if the remaining directors do not constitute a quorum.

In addition, if the board of directors is classified, a director elected to fill a vacancy under this provision will serve for the balance of the unexpired term instead of until the next annual meeting of stockholders. A board of directors may implement all or any of these provisions without amending the charter or bylaws and without stockholder approval. A corporation may be prohibited by its charter or by resolution of its board of directors from electing any of the provisions of the statute. We are not prohibited from implementing any or all of the statute. The Board has elected into the applicable statutory provisions, which provide that, except as may be provided by the board in setting the terms of any class of preferred stock, any vacancies on the board may be filled only by a majority of the directors then in office, even if less than a quorum, and a director elected to fill a vacancy will serve for the balance of the unexpired term.
Conflict with the 1940 Act
Our bylaws provide that, if and to the extent that any provision of the MGCL, including the Control Share Acquisition Act and the Business Combination Act, or any provision of our charter or bylaws conflicts with any mandatory provision of the 1940 Act, the applicable provision of the 1940 Act will control.

DESCRIPTION OF OUR PREFERRED STOCK
Under the terms of our charter, the Board is authorized to issue shares of preferred stock in one or more classes or series without stockholder approval. The Board has discretion to determine the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of each series of preferred stock.
Preferred stock may be issued with rights and preferences that would adversely affect the holders of common stock. Preferred stock may also be used as an anti-takeover device. Every issuance of preferred stock will be required to comply with the requirements of the 1940 Act. The 1940 Act requires, among other things, that (1) immediately after issuance of preferred stock and before any distribution is made with respect to our common stock and before any purchase of common stock is made, the aggregate involuntary liquidation preference of such preferred stock together with the aggregate involuntary liquidation preference or aggregate value of all other senior securities must not exceed an amount equal to 50% of our total assets after deducting the amount of such distribution or purchase price, as the case may be, and (2) the holders of shares of preferred stock, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if distributions on such preferred stock are in arrears by two years or more. Certain matters under the 1940 Act require the separate vote of the holders of any issued and outstanding preferred stock. We believe that the availability for issuance of preferred stock will provide us with increased flexibility in structuring future financings and acquisitions.
For any series of preferred stock that we may issue, the Board will determine and the prospectus supplement relating to such series will describe:

•	the designation and number of shares of such series;

•
the rate and time at which, and the preferences and conditions under which, any dividends or other distributions will be paid on shares of such series, as well as whether such dividends or other distributions are participating or non-participating;

•	any provisions relating to convertibility or exchangeability of the shares of such series, including adjustments to the conversion price of such series;

•	the rights and preferences, if any, of holders of shares of such series upon our liquidation, dissolution or winding up of our affairs;

•	the voting powers, if any, of the holders of shares of such series;

•	any provisions relating to the redemption of the shares of such series;

•	any limitations on our ability to pay dividends or make distributions on, or acquire or redeem, other securities while shares of such series are outstanding;

•	any conditions or restrictions on our ability to issue additional shares of such series or other securities;

•	if applicable, a discussion of certain U.S. federal income tax considerations; and

•	any other relative powers, preferences and participating, optional or special rights of shares of such series, and the qualifications, limitations or restrictions thereof.
The Fund previously authorized and designated (i) 50,000 Series 2025 Term Preferred Shares; (ii) 50,000 Series
2025-2
Term Preferred Shares; (iii) 100,000 Series 2026 Term Preferred Shares; (iv) 100,000 Series 2027 Term Preferred Shares; and (v) 100,000 Series 2029 Term Preferred Shares. We also previously authorized and designated 45,000 shares of Term Preferred Shares, Series 2023—Floating Rate and 55,000 shares of Term Preferred Shares, Series 2023—Fixed Rate, all of which were fully redeemed in August 2023. The Preferred Shares, including the Series 2029 Term Preferred Shares, are fully paid and non-assessable
and none of which have preemptive, conversion, or exchange rights or rights to cumulative voting. Preferred shares of any series rank equally with any other series of preferred stock that we may issue in the future as to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up of our affairs. Preferred shares have preference over the common stock with respect to the payment of dividends and as to the distribution of assets upon dissolution, liquidation or winding up of our affairs. Preferred shares will be subordinated in right of payment to any of our existing and future indebtedness, as to the distribution of assets upon dissolution, liquidation or winding up of our affairs. The terms applicable to preferred stock, except as may be modified by any Appendix to the Articles of Incorporation with respect to a particular series of preferred stock, are set forth below.
Dividends and Dividend Periods
General
. The following is a general description of dividends and dividend periods for our preferred stock. The holders of preferred stock of any series will be entitled to receive, when, as and if declared by, or under authority granted by, the Board, out of funds legally available for the payment thereof and in preference to dividends and other distributions on common stock, cumulative cash dividends and other distributions on each share at the applicable Dividend Rate applicable to such series of preferred stock in effect during each applicable Dividend Period (as defined below) applicable to such series applied to the liquidation preference applicable to such series. Dividends and other distributions on preferred stock of any series will accumulate from the date of original issue.
Dividend Rate, Payment of Dividends and Dividend Periods.
With respect to preferred stock of any series, the “Dividend Rate,” “Dividend Period” and “Dividend Payment Date” for such series shall be as set forth in the applicable Appendix to the Articles of Incorporation. The Dividend Rate for the preferred stock of such series may also be adjusted periodically upon the occurrence of certain events resulting in a “Default.” See “—Default Rate.”
Default Rate
. With respect to each series to preferred stock, except as modified in the applicable Appendix to the Articles of Incorporation in respect of such series of preferred stock, the “Default Rate” for any calendar day on which a Default (as defined below) with respect to the sum of such series is in effect will be equal to the Dividend Rate applicable to preferred stock of such series in effect on such day plus five percent (5%) per annum. The applicable Dividend Rate for preferred stock of such series will be adjusted to the Default Rate for any date on which (and for any succeeding period during which) we fail to deposit with the applicable redemption and paying agent by 12:00 noon, New York City time, on the (i) Dividend Payment Date applicable to preferred stock of such series, Deposit Securities (as defined below) that will provide funds available to the applicable redemption and paying agent on such Dividend Payment Date sufficient to pay the full amount of any dividend on such series, payable on such Dividend Payment Date (a “Dividend Default”) or (ii) the Redemption Date applicable to such series, Deposit Securities that will provide funds available to the applicable redemption and paying agent on such Redemption Date sufficient to pay the full amount of the redemption price applicable to such series payable on such Redemption Date (a “Redemption Default” and, together with a Dividend Default, referred to as a “Default”). A Dividend Default or a Redemption Default will end on the business day on which, by 12:00 noon, New York City time, an amount equal to all unpaid dividends and any unpaid redemption price, as applicable, has been deposited irrevocably in trust in same-day
funds with the applicable redemption and paying agent.
Reporting of Default Rate.
With respect to each series of preferred stock, except as modified in the applicable Appendix to the Articles of Incorporation in the event that a Default Rate is in effect for such series, we will, or will request the applicable redemption and paying agent, on our behalf, as soon as practicable (but in no event later than five (5) business days following the first day that such applicable Default Rate is in effect), notify the holders of record of preferred stock of such series on the first day that such Default Rate was in effect by overnight delivery, by first class mail, postage prepaid or by electronic means, in each case reasonably designed to reach all holders of record of the effectiveness of the applicable Default Rate and the date(s) on which such Default Rate was effective. In addition, following the end of a Default triggering such Default Rate, we will, or will request the applicable redemption and paying Agent, on our behalf, as soon as practicable (but in no event later than five business days following the last day that such Default Rate is in effect), notify the holders of record of the preferred stock of such series, on the first day that such Default Rate ceased to be in effect by overnight delivery, by first class mail, postage prepaid, or by electronic means reasonably designed to reach all holders of record of the date on which such Default Rate ceased to be effective.
Mechanics of Payment of Dividends
. With respect to each series of preferred stock, except as set forth in the applicable Appendix to the Articles of Incorporation, not later than 12:00 noon, New York City time, on any Dividend Payment Date applicable to preferred stock of such series, we will deposit with the applicable redemption and paying agent sufficient funds for the payment of dividends applicable to such series in the form of Deposit Securities. “Deposit Securities” will generally consist of (i) cash or cash equivalents; (ii) direct obligations of the United States or its agencies or instrumentalities that are entitled to the full faith and credit of the United States (“U.S. Government Obligations”); (iii) investments in money market funds registered under the 1940 Act that qualify under Rule
2a-7
under the 1940 Act and certain similar investment vehicles that invest principally in U.S. Government Obligations; or (iv) any letter of credit from a bank or other financial institution that has a credit rating from at least one NRSRO that is the highest applicable rating generally ascribed by such NRSRO to bank deposits or short-term debt of banks or such other financial institutions as of the date of the Supplement in each case either that is a demand obligation payable to the holder on any business day or that has a maturity date, mandatory redemption date or mandatory payment date preceding the relevant Redemption Date, Dividend Payment Date or other payment date applicable to preferred stock of such series.
With respect to each series of preferred stock, all Deposit Securities deposited with the applicable redemption and paying agent for the payment of dividends will be held in trust for the payment of such dividends to the holders of preferred stock of such series. With respect to each series of preferred stock, dividends will be paid by the applicable redemption and paying agent to the holders of preferred stock of such series as their names appear on our registration books on the record date for any applicable Dividend Period. Dividends that are in arrears for any past Dividend Period may be declared and paid at any time, without reference to any applicable regular Dividend Payment Date. Such payments will be made to holders of preferred stock of such Series as their names appear on our registration books on such date, not exceeding 15 calendar days preceding the payment date thereof, as may be fixed by the Board. Any payment of dividends in arrears will first be credited against the earliest accumulated but unpaid dividends. No interest or sum of money in lieu of interest will be payable in respect of any dividend payment or payments on preferred stock which may be in arrears. See “—Restrictions on Dividend, Redemption and Other Payments.”
Upon failure to pay dividends on preferred stock of any series for at least two years, the holders of preferred stock of any series and all other preferred stock we may issue in the future will acquire certain additional voting rights. See “—Voting Rights” below. Unless otherwise provided in the Articles of Incorporation, including the Supplement and any Appendix to the Articles of Incorporation, such rights will be the exclusive remedy of the holders of preferred stock upon any failure to pay dividends on any series of preferred stock.
Restrictions on Dividend, Redemption and Other Payments
No full dividends and other distributions will be declared or paid on preferred stock of any series for any applicable Dividend Period, or a part thereof, unless the full cumulative dividends and other distributions due through the most recent dividend payment dates for all our outstanding preferred stock have been, or contemporaneously are, declared and paid through the most recent dividend payment dates for each outstanding series of preferred stock. If full cumulative dividends and other distributions due have not been paid on all outstanding preferred stock of any series, any dividends and other distributions being declared and paid on preferred stock of any series will be declared and paid as nearly pro rata as possible in proportion to the respective amounts of dividends and other distributions accumulated but unpaid on the shares of each such series of preferred stock. No holders of preferred stock will be entitled to any dividends and other distributions in excess of full cumulative dividends and other distributions as provided in the Articles of Incorporation, including the Supplement or any Appendix to the Articles of Incorporation.

For so long as any preferred stock are outstanding, we will not: (x) declare or pay any dividend or other distribution (other than a dividend or distribution paid in common stock) in respect of the common stock, (y) call for redemption, redeem, purchase or otherwise acquire for consideration any common stock, or (z) pay any proceeds of our liquidation in respect of the common stock, unless, in each case, (A) immediately thereafter, we will be in compliance with the 200% asset coverage limitations set forth under the 1940 Act after deducting the amount of such dividend or other distribution or redemption or purchase price or liquidation proceeds (as such asset coverage requirement may be modified in the Supplement or any Appendix to the Articles of Incorporation in respect of a particular series of preferred stock), (B) all cumulative dividends and other distributions of shares of all series of our preferred stock ranking on a parity with preferred stock due on or prior to the date of the applicable dividend, distribution, redemption, purchase or acquisition have been declared and paid (or have been declared and sufficient funds or Deposit Securities as permitted by the terms of preferred stock of any series for the payment thereof have been deposited irrevocably with the applicable paying agent), and (C) we have deposited Deposit Securities with the applicable redemption and paying agent in accordance with the requirements described in the Articles of Incorporation, including the Supplement or any Appendix to the Articles of Incorporation, with respect to outstanding preferred stock of any series to be redeemed pursuant to a redemption or Corrective Action resulting from the failure to comply with the Asset Coverage requirements described below for which a Notice of Redemption has been given or has been required to be given in accordance with the terms described in the Articles of Incorporation, including the Supplement or any Appendix to the Articles of Incorporation, on or prior to the date of the applicable dividend, distribution, redemption, purchase or acquisition.
Except as required by law, we will not redeem preferred stock of any series unless all accumulated and unpaid dividends and other distributions on all outstanding preferred stock of any series ranking on a parity with such preferred stock with respect to dividends and other distributions for all applicable past dividend periods (whether or not earned or declared by us) (x) have been or are contemporaneously paid or (y) have been or are contemporaneously declared and Deposit Securities or sufficient funds (in accordance with the terms of such series of preferred stock) for the payment of such dividends and other distributions have been or are contemporaneously deposited with the applicable redemption and paying agent or other paying agent. However, this limitation will not prevent the purchase or acquisition of outstanding preferred stock pursuant to an otherwise lawful purchase or exchange offer made on the same terms to holders of all outstanding preferred stock and any other series of preferred stock for which all accumulated and unpaid dividends and other distributions have not been paid.
Notwithstanding the 1940 Act’s requirements, as described below, each series of preferred stock must maintain an Asset Coverage (as defined for purposes of each series of preferred stock) of at least 225% instead of 200% (except as may be modified by any Appendix to the Articles of Incorporation). Under the 1940 Act, we may not (1) declare any dividend with respect to any preferred stock (except a dividend payable in our stock) if, at the time of such declaration (and after giving effect thereto), our asset coverage with respect to any of our borrowings that are senior securities representing indebtedness (as determined in accordance with Section 18(h) under the 1940 Act), would be less than 200% or (2) declare any other distribution on the preferred stock or purchase or redeem preferred stock if at the time of the declaration or redemption (and after giving effect thereto), asset coverage with respect to such borrowings that are senior securities representing indebtedness would be less than 300%. “Senior securities representing indebtedness” generally means any bond, debenture, note or similar obligation or instrument constituting a security (other than shares of capital stock) and evidencing indebtedness and could include our obligations under any borrowings. For purposes of determining our asset coverage for senior securities representing indebtedness in connection with the payment of dividends or other distributions on or purchases or redemptions of stock, the term senior security does not include any promissory note or other evidence of indebtedness issued in consideration of any loan, extension or renewal thereof, made by a bank or other person and privately arranged, and not intended to be publicly distributed. The term senior security also does not include any such promissory note or other evidence of indebtedness in any case where such a loan is for temporary purposes only and in an amount not exceeding 5% of the value of our total assets at the time when the loan is made; a loan is presumed under the 1940 Act to be for temporary purposes if it is repaid within 60 calendar days and is not extended or renewed; otherwise such loan is presumed not to be for temporary purposes.

Asset Coverage
If we fail to maintain Asset Coverage (as defined below) of at least 225% (except as may be modified by any Appendix to the Articles of Incorporation) as of the close of business on any business day, and such failure is not cured as of the close of business on the Asset Coverage Cure Date, we will, to the extent permitted by the 1940 Act and Delaware law, and pursuant to the terms and conditions of any financing arrangement in effect at such time, be required to take Corrective Action as provided below. “Asset Coverage” means asset coverage in respect of the issuance of a class of senior security which is a stock, as defined for purposes of Section 18(h) of the 1940 Act, determined on the basis of values calculated as of a time within 48 hours (only including business days) next preceding the time of such determination. For purposes of this determination, no preferred stock of any series will be deemed to be outstanding for purposes of the computation of Asset Coverage if, prior to or concurrently with such determination, sufficient Deposit Securities or other sufficient funds (in accordance with the terms of such preferred stock) to pay the full redemption price for such preferred stock (or the portion thereof to be redeemed) have been irrevocably deposited in trust with the paying agent for such preferred stock and the requisite notice of redemption for such preferred stock (or the portion thereof to be redeemed) has been given. In such event, the Deposit Securities or other sufficient funds so deposited will not be included as our assets for purposes of the computation of Asset Coverage. In addition, the calculation of Asset Coverage for purposes of determining compliance with the 225% requirement (except as may be modified by any Appendix to the Articles of Incorporation), as applicable, of each series of preferred stock excludes (a) the portion of the aggregate value of our investment in all issuers in a consolidated group of corporations or other entities exceeding the Concentration Limit at the time of purchase of any such investment and (b) the portion of the aggregate value of our investment in Equity Securities exceeding the Equity Restriction at the time of purchase of any Equity Securities.
We monitor our Asset Coverage daily. If at any time when preferred stock of any series are outstanding we fail to comply with the Asset Coverage requirements under the 1940 Act, we will seek to regain compliance as soon as possible, subject to a determination by the Board.
Redemption
Term Redemption
. With respect to each series of preferred stock, we are required to redeem all applicable preferred stock in accordance with the terms and procedures set forth in the Articles of Incorporation, including the Supplement or any Appendix to the Articles of Incorporation, on the “Term Redemption Date” applicable to such series at the applicable “Term Redemption Price” (in each case, as defined in the Articles of Incorporation) for such series out of funds legally available for such payment and to the extent permitted by any financing arrangement in effect on such date.
Optional Redemption.
With respect to preferred stock of any series, we may redeem out of funds legally available therefor and to the extent permitted by an financing arrangement in effect on such date, in whole or, from time to time, in part, outstanding preferred stock of such series at a redemption price, including certain premiums, if applicable, on the other terms and conditions set forth in the Supplement or any Appendix to the Articles of Incorporation in respect of a particular class of preferred stock.
Liquidation Rights
In the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of preferred stock of any series will be entitled to receive out of our assets available for distribution to stockholders, after satisfying claims of creditors but before any distribution or payment will be made in respect of the common stock, a liquidation distribution per share equal to the liquidation preference for such preferred share plus an amount equal to all unpaid dividends and other distributions accumulated on such preferred share to (but excluding) the date fixed for such distribution or payment (whether or not earned or declared by us, but without interest thereon), and such holders will be entitled to no further participation in any distribution or payment in connection with any such liquidation, dissolution or winding up.

If, upon any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, our assets available for distribution among the holders of all outstanding preferred stock will be insufficient to permit the payment in full to such holders of any series of preferred stock of the liquidation preference applicable to such series plus accumulated and unpaid dividends and other distributions and the amounts due upon liquidation, dissolution or winding up of our affairs with respect to any other outstanding preferred stock, then the available assets will be distributed among the holders of such preferred stock and such other series of our preferred stock ratably in proportion to the respective preferential liquidation amounts to which they are entitled. In connection with any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, unless and until the liquidation preference on each outstanding preferred share plus accumulated and unpaid dividends and other distributions has been paid in full to the holders of such preferred stock, no dividends, distributions or other payments will be made by us on, and no redemption, purchase or other acquisition will be made by us in respect of, the common stock.
Neither the sale of all or substantially all of our property or business, nor our merger, consolidation or reorganization into or with any other business or statutory trust, corporation or other entity, nor the merger, consolidation or reorganization of any other business or statutory trust, corporation or other entity into or with us will be a dissolution, liquidation or winding up, whether voluntary or involuntary, for purposes of the provisions relating to dissolution, liquidation or winding up set forth in the Articles of Incorporation, including the Supplement or any Appendix to the Articles of Incorporation.
Voting Rights
Except as otherwise provided in our Articles of Incorporation, including the Supplement and or any Appendix to the Articles of Incorporation, or as otherwise required by applicable law, each holder of preferred stock of any series will be entitled to one vote for each such share held by such holder on each matter submitted to a vote of our stockholders. The holders of our outstanding preferred stock will vote together with holders of common stock as a single class. In addition, the holders of our outstanding preferred stock will be entitled, as a class, to the exclusion of the holders of all other securities and classes of common stock, to elect two Directors at all times. The holders of outstanding common stock and preferred stock voting together as a single class, will elect the balance of the Directors.
Notwithstanding the foregoing, if (i) at the close of business on any dividend payment date for dividends on any outstanding preferred stock accumulated dividends (whether or not earned or declared) on our preferred stock equal to at least two full year’s dividends are due and unpaid and sufficient cash or specified securities have not been deposited with the applicable redemption and paying agent or other paying agent for the payment of such accumulated dividends; or (ii) at any time holders of our preferred stock are otherwise entitled under the 1940 Act to elect a majority of the Directors (a period when either of the foregoing conditions exists, a “Voting Period”), then the number of members constituting the Board will automatically be increased by the smallest number that, when added to the two Directors elected exclusively by the holders of our preferred stock as described above, would constitute a majority of the Board as so increased by such smallest number, and the holders of our preferred stock will be entitled as a class, on a one-vote-per-share
basis, to elect such additional Directors. The terms of office of the persons who are Directors at the time of that election will not be affected by the election of the additional Directors. If we thereafter pay, or declare and set apart for payment, in full all dividends payable on all outstanding shares of our preferred stock for all past dividend periods, or the Voting Period is otherwise terminated, (i) the voting rights stated above will cease, subject always, however, to the revesting of such voting rights in the holders of our preferred stock upon the further occurrence of any of the events described herein, and (ii) the terms of office of all of the additional Directors so elected will terminate automatically. Any of our outstanding preferred stock and any preferred stock issued after the date hereof will vote together as a single class on the matters described above, and the issuance of any other preferred stock may reduce the voting power of the holders of preferred stock. A Voting Period will terminate when all of the conditions described above cease to exist.

As soon as practicable after the accrual of any right of the holders of our preferred stock to elect additional Directors as described above, we will call a special meeting of such holders and notify the applicable redemption and paying agent and/or such other person as is specified in the terms of such preferred stock to receive notice, (i) by mailing or delivery by electronic means or (ii) in such other manner and by such other means as are specified in the terms of such preferred stock, a notice of such special meeting to such holders, such meeting to be held not less than 10 nor more than 30 calendar days after the date of the delivery by electronic means or mailing of such notice. If we fail to call such a special meeting, it may be called at our expense by any such holder on like notice. The record date for determining the holders of our preferred stock entitled to notice of and to vote at such special meeting will be the close of business on the fifth business day preceding the calendar day on which such notice is mailed or otherwise delivered. At any such special meeting and at each meeting of holders of our preferred stock held during a Voting Period at which Directors are to be elected, such holders, voting together as a class (to the exclusion of the holders of all other securities and classes of our capital stock), will be entitled to elect the number of additional Directors prescribed above on a one-vote-per-share
basis.
Except as otherwise permitted by the terms of the Articles of Incorporation, including the Supplement or any Appendix to the Articles of Incorporation, so long as any preferred stock are outstanding, we will not, without the affirmative vote of the holders of at least a majority of preferred stock of all series outstanding at the time, voting together as a separate class, amend, alter or repeal the provisions of the Articles of Incorporation, including the Supplement or any Appendix to the Articles of Incorporation, whether by merger, consolidation or otherwise, so as to (i) alter or abolish any preferential right of such preferred share, or (ii) create, alter or abolish any right in respect of redemption of such preferred share. However, a division, stock split or reverse stock split of a preferred share will not, by itself, be deemed to have any of the effects set forth in clause (i) or (ii) above. No vote of the holders of common stock will be required to amend, alter or repeal the provisions of the Supplement, including any Appendix to the Articles of Incorporation.
Except as otherwise permitted by the terms of the Supplement, and subject to the paragraph below, so long as any preferred stock of any series are outstanding, with respect to any series, we will not, without the affirmative vote or consent of the holders of at least a majority of the preferred stock of such series outstanding at the time, voting as a separate class, amend, alter or repeal the provisions of the Supplement relating to the preferred stock of such series, whether by merger, consolidation or otherwise, so as to materially and adversely affect any preference, right or power set forth of the preferred stock of such series, or the holders thereof provided that a division, stock split or reverse stock split of a preferred share will not, by itself, be deemed to violate this provision. For purposes of this provision, no matter will be deemed to materially and adversely affect any preference, right or power of a preferred share of a series or the holder thereof unless such matter (i) alters or abolishes any preferential right of such series, or (ii) creates, alters or abolishes any right in respect of redemption of such series. For the avoidance of doubt, no vote of the holders of common stock will be required to amend, alter or repeal the provisions of the Supplement, including any Appendix to the Articles of Incorporation.
So long as any preferred stock of any series are outstanding, with respect to any series, we will not, without the unanimous vote or consent of the holders of the preferred stock of such series, outstanding at the time, voting as a separate class, amend, alter or repeal the provisions of the Supplement relating to the preferred stock of such series, which provisions (i) obligate us to pay the Term Redemption Price on the Term Redemption Date for the preferred stock of such series, (ii) obligate us to accumulate dividends at the applicable Dividend Rate (as set forth in the Supplement) for the preferred stock of such series, or (iii) set forth the liquidation preference for the preferred stock of such series; provided that a division, stock split or reverse stock split of a preferred share will not, by itself, be deemed to violate clause (i), (ii) or (iii) above. For the avoidance of doubt, no vote of the holders of common stock will be required to amend, alter or repeal the provisions of the Supplement, including any Appendix to the Articles of Incorporation.

Unless a higher percentage is provided for in our Articles of Incorporation, including the Supplement and any Appendix to the Articles of Incorporation, (i) the affirmative vote of the holders of at least a “majority of the outstanding preferred stock,” including preferred stock outstanding at the time, voting together as a separate class, will be required (i) to approve our conversion from a closed-end
to an
open-end
investment company, (ii) to approve any plan of “reorganization” (as such term is defined in Section 2(a)(33) of the 1940 Act) adversely affecting such preferred stock or (iii) to approve any other action requiring a vote of our security holders under Section 13(a) of the 1940 Act. For purposes of the foregoing, the vote of a “majority of the outstanding preferred stock” means the vote at an annual or special meeting duly called of (i) 67% or more of preferred stock present at a meeting, if the holders of more than 50% of our preferred stock are present or represented by proxy at such meeting, or (ii) more than 50% of our preferred stock, whichever is less.
For purposes of determining any rights of the holders of preferred stock of any series to vote on any matter, whether such right is created by provisions of the Articles of Incorporation (including the Supplement or any Appendix to the Articles of Incorporation in respect of a particular series of preferred stock), by statute or otherwise, no holder of preferred stock will be entitled to vote any preferred stock and no preferred stock will be deemed to be “outstanding” for the purpose of voting or determining the number of shares required to constitute a quorum if, prior to or concurrently with the time of determination of shares entitled to vote or the time of the actual vote on the matter, as the case may be, the requisite Notice of Redemption with respect to such preferred stock will have been given in accordance with the Supplement and Deposit Securities for the payment of the redemption price of such preferred stock will have been deposited in trust with the applicable redemption and paying agent for that purpose. No preferred stock held (legally or beneficially) by us will have any voting rights or be deemed to be outstanding for voting or for calculating the voting percentage required on any other matter or other purposes.
Notwithstanding anything herein to the contrary, the rating agency guidelines discussed below, as they may be amended from time to time by the respective rating agency, may be amended by the respective rating agency without the vote, consent or approval of us, the Board and any holder of our preferred stock or any of our other stockholders.
Unless otherwise required by law or the Articles of Incorporation (including the Supplement and any Appendix to the Articles of Incorporation) holders of preferred stock of any series will not have any relative rights or preferences or other special rights with respect to voting other than those specifically set forth in the “Voting Rights” section of the Supplement. The holders of preferred stock of any series will have no rights to cumulative voting. If we fail to declare or pay any dividends on preferred stock, the exclusive remedy of the holders will be the right to vote for additional Directors as discussed above; provided that the foregoing does not affect our obligation to accumulate and, if permitted by applicable law, the Articles of Incorporation (including the Supplement and any Appendix to the Articles of Incorporation), pay dividends at the Default Rate as discussed above.
Rating Agencies
We will use commercially reasonable efforts to cause at least one rating agency to issue a long-term credit rating with respect to preferred stock of each series for so long as any preferred stock of such series are outstanding. We will use commercially reasonable efforts to comply with any applicable rating agency guidelines. Rating agency guidelines are guidelines of any rating agency, as they may be amended or modified from time to time, compliance with which is required to cause such rating agency to continue to issue a rating with respect to preferred stock of each series for so long as preferred stock of such series are outstanding. If a rating agency ceases to rate securities of closed-end
management investment companies generally, we will terminate the designation of such rating agency as a rating agency. We may elect to terminate the designation of any rating agency previously designated to act as a rating agency so long as either (i) immediately following such termination, there would be at least one rating agency with respect to the preferred stock of such series or (ii) it replaces the terminated rating agency with another NRSRO and provides notice thereof to the holders of preferred stock of such series; provided that such replacement will not occur unless such replacement rating agency will have at the time of such replacement (i) published a rating for the preferred stock of such series and (ii) entered into an agreement with us to continue to publish such rating subject to the rating agency’s customary conditions.
We may also elect to designate one or more other NRSROs as rating agencies with respect to preferred stock of any series by notice to the holders of preferred stock of such series. The rating agency guidelines of any rating agency may be amended by such rating agency without the vote, consent or approval of us, the Board or any of our stockholders.
Issuance of Additional Preferred Shares
So long as preferred stock of any series are outstanding, we may, without the vote or consent of the holders thereof, authorize, establish and create and issue and sell shares of one or more series of preferred stock ranking on a parity with such preferred stock as to payment of dividends and the distribution of assets upon dissolution, liquidation or the winding up of our affairs, in addition to then outstanding preferred stock and authorize, issue and sell additional shares of preferred stock of any series, in each case in accordance with applicable law, provided that we will, immediately after giving effect to the issuance of such additional preferred stock and to our receipt and application of the proceeds thereof, including to an irrevocable deposit in respect of the redemption of preferred stock or the repayment of indebtedness with such proceeds, have Asset Coverage of at least 225%.
Actions on Other than business days
Unless otherwise provided herein or in the Articles of Incorporation (including the Supplement and any Appendix to the Articles of Incorporation), if the date for making any payment, performing any act or exercising any right is not a business day, such payment will be made, act performed or right exercised on the next succeeding business day, with the same force and effect as if made or done on the nominal date provided therefor, and, with respect to any payment so made, no dividends, interest or other amount will accrue for the period between such nominal date and the date of payment
Modification
To the extent permitted by applicable law and the Supplement, the Board, without the vote of the holders of preferred stock of any series, may interpret, supplement or amend the provisions of the Supplement or any Appendix to the Articles of Incorporation to supply any omission, resolve any inconsistency or ambiguity or cure, correct or supplement any defective or inconsistent provision, including any provision that becomes defective after the date of this Prospectus because of impossibility of performance or any provision that is inconsistent with any provision of any other outstanding series of our preferred stock.
All shares of preferred stock that we may issue will be identical and of equal rank except as to the particular terms thereof that may be fixed by the Board, and all shares of each series of preferred stock will be identical and of equal rank except as to the dates from which dividends or other distributions, if any, thereon will be cumulative. To the extent we issue preferred stock, the payment of distributions to holders of our preferred stock will take priority over payment of distributions to our common stockholders. We urge you to read the applicable prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to any preferred stock being offered, as well as the complete articles supplementary that contain the terms of the applicable series of preferred stock.

DESCRIPTION OF OUR SUBSCRIPTION RIGHTS
The following is a general description of the terms of the subscription rights we may issue from time to time. Particular terms of any subscription rights we offer will be described in the prospectus supplement relating to such subscription rights. We will not offer transferable subscription rights to our stockholders at a price equivalent to less than the then-current net asset value per share of common stock, taking into account underwriting commissions and discounts, unless we first file a post-effective amendment that is declared effective by the SEC with respect to such issuance. The 1940 Act also generally provides that the amount of voting securities that would result from the exercise of subscription rights, as well as warrants, options and any other rights, at the time of issuance may not exceed 25% of our outstanding voting securities.
We may issue subscription rights to our stockholders to purchase common stock. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with any subscription rights offering to our stockholders, we may enter into a standby underwriting, backstop or other arrangement with one or more persons pursuant to which such persons would purchase any offered securities remaining unsubscribed for after such subscription rights offering. In connection with a subscription rights offering to our stockholders, we would distribute certificates evidencing the subscription rights and a prospectus supplement to our stockholders on the record date that we set for receiving subscription rights in such subscription rights offering. Our common stockholders will indirectly bear all of the expenses incurred by us in connection with any subscription rights offerings, regardless of whether any common stockholder exercises any subscription rights.
A prospectus supplement will describe the particular terms of any subscription rights we may issue, including the following:
the period of time the offering would remain open (which shall be open a minimum number of days such that all record holders would be eligible to participate in the offering and shall not be open longer than 120 days);

•	the title and aggregate number of such subscription rights;

•	the exercise price for such subscription rights (or method of calculation thereof);

•	the currency or currencies, including composite currencies, in which the price of such subscription rights may be payable;

•
if applicable, the designation and terms of the securities with which the subscription rights are issued and the number of subscription rights issued with each such security or each principal amount of such security;

•	the ratio of the offering (which, in the case of transferable rights, will require a minimum of three shares to be held of record before a person is entitled to purchase an additional share);

•	the number of such subscription rights issued to each stockholder;

•	the extent to which such subscription rights are transferable and the market on which they may be traded if they are transferable;

•	the date on which the right to exercise such subscription rights shall commence, and the date on which such right shall expire (subject to any extension);

•	if applicable, the minimum or maximum number of subscription rights that may be exercised at one time;

•	the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities and the terms of such over-subscription privilege;
any termination right we may have in connection with such subscription rights offering;

•	the terms of any rights to redeem, or call such subscription rights;

•	information with respect to book-entry procedures, if any;

•	the terms of the securities issuable upon exercise of the subscription rights;

•	the material terms of any standby underwriting, backstop or other purchase arrangement that we may enter into in connection with the subscription rights offering;

•	if applicable, a discussion of certain U.S. federal income tax considerations applicable to the issuance or exercise of such subscription rights; and

•	any other terms of such subscription rights, including exercise, settlement and other procedures and limitations relating to the transfer and exercise of such subscription rights.
Each subscription right will entitle the holder of the subscription right to purchase for cash or other consideration such amount of shares of common stock at such subscription price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby. Subscription rights may be exercised as set forth in the prospectus supplement beginning on the date specified therein and continuing until the close of business on the expiration date for such subscription rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will become void.
Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement we will forward, as soon as practicable, the shares of common stock purchasable upon such exercise. If less than all of the rights represented by such subscription rights certificate are exercised, a new subscription certificate will be issued for the remaining rights. Prior to exercising their subscription rights, holders of subscription rights will not have any of the rights of holders of the securities purchasable upon such exercise. To the extent permissible under applicable law, we may determine to offer any unsubscribed offered securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, as set forth in the applicable prospectus supplement.

DESCRIPTION OF OUR WARRANTS
The following is a general description of the terms of the warrants we may issue from time to time. Particular terms of any warrants we offer will be described in the prospectus supplement relating to such warrants.
We may issue warrants to purchase shares of our common stock, preferred stock or debt securities. Such warrants may be issued independently or together with shares of common stock, preferred stock or debt securities and may be attached or separate from such securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.
A prospectus supplement will describe the particular terms of any series of warrants we may issue, including the following:

•	the title and aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•
in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at which and the currency or currencies, including composite currencies, in which this principal amount of debt securities may be purchased upon such exercise;

•
in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon exercise of one warrant and the price at which and the currency or currencies, including composite currencies, in which these shares may be purchased upon such exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right will expire (subject to any extension);

•	whether such warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	the terms of any rights to redeem, or call such warrants;

•	information with respect to book-entry procedures, if any;

•	the terms of the securities issuable upon exercise of the warrants;

•	if applicable, a discussion of certain U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.
We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

Each warrant will entitle the holder to purchase for cash such common stock or preferred stock at the exercise price or such principal amount of debt securities as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants offered thereby. Warrants may be exercised as set forth in the prospectus supplement beginning on the date specified therein and continuing until the close of business on the expiration date set forth in the prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.
Upon receipt of payment and a warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.
Prior to exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including, in the case of warrants to purchase debt securities, the right to receive principal, premium, if any, or interest payments, on the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture or, in the case of warrants to purchase common stock or preferred stock, the right to receive dividends or other distributions, if any, or payments upon our liquidation, dissolution or winding up or to exercise any voting rights.
Under the 1940 Act, we may generally only offer warrants provided that (a) the warrants expire by their terms within ten years, (b) the exercise or conversion price is not less than the current market value at the date of issuance, (c) our stockholders authorize the proposal to issue such warrants, and a majority of our directors who have no financial interest in the issuance and a majority of our independent directors approves such issuance on the basis that the issuance is in the best interests of us and our stockholders and (d) if the warrants are accompanied by other securities, the warrants are not separately transferable unless no class of such warrants and the securities accompanying them has been publicly distributed. The 1940 Act also provides that the amount of our voting securities that would result from the exercise of all outstanding warrants, as well as options and rights, at the time of issuance may not exceed 25% of our outstanding voting securities.

DESCRIPTION OF OUR DEBT SECURITIES
The Fund does not currently have any debt securities outstanding.
Our charter authorizes the issuance of debt securities or notes, with rights as determined by the Board, by action of the Board without the approval of our stockholders. To the extent the Board authorizes the issuance of any debt securities, the directors are also permitted to amend or supplement the Articles of Incorporation, as they deem appropriate. Any such amendment or supplement may set forth the rights, preferences, powers and privileges of such debt securities.
Under the 1940 Act, the Fund may only issue one class of senior securities representing indebtedness, which in the aggregate must have asset coverage immediately after the time of issuance of at least 300%. So long as debt securities are outstanding, additional debt securities must rank on a parity with debt securities with respect to the payment of interest and upon the distribution of the Fund’s assets.
A prospectus supplement relating to any debt securities will include specific terms relating to the offering. The terms to be stated in a prospectus supplement will include the following:

•	the form and title of the security;

•	the aggregate principal amount of the securities;

•	the interest rate of the securities;

•	whether the interest rate for the securities will be determined by auction or remarketing;

•	the maturity dates on which the principal of the securities will be payable;

•	the frequency with which auctions or remarketings, if any, will be held;

•	any changes to or additional events of default or covenants;

•	any minimum period prior to which the securities may not be called;

•	any optional or mandatory call or redemption provisions;

•	the credit rating of the debt securities;

•	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the issuance of the debt securities; and

•	any other terms of the securities
The applicable prospectus supplement will describe the interest payment provisions relating to debt securities. Interest on debt securities will be payable when due as described in the related prospectus supplement. If the Fund does not pay interest when due, it will trigger an event of default and the Fund will be restricted from declaring dividends and making other distributions with respect to its common stock and preferred stock.
Under the requirements of the 1940 Act, immediately after issuing any debt securities, the value of the Fund’s total assets, less certain ordinary course liabilities, must equal or exceed 300% of the amount of the debt securities outstanding. Other types of borrowings also may result in the Fund being subject to similar covenants in credit agreements.
Additionally, the 1940 Act requires that the Fund prohibit the declaration of any dividend or distribution (other than a dividend or distribution paid in the Fund’s common or preferred stock or in options, warrants or rights to subscribe for or purchase the Fund’s common or preferred stock) in respect of the Fund’s common or preferred stock, or call for redemption, redeem, purchase or otherwise acquire for consideration any such fund common or preferred stock, unless the Fund’s debt securities have asset coverage of at least 300% (200% in the case of a dividend or distribution on preferred stock) after deducting the amount of such dividend, distribution, or acquisition price, as the case may be. These 1940 Act requirements do not apply to any promissory note or other evidence of indebtedness issued in consideration of any loan, extension, or renewal thereof, made by a bank or other person and privately arranged, and not intended to be publicly distributed; however, any such borrowings may result in the Fund being subject to similar covenants in credit agreements. Moreover, the Indenture related to the debt securities could contain provisions more restrictive than those required by the 1940 Act, and any such provisions would be described in the related prospectus supplement.
Upon the occurrence and continuance of an event of default, the holders of a majority in principal amount of a series of outstanding debt securities or the Board will be able to declare the principal amount of that series of debt securities immediately due and payable upon written notice to the Fund. A default that relates only to one series of debt securities does not affect any other series and the holders of such other series of debt securities will not be entitled to receive notice of such a default under the Indenture. Upon an event of default relating to bankruptcy, insolvency or other similar laws, acceleration of maturity will occur automatically with respect to all series. At any time after a declaration of acceleration with respect to a series of debt securities has been made, and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of the outstanding debt securities of that series, by written notice to the Fund and the trustee, may rescind and annul the declaration of acceleration and its consequences if all events of default with respect to that series of debt securities, other than the non-payment
of the principal of that series of debt securities which has become due solely by such declaration of acceleration, have been cured or waived and other conditions have been met.
In the event of (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Fund or to the Fund’s creditors, as such, or to the Fund’s assets, or (b) any liquidation, dissolution or other winding up of the Fund, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (c) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Fund, then (after any payments with respect to any secured creditor of the Fund outstanding at such time) and in any such event the holders of debt securities shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all debt securities (including any interest accruing thereon after the commencement of any such case or proceeding), or provision shall be made for such payment in cash or cash equivalents or otherwise in a manner satisfactory to the holders of the debt securities, before the holders of any of the Fund’s common or preferred stock are entitled to receive any payment on account of any redemption proceeds, liquidation preference or dividends from such shares. The holders of debt securities shall be entitled to receive, for application to the payment thereof, any payment or distribution of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the Fund being subordinated to the payment of the debt securities, which may be payable or deliverable in respect of the debt securities in any such case, proceeding, dissolution, liquidation or other winding up event.
Unsecured creditors may include, without limitation, service providers including FS Global Advisor, auction agents, broker-dealers and the trustee, pursuant to the terms of various contracts with the Fund. Secured creditors may include, without limitation, parties entering into any interest rate swap, floor or cap transactions, or other similar transactions with the Fund that create liens, pledges, charges, security interests, security agreements or other encumbrances on the Fund’s assets.
A consolidation, reorganization or merger of the Fund with or into any other company, or a sale, lease or exchange of all or substantially all of the Fund’s assets in consideration for the issuance of equity securities of another company shall not be deemed to be a liquidation, dissolution or winding up of the Fund.
The debt securities will have no voting rights, except as mentioned below and to the extent required by law or as otherwise provided in the Indenture relating to the acceleration of maturity upon the occurrence and continuance of an event of default. In connection with the debt securities or certain other borrowings (if any), the 1940 Act does in certain circumstances grant to the note holders or lenders certain voting rights. The 1940 Act requires that provision is made either (i) that, if on the last business day of each of twelve consecutive calendar months such debt securities shall have an asset coverage of less than 100%, the holders of such debt securities voting as a class shall be entitled to elect at least a majority of the members of the Fund’s Directors, such voting right to continue until such debt securities shall have an asset coverage of 110% or more on the last business day of each of three consecutive calendar months, or (ii) that, if on the last business day of each of twenty-four consecutive calendar months such debt securities shall have an asset coverage of less than 100%, an event of default shall be deemed to have occurred. It is expected that, unless otherwise stated in the related prospectus supplement, provision will be made that, if on the last business day of each of twenty-four consecutive calendar months such debt securities shall have an asset coverage of less than 100%, an event of default shall be deemed to have occurred. These 1940 Act requirements do not apply to any promissory note or other evidence of indebtedness issued in consideration of any loan, extension, or renewal thereof, made by a bank or other person and privately arranged, and not intended to be publicly distributed; however, any such borrowings may result in the Fund being subject to similar covenants in credit agreements. As reflected above, the Indenture relating to the debt securities may also grant to the note holders voting rights relating to the acceleration of maturity upon the occurrence and continuance of an event of default, and any such rights would be described in the related prospectus supplement.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a general summary of the material U.S. federal income tax considerations applicable to us and to an investment in our shares of common stock. This summary does not purport to be a complete description of the income tax considerations applicable to an investment in any of our securities. For example, we have not described tax consequences that may be relevant to certain types of holders subject to special treatment under U.S. federal income tax laws, including stockholders subject to the alternative minimum tax, tax-exempt
organizations, insurance companies, dealers in securities, traders in securities that elect to mark-to-market
their securities holdings for tax purposes, pension plans and trusts, partnerships (including entities treated as partnerships for U.S. federal income tax purposes), and their partners, members and owners, persons whose functional currency (as defined in Section 985 of the Code) is not the U.S. dollar, and financial institutions. This summary assumes that investors hold our common stock as capital assets (within the meaning of the Code). The discussion is based upon the Code, U.S. Treasury Regulations and administrative and judicial interpretations, each as of the date of this Prospectus and all of which are subject to change, possibly retroactively, which could affect the continuing validity of this discussion. We have not sought and will not seek any ruling from the Internal Revenue Service (the “IRS”), regarding an offering. This summary does not discuss any aspects of U.S. estate or gift tax or foreign, state or local tax. It does not discuss the special treatment under U.S. federal income tax laws that could result if we invested in tax-exempt
securities or certain other investment assets.
A “U.S. stockholder” generally is a beneficial owner of shares of our common stock who is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation or other entity treated as a corporation, for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof;

•
a trust, if a court in the United States has primary supervision over its administration and one or more United States persons (as defined under the Code) have the authority to control all substantial decisions of the trust, or the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person; or

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source.
A
“Non-U.S.
stockholder” generally is a beneficial owner of shares of our common stock that is not a U.S. stockholder nor a partnership (or entity treated like a partnership for U.S. federal income tax purposes).
If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A prospective stockholder that is a partner in a partnership holding shares of our common stock should consult his, her or its tax advisers with respect to the purchase, ownership and disposition of shares of our common stock.
Tax matters are very complicated and the tax consequences to an investor of an investment in our shares will depend on the facts of his, her or its particular situation. We encourage investors to consult their own tax advisers regarding the specific consequences of such an investment, including tax reporting requirements, the applicability of federal, state, local and foreign tax laws, eligibility for the benefits of any applicable tax treaty and the effect of any possible changes in the tax laws.
Taxation in Connection with Holding Securities other than our Common Stock
We intend to describe in any prospectus supplement related to the offering of preferred stock, debt securities, warrants or rights offerings to purchase our common stock, the U.S. federal income tax considerations applicable to such securities as will be sold by us pursuant to that prospectus supplement, including, if applicable, the taxation of any debt securities that will be sold at an original issue discount.

Election to be Taxed as a RIC
We have elected, and intend to qualify annually, to be subject to tax as a RIC under Subchapter M of the Code. As a RIC, we generally will not be subject to pay corporate-level U.S. federal income taxes on any ordinary income or capital gains that we timely distribute each tax year as distributions for U.S. federal income tax purposes to our stockholders. To qualify for and maintain our qualification as a RIC, we must, among other things, meet certain source-of-income
and asset diversification requirements (as described below). In addition, in order to maintain RIC tax treatment, we must distribute to our stockholders, for each tax year, distributions treated as dividends for U.S. federal income tax purposes generally of an amount at least equal to 90% of our “investment company taxable income,” which is generally the sum of our net ordinary income plus the excess, if any, of realized net short-term capital gains over realized net long-term capital losses, determined without regard to any deduction for distributions paid, or the annual distribution requirement.
Taxation as a RIC
If we:

•	qualify as a RIC; and

•	satisfy the annual distribution requirement,
then we will not be subject to U.S. federal income tax on the portion of our income or capital gains we distribute (or are deemed to distribute) as distributions to our stockholders. We will be subject to U.S. federal income tax at the regular corporate rates on any income or capital gains not distributed (or deemed distributed) as distributions to our stockholders.
As a RIC, we will be subject to a 4% nondeductible federal excise tax on certain undistributed income unless we distribute amounts treated as dividends for U.S. federal income tax purposes in a timely manner to our stockholders generally of an amount at least equal to the sum of (1) 98% of our net ordinary income (taking into account certain deferrals and elections) for the calendar year, (2) 98.2% of our capital gain net income, which is the excess of capital gains in excess of capital losses, or “capital gain net income” (as adjusted for certain ordinary losses), for the one-year
period ending October 31 of that calendar year and (3) any net ordinary income and capital gain net income for the preceding years that were not distributed during such years and on which we paid no U.S. federal income tax, or the excise tax avoidance requirement. Any distribution treated as dividends for U.S. federal income tax purposes declared by us during October, November or December of any calendar year, payable to stockholders of record on a specified date in such a month and actually paid during January of the following calendar year, will be treated as if it had been paid by us, as well as received by our U.S. stockholders, on December 31 of the calendar year in which the distribution was declared. We generally will endeavor in each tax year to avoid incurring any material U.S. federal excise tax on our earnings.
We have previously incurred, and may incur in the future, such excise tax on a portion of our income and capital gains. While we intend to distribute income and capital gains to minimize exposure to the 4% excise tax, we may not be able to, or may choose not to, distribute amounts sufficient to avoid the imposition of the tax entirely. In that event, we generally will be liable for the excise tax only on the amount by which we do not meet the excise tax avoidance requirement. Under certain circumstances, however, we may, in our sole discretion, determine that it is in our best interests to retain a portion of our income or capital gains rather than distribute such amount as dividends and accordingly cause us to bear the excise tax burden associated therewith.
In order to qualify as a RIC for U.S. federal income tax purposes, we must, among other things:

•
derive in each tax year at least 90% of our gross income from dividends, interest, payments with respect to certain securities, loans, gains from the sale of stock or other securities, net income from certain “qualified publicly traded partnerships,” or other income derived with respect to our business of investing in such stock or other securities, or the 90% income test; and

diversify our holdings so that at the end of each quarter of the tax year:

•
at least 50% of the value of our assets consists of cash, cash equivalents, U.S. government securities, securities of other RICs, and other securities if such other securities of any one issuer do not represent more than 5% of the value of our assets or more than 10% of the outstanding voting securities of such issuer; and

•
no more than 25% of the value of our assets is invested in the securities, other than U.S. government securities or securities of other RICs, of one issuer, or of two or more issuers that are controlled, as determined under applicable Code rules, by us and that are engaged in the same or similar or related trades or businesses or of certain “qualified publicly traded partnerships,” or the diversification tests.

A RIC is limited in its ability to deduct expenses in excess of its investment company taxable income. If our deductible expenses in a given tax year exceed our investment company taxable income, we may incur a net operating loss for that tax year. However, a RIC is not permitted to carry forward net operating losses to subsequent tax years and such net operating losses do not pass through to its stockholders. In addition, deductible expenses can be used only to offset investment company taxable income, not net capital gain. A RIC may not use any net capital losses (that is, the excess of realized capital losses over realized capital gains) to offset its investment company taxable income, but may carry forward such net capital losses, and use them to offset future capital gains indefinitely. Due to these limits on deductibility of expenses and net capital losses, we may for tax purposes have aggregate taxable income for several tax years that we are required to distribute and that is taxable to our stockholders even if such taxable income is greater than the net income we actually earn during those tax years.
For U.S. federal income tax purposes, we may be required to recognize taxable income in circumstances in which we do not receive a corresponding payment in cash. For example, if we hold debt instruments that are treated under applicable tax rules as having original issue discount (such as debt instruments with PIK interest or, in certain cases, increasing interest rates or debt instruments that were issued with warrants), we must include in income each tax year a portion of the original issue discount that accrues over the life of the obligation, regardless of whether cash representing such income is received by us in the same tax year. We may also have to include in income other amounts that we have not yet received in cash, such as deferred loan origination fees that are paid after origination of the loan or are paid in non-cash
compensation such as warrants or stock. We anticipate that a portion of our income may constitute original issue discount or other income required to be included in taxable income prior to receipt of cash.
We invest a portion of our net assets in below investment grade instruments. Investments in these types of instruments may present special tax issues for us. U.S. federal income tax rules are not entirely clear about issues such as when we may cease to accrue interest, original issue discount or market discount, when and to what extent deductions may be taken for bad debts or worthless instruments, how payments received on obligations in default should be allocated between principal and income and whether exchanges of debt instruments in a bankruptcy or workout context are taxable. We will address these and other issues to the extent necessary in order to seek to ensure that we distribute sufficient income to avoid any material U.S. federal income or excise tax.
Because any original issue discount or other amounts accrued will be included in our investment company taxable income for the tax year of the accrual, we may be required to make a distribution to our stockholders in order to satisfy the annual distribution requirement, even though we will not have received any corresponding cash amount. As a result, we may have difficulty meeting the annual distribution requirement necessary to maintain RIC tax treatment under Subchapter M of the Code. We may have to sell or otherwise dispose of some of our investments at times and/or at prices we would not consider advantageous, raise additional debt or equity capital or forgo new investment opportunities for this purpose. If we are not able to obtain cash from other sources, we may fail to qualify for RIC tax treatment and thus become subject to corporate-level income tax.

Certain of our investment practices may be subject to special and complex U.S. federal income tax provisions that may, among other things, (1) treat dividends that would otherwise constitute qualified dividend income as non-qualified
dividend income, (2) treat dividends that would otherwise be eligible for the corporate dividends received deduction as ineligible for such treatment, (3) disallow, suspend or otherwise limit the allowance of certain losses or deductions, (4) convert lower-taxed long-term capital gain into higher-taxed short-term capital gain or ordinary income, (5) convert an ordinary loss or a deduction into a capital loss (the deductibility of which is more limited), (6) cause us to recognize income or gain without a corresponding receipt of cash, (7) adversely affect the time as to when a purchase or sale of stock or securities is deemed to occur, (8) adversely alter the characterization of certain complex financial transactions and (9) produce income that will not be qualifying income for purposes of the 90% income test.
Gain or loss realized by us from warrants acquired by us as well as any loss attributable to the lapse of such warrants generally will be treated as capital gain or loss. Such gain or loss generally will be long term or short term, depending on how long we held a particular warrant.
If we acquire the equity securities of certain
non-U.S.
entities classified as a corporation for U.S. federal income tax purposes that earn at least 75% of their annual gross income from passive sources (such as interest, dividends, rents, royalties or capital gain) or hold at least 50% of their total assets in investments producing such passive income, we could be subject to federal income tax and additional interest charges on “excess distributions” received from such passive foreign investment companies (“PFICs”) or gain from the sale of stock in such PFICs, even if all income or gain actually received by us is timely distributed to our stockholders. We would not be able to pass through to our stockholders any credit or deduction for such a tax. Certain elections may, if available, ameliorate these adverse tax consequences, but any such election could require us to recognize taxable income or gain without the concurrent receipt of cash. We intend to limit and/or manage our holdings in PFICs to minimize our liability for any such taxes and related interest charges.
If we hold greater than 10% of the interests treated as equity for U.S. federal income tax purposes in a foreign corporation that is treated as a controlled foreign corporation (“CFC”) we may be treated as receiving a deemed distribution (taxable as ordinary income) each taxable year from such foreign corporation in an amount equal to our pro rata share of the corporation’s income for such taxable year (including both ordinary earnings and capital gains), whether or not the corporation makes an actual distribution during such taxable year. We would be required to include the amount of a deemed distribution from a CFC when computing our investment company taxable income as well as in determining whether we satisfy the distribution requirements applicable to RICs, even to the extent the amount of our income deemed recognized from the CFC exceeds the amount of any actual distributions from the CFC and our proceeds from any sales or other dispositions of CFC stock during a taxable year. In general, a foreign corporation will be considered a CFC if greater than 50% of the shares of the corporation, measured by reference to combined voting power or value, is owned (directly, indirectly or by attribution) by U.S. Stockholders. A “U.S. Stockholder,” for this purpose, is any U.S. person that possesses (actually or constructively) 10% or more of the combined voting power or value of all classes of shares of a foreign corporation.
Under Treasury Regulations, certain income derived by us from a CFC or a PFIC with respect to which we have made a QEF election would generally constitute qualifying income for purposes of determining our ability to be subject to tax as a RIC if the CFC or the PFIC makes distributions of that income to us in the same year of the CFC in which we are treated as having received a deemed distribution of such income or if such deemed distribution is derived with respect to our business of investing in stock, securities or currencies. As such, we may be restricted in our ability to make QEF elections with respect to our holdings in issuers that could be treated as PFICs or implement certain restrictions with the respect to any issuers that could be treated as CFCs in order to limit our tax liability or maximize our after-tax
return from these investments.
Our functional currency, for U.S. federal income tax purposes, is the U.S. dollar. Under the Code, foreign exchange gains and losses realized by us in connection with certain transactions involving foreign currencies, or payables or receivables denominated in a foreign currency, as well as certain
non-U.S.
dollar denominated debt securities, certain foreign currency futures contracts, foreign currency option contracts, foreign currency forward contracts, and similar financial instruments are subject to Code provisions that generally treat such gains and losses as ordinary income and losses and may affect the amount, timing and character of distributions to our stockholders. Any such transactions that are not directly related to our investment in securities (possibly including speculative currency positions or currency derivatives not used for hedging purposes) also could, under future U.S. Treasury Regulations, produce income not among the types of “qualifying income” for purposes of the 90% income test.
Although we do not presently expect to do so, we are authorized to borrow funds and to sell or otherwise dispose of assets in order to satisfy distribution requirements. However, under the 1940 Act, we are not permitted to make distributions to our stockholders while our debt obligations and other senior securities are outstanding unless certain “asset coverage” tests are met. Moreover, our ability to sell or otherwise dispose of assets to meet the annual distribution requirement may be limited by (1) the illiquid nature of our portfolio and/or (2) other requirements relating to our status as a RIC, including the diversification tests. If we sell or otherwise dispose of assets in order to meet the annual distribution requirement or the excise tax avoidance requirement, we may make such dispositions at times that, from an investment standpoint, are not advantageous.
A portfolio company in which we invest may face financial difficulties that require us to work-out,
modify or otherwise restructure our investment in the portfolio company. Any such transaction could, depending upon the specific terms of the transaction, result in unusable capital losses and future non-cash
income. Any such transaction could also result in our receiving assets that give rise to non-qualifying
income for purposes of the 90% income test or otherwise would not count toward satisfying the diversification tests.
Some of the income that we might otherwise earn, such as fees for providing managerial assistance, certain fees earned with respect to our investments, income recognized in a work-out
or restructuring of a portfolio investment, or income recognized from an equity investment in an operating partnership, may not satisfy the 90% income test. To manage the risk that such income might disqualify us as a RIC for failure to satisfy the 90% income test, one or more subsidiary entities treated as U.S. corporations for entity-level income tax purposes may be employed to earn such income and (if applicable) hold the related asset. Such subsidiary entities will be required to pay entity-level income tax on their earnings, which ultimately will reduce the yield to our stockholders on such fees and income.
The remainder of this discussion assumes that we maintain our qualification as a RIC and have satisfied the annual distribution requirement.
Taxation of U.S. Stockholders
This subsection applies to U.S. stockholders, only. If you are not a U.S. stockholder, this subsection does not apply to you and you should refer to “Taxation of
Non-U.S.
Stockholders,” below.
Distributions by us, including distributions pursuant to our distribution reinvestment plan or where a stockholder can elect to receive cash or stock, generally are taxable to U.S. stockholders as ordinary income or capital gains. Distributions of our investment company taxable income (which is generally the sum of our net ordinary income plus the excess, if any, of realized net short-term capital gains over realized net long-term capital losses) will be taxable as ordinary income to U.S. stockholders to the extent of our current or accumulated earnings and profits, whether paid in cash or reinvested in additional common stock. To the extent such distributions paid by us to non-corporate
stockholders (including individuals) are attributable to dividends from U.S. corporations and certain qualified foreign corporations, such distributions, or qualifying dividends, may be eligible for a maximum tax rate of either 15% or 20%, depending on whether the stockholder’s income exceeds certain threshold amounts. In this regard, it is anticipated that distributions paid by us will generally not be attributable to dividends and, therefore, generally will not qualify for the preferential maximum rate applicable to qualifying dividends or for the corporate dividends received deduction. Distributions of our net capital gains (which is generally our realized net long-term capital gains in excess of realized net short-term capital losses) properly reported by us as “capital gain dividends” will be taxable to a U.S. stockholder as long-term capital gains that are currently generally taxable at a maximum rate of either 15% or 20% (depending on whether the stockholder’s income exceeds certain threshold amounts) in the case of individuals, trusts or estates, regardless of the U.S. stockholder’s holding period for his, her or its common stock and regardless of whether paid in cash or reinvested in additional common stock. Distributions in excess of our earnings and profits first will reduce a U.S. stockholder’s adjusted tax basis in such stockholder’s common stock and, after the adjusted basis is reduced to zero, will constitute capital gains to such U.S. stockholder.
If a U.S. stockholder receives distributions in the form of common stock pursuant to our distribution reinvestment plan, such stockholder generally will be subject to the same U.S. federal, state and local tax consequences as if it received distributions in cash. In that case, a stockholder will be treated as receiving a distribution generally of an amount equal to the fair market value of our shares of common stock. Any shares of common stock received in a distribution will have a holding period for tax purposes commencing on the day following the day on which the shares of our common stock are credited to the U.S. stockholder’s account.
We may in the future decide to retain some or all of our net capital gains but designate the retained amount as a “deemed distribution.” In that case, among other consequences, we will pay tax on the retained amount, each U.S. stockholder will be required to include his, her or its share of the deemed distribution in income as if it had been actually distributed to the U.S. stockholder, and the U.S. stockholder will be entitled to claim a credit equal to his, her or its allocable share of the tax paid thereon by us. The amount of the deemed distribution net of such tax will be added to the U.S. stockholder’s tax basis for his, her or its shares of common stock. Since we expect to pay tax on any retained capital gains at our regular corporate tax rate, and since that rate is in excess of the maximum rate currently payable by individuals on long-term capital gains, the amount of tax that individual stockholders will be treated as having paid and for which they will receive a credit will exceed the tax they owe on the retained net capital gain. Such excess generally may be claimed as a credit against the U.S. stockholder’s other U.S. federal income tax obligations or may be refunded to the extent it exceeds a stockholder’s liability for U.S. federal income tax. A stockholder that is not subject to U.S. federal income tax or otherwise required to file a U.S. federal income tax return would be required to file a U.S. federal income tax return on the appropriate form in order to claim a refund for the taxes we paid. In order to use the deemed distribution approach, we must provide written notice to our stockholders prior to the expiration of 60 days after the close of the relevant tax year. We cannot retain any portion of our investment company taxable income as a “deemed distribution.”
For purposes of determining (1) whether the annual distribution requirement is satisfied for any year and (2) the amount of distributions paid for that year, we may, under certain circumstances, elect to treat a distribution that is paid during the following tax year as if it had been paid during the tax year in question. If we make such an election, the U.S. stockholder will still be treated as receiving the distribution in the tax year in which the distribution is made. However, any distribution declared by us in October, November or December of any calendar year, payable to stockholders of record on a specified date in such a month and actually paid during January of the following calendar year, will be treated as if it had been received by our U.S. stockholders on December 31 of the calendar year in which the distribution was declared.
If an investor acquires shares of our common stock shortly before the record date of a distribution, the price of the shares will include the value of the distribution and the investor will be subject to tax on the distribution even though economically it may represent a return of his, her or its investment.
A stockholder generally will recognize taxable gain or loss if the stockholder sells or otherwise disposes of his, her or its shares of our common stock. The amount of gain or loss will be measured by the difference between such stockholder’s adjusted tax basis in the common stock sold and the amount of the proceeds received in exchange. Any gain arising from such sale or disposition generally will be treated as long-term capital gain or loss if the stockholder has held his, her or its shares for more than one year. Otherwise, it will be treated as short-

term capital gain or loss. However, any capital loss arising from the sale or disposition of shares of our common stock held for six months or less will be treated as long-term capital loss to the extent of the amount of capital gain dividends received, or undistributed capital gain deemed received, with respect to such shares. In addition, all or a portion of any loss recognized upon a disposition of shares of our common stock may be disallowed if other shares of our common stock are purchased (whether through reinvestment of distributions or otherwise) within 30 days before or after the disposition.
In general,
non-corporate
U.S. stockholders currently are generally subject to a maximum U.S. federal income tax rate of either 15% or 20% (depending on whether the stockholder’s income exceeds certain threshold amounts) on their net capital gain (
i.e.
, the excess of realized net long-term capital gains over realized net short-term capital losses), including any long-term capital gain derived from an investment in our shares. Such rate is lower than the maximum rate on ordinary income currently payable by individuals. An additional 3.8% Medicare tax is imposed on certain net investment income (including ordinary dividends and capital gain distributions received from us and net gains from redemptions or other taxable dispositions of our common stock) of U.S. individuals, estates and trusts to the extent that such person’s “modified adjusted gross income” (in the case of an individual) or “adjusted gross income” (in the case of an estate or trust) exceeds certain threshold amounts. Corporate U.S. stockholders currently are subject to U.S. federal income tax on net capital gain at the 21% rate also applied to ordinary income.
Non-corporate
stockholders with net capital losses for a year (
i.e.
, capital losses in excess of capital gains) generally may deduct up to $3,000 of such losses against their ordinary income each year; any net capital losses of a non-corporate
stockholder in excess of $3,000 generally may be carried forward and used in subsequent tax years as provided in the Code. Corporate stockholders generally may not deduct any net capital losses for any tax year but may carry back such losses for three tax years or carry forward such losses for five tax years.
Certain distributions reported by us as section 163(j) interest dividends may be treated as interest income by stockholders for purposes of the tax rules applicable to interest expense limitations under Code section 163(j). Such treatment by the stockholder is generally subject to holding period requirements and other potential limitations, although the holding period requirements are generally not applicable to dividends declared by money market funds and certain other funds that declare dividends daily and pay such dividends on a monthly or more frequent basis. The amount that we are eligible to report as a Section 163(j) dividend for a tax year is generally limited to the excess of our business interest income over the sum of our (i) business interest expense and (ii) other deductions properly allocable to our business interest income.
We (or if a U.S. stockholder holds shares through an intermediary, such intermediary) will send to each of our U.S. stockholders, as promptly as possible after the end of each calendar year, a notice detailing, on a per share and per distribution basis, the amounts includible in such U.S. stockholder’s taxable income for such year as ordinary income and as long-term capital gain. In addition, the federal tax status of each year’s distributions generally will be reported to the IRS (including the amount of distributions, if any, eligible for the preferential maximum rate). Distributions paid by us generally will not be eligible for the corporate dividends received deduction or the preferential tax rate applicable to qualifying dividends because our income generally will not consist of qualifying dividends. Distributions may also be subject to additional state, local and foreign taxes depending on a U.S. stockholder’s particular situation.
The Code requires reporting of adjusted cost basis information for covered securities, which generally include shares of a RIC acquired after January 1, 2012, to the IRS and to taxpayers. Stockholders should contact their financial intermediaries with respect to reporting of cost basis and available elections for their accounts.
Under U.S. Treasury Regulations, if a U.S. stockholder recognizes a loss with respect to our shares of $2 million or more in the case of an individual stockholder or $10 million or more in the case of a corporate stockholder in any single tax year (or a greater loss over a combination of tax years), such U.S. stockholder must file with the IRS a disclosure statement on Form 8886. Direct U.S. stockholders of portfolio securities are in many cases excepted from this reporting requirement, but under current guidance, U.S. stockholders of a RIC are not excepted. Future guidance may extend the current exception from this reporting requirement to stockholders of most or all RICs. The fact that a loss is reportable by a taxpayer under these U.S. Treasury Regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. U.S. stockholders should consult their tax advisers to determine the applicability of these U.S. Treasury Regulations in light of their individual circumstances.
We may be required to withhold U.S. federal income tax, or backup withholding, currently at a rate of 24%, from all distributions to any non-corporate
U.S. stockholder (1) who fails to furnish us with a correct taxpayer identification number or a certificate that such stockholder is exempt from backup withholding or (2) with respect to whom the IRS notifies us that such stockholder has failed to properly report certain interest and dividend income to the IRS and to respond to notices to that effect. An individual’s taxpayer identification number is his or her social security number. Any amount withheld under backup withholding is allowed as a credit against the U.S. stockholder’s U.S. federal income tax liability, provided that proper information is timely provided to the IRS.
Taxation of
Non-U.S.
Stockholders
This subsection applies to
non-U.S.
stockholders, only. If you are not a
non-U.S.
stockholder, this subsection does not apply to you and you should refer to “Taxation of U.S. Stockholders,” above.
Whether an investment in our shares is appropriate for a
Non-U.S.
stockholder will depend upon that person’s particular circumstances. An investment in our shares by a
Non-U.S.
stockholder may have adverse tax consequences.
Non-U.S.
stockholders should consult their tax advisers before investing in our common stock.
Subject to the discussion in “Foreign Account Tax Compliance Act,” below, distributions of our investment company taxable income made to
Non-U.S.
stockholders (including interest income and realized net short-term capital gains in excess of realized long-term capital losses, which generally would be free of withholding if paid to
Non-U.S.
stockholders directly) generally will be subject to withholding of U.S. federal tax at a 30% rate (or lower rate provided by an applicable treaty) to the extent of our current and accumulated earnings and profits unless an applicable exception applies. If the distributions are effectively connected with a U.S. trade or business of the
Non-U.S.
stockholder, we will not be required to withhold U.S. federal tax if the
Non-U.S.
stockholder complies with applicable certification and disclosure requirements, although the distributions will be subject to U.S. federal income tax at the rates applicable to U.S. persons. (Special certification requirements apply to a
Non-U.S.
stockholder that is a foreign partnership or a foreign trust, and such entities are urged to consult their own tax advisers.)
In addition, subject to the discussion in “Foreign Account Tax Compliance Act,” below, distributions of our investment company taxable income made to
Non-U.S.
stockholders will not be subject to U.S. withholding tax if (i) the distributions are properly reported in a notice timely delivered to
Non-U.S.
stockholders as “interest-related dividends” or “short-term capital gain dividends,” (ii) the distributions are derived from sources specified in the Code for such dividends and (iii) certain other requirements are satisfied. No assurance can be given as to whether any amount of our distributions will be eligible for this exemption from withholding or, if eligible, will be reported as such by us.
Subject to the discussion in “Foreign Account Tax Compliance Act,” below, actual or deemed distributions of our net capital gains to a
Non-U.S.
stockholder, and gains realized by a
Non-U.S.
stockholder upon the sale of our common stock, will not be subject to U.S. federal withholding tax and generally will not be subject to U.S. federal income tax unless (i) the distributions or gains, as the case may be, are effectively connected with a U.S. trade or business of the
Non-U.S.
stockholder and, if an income tax treaty applies, are attributable to a permanent establishment maintained by the
Non-U.S.
stockholder in the United States, or (ii) in the case of an individual stockholder, the stockholder is present in the United States for a period or periods aggregating 183 days or more during the year of the sale or the receipt of the distributions or gains and certain other conditions are met.

If we distribute our net capital gains in the form of deemed rather than actual distributions, a
Non-U.S.
stockholder will be entitled to a U.S. federal income tax credit or tax refund equal to the stockholder’s allocable share of the tax we pay on the capital gains deemed to have been distributed. In order to obtain the refund, the
Non-U.S.
stockholder must obtain a U.S. taxpayer identification number and file a U.S. federal income tax return even if the
Non-U.S.
stockholder would not otherwise be required to obtain a U.S. taxpayer identification number or file a U.S. federal income tax return.
For a corporate
Non-U.S.
stockholder, distributions (both actual and deemed) and gains realized upon the sale of our common stock that are effectively connected to a U.S. trade or business may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or at a lower rate if provided for by an applicable treaty).
A
Non-U.S.
stockholder who is a
non-resident
alien individual, and who is otherwise subject to U.S. federal withholding tax, may be subject to information reporting and backup withholding of U.S. federal income tax on dividends unless the
Non-U.S.
stockholder provides us or the dividend paying agent with a U.S. nonresident withholding tax certificate (e.g., an IRS Form
W-8BEN,
an IRS Form
W-8BEN-E
or an acceptable substitute form) or otherwise meets documentary evidence requirements for establishing that it is a
Non-U.S.
stockholder or otherwise establishes an exemption from backup withholding.
Non-U.S.
stockholders may also be subject to U.S. estate tax with respect to their investment in our common stock.
Non-U.S.
persons should consult their own tax advisers with respect to the U.S. federal income tax and withholding tax, and state, local and foreign tax consequences of an investment in the shares.
Foreign Account Tax Compliance Act
We are required to withhold U.S. tax (at a 30% rate) on payments of taxable dividends paid to certain
non-U.S.
entities that fail to comply (or be deemed compliant) with extensive reporting and withholding requirements designed to inform the U.S. Department of the Treasury of U.S.-owned foreign investment accounts. The information required to be reported includes the identity and taxpayer identification number of each account holder and transaction activity within the holder’s account. Stockholders may be requested to provide additional information to us to enable us to determine whether such withholding is required. We will not pay any additional amounts in respect of any amount withheld.
Failure to Qualify as a RIC
If we fail to satisfy the 90% income test or any diversification tests in any tax year, we may be eligible to avail ourselves of certain relief provisions under the Code if the failures are due to reasonable cause and not willful neglect, and if a penalty tax is paid with respect to each failure in satisfaction of the applicable requirements. Additionally, relief is provided for certain de minimis failures of the diversification tests where we correct a failure within a specified period. If the applicable relief provisions are not available or cannot be met, all of our income will be subject to U.S. federal corporate-level income tax as described below. We cannot provide assurance that we would qualify for any such relief should we fail either the 90% income test or any diversification test.
If we were unable to qualify for treatment as a RIC, we would be subject to tax on all of our taxable income at regular corporate rates, regardless of whether we make any distributions to our stockholders. Distributions would not be required, and any distributions would generally be taxable to our stockholders as ordinary dividend income. Subject to certain additional limitations in the Code, such distributions would be eligible for the preferential maximum rate applicable to individual stockholders with respect to qualifying dividends. Subject to certain limitations under the Code, corporate distributees would be eligible for the dividends-received deduction.

Distributions in excess of our current and accumulated earnings and profits would be treated first as a return of capital to the extent of the stockholder’s tax basis, and any remaining distributions would be treated as a capital gain. Moreover, if we fail to qualify as a RIC in any tax year, to qualify again to be subject to tax as a RIC in a subsequent tax year, we would be required to distribute our earnings and profits attributable to any of our non-RIC
tax years as dividends to our stockholders. In addition, if we fail to qualify as a RIC for a period greater than two consecutive tax years, to qualify as a RIC in a subsequent year we may be subject to regular corporate tax on any net built-in
gains with respect to certain of our assets (that is, the excess of the aggregate gains, including items of income, over aggregate losses that would have been realized with respect to such assets if we had sold the property at fair market value at the end of the tax year) that we elect to recognize on requalification or when recognized over the next five tax years.
State and Local Taxes
We may be subject to state or local taxes in jurisdictions in which we are deemed to be doing business. In those states or localities, our entity-level tax treatment and the treatment of distributions made to stockholders under those jurisdictions’ tax laws may differ from the treatment under the Code. Accordingly, an investment in our shares of common stock may have tax consequences for stockholders that are different from those of a direct investment in our portfolio investments. Stockholders are urged to consult their own tax advisers concerning state and local tax matters.

REGULATION
The information contained under “Note 1 to the Notes to Consolidated Financial Statements for the Financial Year Ended December 31, 2023” in our most recent Annual Report on Form
N-CSR
is incorporated by reference herein.

PLAN OF DISTRIBUTION
We may offer, from time to time, in one or more offerings or series, our common stock, preferred stock, debt securities, subscription rights to purchase shares of our common stock or warrants representing rights to purchase shares of our common stock, preferred stock or debt securities in one or more underwritten public offerings, at-the-market
offerings, negotiated transactions, block trades, best efforts offering or a combination of these methods. We may sell the securities through underwriters or dealers, directly to one or more purchasers, including existing stockholders in a rights offering, through agents or through a combination of any such methods of sale. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. A prospectus supplement or supplements will also describe the terms of the offering of the securities, including: the purchase price of the securities and the proceeds, if any, we will receive from the sale; any over-allotment options under which underwriters may purchase additional securities from us; any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation; the public offering price; any discounts or concessions allowed or re-allowed
or paid to dealers; and any securities exchange or market on which the securities may be listed. Only underwriters named in the prospectus supplement will be underwriters of the securities offered by the prospectus supplement.
The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at prevailing market prices at the time of sale, at prices related to such prevailing market prices, or at negotiated prices, provided, however, that the offering price per share of our common stock, less any underwriting commissions or discounts, must equal or exceed the net asset value per share of our common stock at the time of the offering except (1) in connection with a rights offering to our existing stockholders, (2) offerings completed within one year of the receipt of consent of the majority of our common stockholders or (3) under such circumstances as the SEC may permit. The price at which securities may be distributed may represent a discount from prevailing market prices.
In connection with the sale of the securities, underwriters or agents may receive compensation from us or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Our common stockholders will indirectly bear such fees and expenses as well as any other fees and expenses incurred by us in connection with any sale of securities. Underwriters may sell the securities to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act, and any discounts and commissions they receive from us, and any profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified and any such compensation received from us will be described in the applicable prospectus supplement. The maximum aggregate commission or discount to be received by any member of FINRA or independent broker-dealer will not be greater than 8% of the gross proceeds of the sale of securities offered pursuant to this Prospectus and any applicable prospectus supplement. We may also reimburse the underwriter or agent for certain fees and legal expenses incurred by it.
Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters that are qualified market makers on the NYSE may engage in passive market making transactions in our common stock on the NYSE in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of shares of our common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.
We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.
Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no trading market, other than our common stock, which is traded on the NYSE. We may elect to list any other class or series of securities on any exchanges, but we are not obligated to do so. We cannot guarantee the liquidity of the trading markets for any securities.
Under agreements that we may enter, underwriters, dealers and agents who participate in the distribution of shares of our securities may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of business.
If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase our securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of our securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts. Such contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts.
We may enter into derivative transactions with third parties, or sell securities not covered by this Prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this Prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this Prospectus, will be identified in the applicable prospectus supplement.
In order to comply with the securities laws of certain states, if applicable, our securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers.

CUSTODIAN, TRANSFER AND DISTRIBUTION PAYING AGENT AND REGISTRAR
Our securities are held under a custody agreement by State Street Bank and Trust Company. The address of the custodian is: One Congress Street, Boston, Massachusetts 02114. SS&C GIDS, Inc. acts as our transfer agent, distribution paying agent and registrar for our common stock. The principal business address of SS&C GIDS, Inc. is 801 Pennsylvania Avenue, Suite 219095, Kansas City, Missouri 64104; telephone number:
(877) 628-8575.
BROKERAGE ALLOCATION AND OTHER PRACTICES
Since we intend to generally acquire and dispose of our investments in privately negotiated transactions, we expect to use brokers in the normal course of our business infrequently. Subject to policies established by the Board, FS Global Advisor is primarily responsible for the execution of the publicly-traded securities portion of our portfolio transactions and the allocation of brokerage commissions. FS Global Advisor does not execute transactions through any particular broker or dealer but seeks to obtain the best net results for us, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of the transaction, difficulty of execution and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities. While FS Global Advisor will generally seek reasonably competitive trade execution costs, we will not necessarily pay the lowest spread or commission available. Subject to applicable legal requirements, FS Global Advisor may select a broker based partly upon brokerage or research services provided to it and us and any other clients. In return for such services, we may pay a higher commission than other brokers would charge if FS Global Advisor determines in good faith that such commission is reasonable in relation to the services provided.
LEGAL MATTERS
Certain legal matters regarding the securities offered hereby have been passed upon for us by Dechert LLP, Philadelphia, Pennsylvania, and certain matters with respect to Maryland law have been passed upon by Miles & Stockbridge P.C., Baltimore, Maryland. Certain legal matters in connection with the offering will be passed upon for the underwriters, if any, by the counsel named in the prospectus supplement.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The consolidated financial statements of the Fund as of December 31, 2023 and 2022, and for each of the three years in the period ended December 31, 2023, incorporated by reference in this Prospectus, have been audited by Ernst & Young LLP, an independent registered public accounting firm, located at One Commerce Square, Suite 700, 2005 Market Street, Philadelphia, Pennsylvania 19103, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

INCORPORATION BY REFERENCE
This Prospectus is part of a registration statement that we have filed with the SEC. The information incorporated by reference is considered to comprise a part of this Prospectus from the date we file that document. Any reports filed by us with the SEC before the date that any offering of any securities by means of this Prospectus and any accompanying prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this Prospectus or incorporated by reference in this Prospectus.
We incorporate by reference into this Prospectus our filings listed below and any future filings that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus until all of the securities offered by this Prospectus and any accompanying prospectus supplement have been sold or we otherwise terminate the offering of those securities. Information that we file with the SEC subsequent to the date of this Prospectus will automatically update and may supersede information in this Prospectus, any accompanying prospectus supplement, and other information previously filed with the SEC.
This Prospectus incorporates by reference the documents set forth below that have previously been filed with the SEC:

•	our Annual Report on Form N-CSR for the fiscal year ended December 31, 2023, filed with the SEC on February 29, 2024;

•	our Semi-Annual Report on Form N-CSRS for the fiscal period ended June 30, 2024, filed with the SEC on August 22, 2024;

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on May 17, 2024;

•
The description of our common stock referenced in our Registration Statement on Form 8-A (No.
001-41553),
as filed with the SEC on November 11, 2022, including any amendment or report filed for the purpose of updating such description prior to the termination of the offering of the common stock registered hereby; and

•	our Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on May 16, 2024, July 8, 2024 and September 25, 2024.
To obtain copies of these filings, see “Available Information.”
AVAILABLE INFORMATION
We file with or submit to the SEC annual and semi-annual reports, proxy statements and other information meeting the informational requirements of the Exchange Act. This information, including documents that have been or may be incorporated by reference in this Prospectus or an accompanying prospectus supplement, is available free of charge by calling us collect at (215)
495-1150
or on our website at
https://fsinvestments.com/investments/fs-credit-opportunities-corp/
. Information contained on our website is not incorporated by reference into this Prospectus or any supplements to this Prospectus, and you should not consider that information to be part of this Prospectus or any supplements to this Prospectus. The SEC maintains an Internet website that contains reports, proxy and information statements and other information filed electronically by us with the SEC which are available free of charge on the SEC’s Internet website at http://www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by sending a request by email to: publicinfo@sec.gov.

Appendix A

5% Beneficial Share Ownership

To the knowledge of the Company, as of December 31, 2024, the following persons beneficially owned more than 5% of the Company’s outstanding Preferred Shares.

Title of Class	Name and Address of Beneficial Owner	Aggregate Share Amount Beneficially Owned	Percent
Preferred	MassMutual Life Insurance Company 1295 State Street Springfield, MA 01111-0001	85,000	21.25%

Preferred	Thrivent Financial for Lutherans 901 Marquette Avenue, Suite 2500 Minneapolis, MN 55402	60,000	15.0%

Preferred	Kuvare Insurance Services LP Kuvare Insurance Services LLC 115 Broadway, Suite 1302 New York, NY 10006	50,000	12.5%

Preferred	MassMutual Ascend Life Insurance Company 191 Rosa Parks Street Cincinnati, OH 45202	30,000	7.5%

Preferred	Canada Life Assurance Company 330 University Ave. Toronto, ON M5G 1R8	30,000	7.5%

Preferred	RGA Reinsurance Company 16600 Swingley Ridge Road Chesterfield, MO 63017	25,000	6.25%

Preferred	Athene Annuity and Life Company 7700 Mills Civic Parkway West Des Moines, IA, 50266	25,000	6.25%

Preferred	Minnesota Life Insurance Company 400 Robert Street North, St. Paul, MN 55101-2098 Attn: Securian Asset Management, Inc.	25,000	6.25%

Preferred	The Guardian Life Insurance Company of America 10 Hudson Yards New York, NY 10001	25,000	6.25%

Preferred	Northwestern Mutual 720 E. Wisconsin Avenue Milwaukee, WI 53202	25,000	6.25%

A-1

Common Stock

Preferred Stock

Warrants

Subscription Rights

Debt Securities

PROSPECTUS

January 14, 2024